As filed with the Securities and Exchange Commission on September 16, 2010

Registration No. 333-165884

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2

TO

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DARA BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	04-3216862
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

8601 Six Forks Road, Suite 160

Raleigh, NC 27615

(919) 872-5578

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Richard A. Franco

President and Chief Executive Officer

DARA BioSciences, Inc.

8601 Six Forks Road, Suite 160

Raleigh, NC 27615

(919) 872-5578

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Please send copies of all communications to:

Mark R. Busch

K&L Gates LLP

214 North Tryon Street, Suite 4700

Charlotte, NC 28202

(704) 331-7440

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated file, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☐                 Accelerated filer  ☐                 Non-accelerated filer  ☐                 Smaller reporting company  ☑

(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to Completion, Dated

Shares of Series A Preferred Stock

(and          Shares of Common Stock underlying the Series A Preferred Stock)

Warrants

(and          Shares of Common Stock underlying the Warrants)

We are offering up to          units for $         per unit, with each unit consisting of (1) one share of Series A convertible preferred stock which is convertible into shares of common stock at a conversion price of $        , (2) a Series A Warrant to purchase          shares of common stock and (3) a Series B Warrant to purchase          shares of common stock.

For a more detailed description of the Series A preferred stock, see the section entitled “Description of Series A Preferred Stock” beginning on page 14 of this prospectus. For a more detailed description of the warrants, see the section entitled “Description of Warrants” beginning on page 15 of this prospectus. For a more detailed description of our common stock, see the section entitled “Description of Common Stock” beginning on page 14 of this prospectus.

Our common stock is quoted on the NASDAQ Capital Market under the symbol “DARA.” The last reported sale price of our common stock on          was $         per share.

We have retained Ladenburg Thalmann & Co. Inc. and C. K. Cooper & Company, Inc. (the “Underwriters”) to act as underwriters in connection with this offering on a firm commitment basis. See “Underwriting” beginning on page 16 of this prospectus for more information regarding this arrangement.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus for more information.

	Per Unit	Total
Public offering price	$	$
Underwriter fees	$	$
Proceeds, before expenses, to us	$	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

LADENBURG THALMANN & CO. INC.

The date of this prospectus is         .

Cautionary Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements that are based on current expectations, estimates, forecasts and projections regarding management’s beliefs and assumptions about the industry in which we operate. Such statements include, in particular, statements about our plans, strategies and prospects under the headings “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” When used in this prospectus, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would,” and similar expressions identify forward-looking statements.

Forward-looking statements are not a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause actual outcomes and results to differ materially from what is expressed or forecasted in such forward-looking statements.

Except as required by applicable law, we assume no obligation to update any forward-looking statements publicly or to update the reasons why actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

In this prospectus, we refer to information regarding potential markets for our drug candidates and other industry data. We believe that all such information has been obtained from reliable sources that are customarily relied upon by companies in our industry. However, we have not independently verified any such information.

Prospectus Summary

This summary highlights information about our Company and this offering contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. You should read this entire prospectus carefully, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus, before making an investment decision. In this prospectus, unless otherwise specified or the context otherwise requires, the terms “we,” “us,” “our,” “the Company,” or “ours” refer to DARA BioSciences, Inc. and its consolidated subsidiaries.

About DARA BioSciences, Inc.

DARA BioSciences, Inc. is and has been since our incorporation in 2002 a Raleigh, North Carolina based biopharmaceutical company that acquires promising therapeutic candidates and develops them through proof of concept in humans for subsequent sale or out-licensing to larger pharmaceutical companies. Presently we have two drug candidates with cleared IND (Investigational New Drug) Applications from the United States FDA. We have a pipeline of diverse drug candidates at various stages of development, with 82 granted patents and 50 pending applications (US and foreign). The first drug candidate, KRN5500, has successfully completed a Phase 2 clinical trial treating cancer patients for neuropathic pain. KRN5500 met its primary endpoint and was statistically significantly (p=0.03) better than placebo. Our subsidiary, DARA Therapeutics, Inc., recently entered into an agreement with the National Cancer Institute, an agency of the U.S. Government, for the further clinical development of KRN5500. A Phase 2b clinical trial is planned to start during the first half of 2011.

The second drug candidate, DB959, is a highly selective, non-thiazolidinedione (TZD), first-in-class dual PPAR (peroxisome proliferator activated receptor) delta/gamma agonist in development for type 2 diabetes. A phase 1 clinical trial for DB959 is underway and we plan to announce results in the second half of 2010. In addition, we own or have rights to CPT-1 inhibitors intended for topical application for patients with psoriasis, a library of

DPPIV inhibitors and a diverse library of approximately 1800 PPAR agonists of various molecular modalities. PPAR receptors are found throughout the human body and recent publications report that PPAR agonists may be useful in the treatment of Alzheimer’s disease, cystic fibrosis, liver disease, and a variety of autoimmune diseases. Because its diverse PPAR library has the potential to address the unmet medical needs of these diseases, the Company plans to explore several of these indications.

As a result of our business and operating model, our management team can effectively and efficiently advance product candidates through clinical development, potentially yielding commercially and medically attractive therapeutics. Our strategy is designed to meet the needs of midsize and large pharmaceutical and biotechnology companies to fill their product pipelines. The development and liquidity strategy for product candidates varies according to market conditions, stage of development, and competitive market dynamics.

To best manage our risks, we utilize a stringent due diligence process anchored by knowledge of a drug or technology candidate’s attributes that will most likely yield commercial success. Our due diligence, development, and commercial expertise help us identify drug candidates to pursue. We then conduct focused research to improve the probability of clinical and commercial success.

Corporate Information

Our executive offices are located at 8601 Six Forks Road, Suite 160, Raleigh, North Carolina 27615, and our telephone number is 919.872.5578. Our Internet address is www.darabiosciences.com. The information on our website is not incorporated by reference into this prospectus, and you should not consider it part of this prospectus.

Reverse Stock Split

On May 12, 2010, we effected a reverse stock split of our common stock. Pursuant to this reverse stock split, each 16 shares of our common stock issued and outstanding immediately prior to the reverse stock split were converted into one share of our common stock. All share or per share information included in this prospectus, including the Consolidated Financial Statements and Notes to Consolidated Financial Statements beginning on page F-3, has been retroactively restated to effect the reverse stock split.

The Offering

Our common stock is traded on the NASDAQ Capital Market under the symbol “DARA.” On         , the last sale price of our common stock as reported on the NASDAQ Capital Market was $         per share.

Issuer	DARA BioSciences, Inc.

Units offered

Unit Price	$ per unit

Conversion Price	$

Shares of common stock underlying shares of Series A preferred stock included in units	Based on an assumed conversion price of $ per share shares ( shares if the Underwriter’s over-allotment option is exercised in full)

Series A Warrants included in units	( if the Underwriter’s over-allotment option is exercised in full)

Series B Warrants included in units	( if the Underwriter’s over-allotment option is exercised in full)

Series A Warrant terms	Each unit includes a Series A Warrant to purchase shares of common stock which equals % of the shares of common stock underlying each share of Series A preferred stock. Series A Warrants will entitle the holder to purchase shares of common stock for an exercise price equal to $ . Series A Warrants are exercisable immediately after the date of issuance and expire five years after the date of issuance. We may force the exercise of all the Series A Warrants if our common stock trades at 200% of the exercise price for any 20 of 30 consecutive trading days. See the section entitled “Description of Warrants” beginning on page 15 of this prospectus.

Series B Warrant terms	Each unit includes a Series B Warrant to purchase shares of common stock which equals % of the shares of common stock underlying each share of Series A preferred stock. Series B Warrants will entitle the holder to purchase shares of common stock for an exercise price equal to $ . Series B Warrants are exercisable immediately after the date of issuance and expire one year after the date of issuance.

Shares of common stock outstanding before this offering	Approximately 3,063,337 shares

Common stock to be outstanding after this offering including shares of common stock underlying shares of Series A preferred stock included in units	Based on an assumed conversion price of $ per share, which was the last reported sale price for our common stock on , approximately shares (approximately shares if the Underwriter’s over-allotment option is exercised in full)

Use of proceeds	We estimate that the net proceeds to us from this offering will be approximately $ million (or approximately $ million if the Underwriter’s over-allotment option is exercised in full). We intend to use the net proceeds from this offering to fund the development of our KRN5500 and DB959 programs and for working capital and general corporate purposes. See “Use of Proceeds.”

Dividend policy	We have never paid cash dividends and do not intend to do so.

Risk factors	You should carefully read and consider the information set forth under “Risk Factors,” together with all of the other information set forth in this prospectus, before deciding to invest in shares of our common stock.

The number of shares of common stock outstanding before and after the offering is based on 3,063,337 shares outstanding as of          and excludes:

•	1,027,226 shares of common stock issuable upon the exercise of warrants with a weighted average exercise price of $13.43 per share;

•	145,098 shares of common stock issuable upon the exercise of options with a weighted average exercise price of $14.64 per share;

•	357,812 shares of common stock reserved for future grants and awards under our equity incentive plans; and

•	shares of common stock issuable upon exercise of warrants to be issued in connection with this offering.

Except as otherwise indicated herein, all information in this prospectus, including the number of shares that will be outstanding after this offering, assumes or gives effect to:

•	no exercise of options or warrants outstanding on the date of this prospectus, except as specifically set forth herein; and

•	no exercise of the underwriters’ over-allotment option.

Risk Factors

You should carefully consider the risks described below before making an investment decision. You should also refer to the other information in this prospectus, including our financial statements and the related notes incorporated by reference. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business, results of operations and financial condition could suffer. In that event the trading price of our common stock could decline, and you may lose all or part of your investment in the units if the conversion price or exercise price is in excess of the trading price of our common stock. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements.

As a new investor, you will incur substantial dilution as a result of this offering and future equity issuances, and as result, our stock price could decline.

The assumed Series A conversion price is substantially higher than the net tangible book value per share of our outstanding common stock. As a result, based on our capitalization as of June 30, 2010 and assuming the conversion of all the shares of Series A preferred stock sold in the offering, investors in this offering will incur immediate dilution of $         per share of common stock purchased, based on a Series A conversion price of $         per unit, which is an assumed offering price based on the last reported sale price for our common stock on         , without giving effect to the potential exercise of warrants offered by this prospectus. In addition to this offering, subject to market conditions and other factors, it is likely that we will pursue additional capital to finance our operations and to fund clinical trials, regulatory submissions and the development, manufacture and marketing of other products under development and new product opportunities. Accordingly, we may conduct substantial future offerings of equity or debt securities. The exercise of outstanding options and warrants and future equity issuances, including future public offerings of future private placements of equity securities and any additional shares issued in connection with acquisitions, will result in dilution to investors. In addition, the market price of our common stock could fall as a result of resales of any of these shares of common stock to an increased number of shares available for sale in the market.

There is no public market for the Series A preferred stock and warrants to purchase common stock in this offering.

There is no established public trading market for the Series A preferred stock and warrants being sold in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing the Series A preferred stock or warrants on any securities exchange. Without an active market, the liquidity of these securities will be limited.

Our stock price could be volatile and our trading volume may fluctuate substantially.

The price of our common stock has been and may in the future continue to be extremely volatile, with the sale price fluctuating from a low of $2.22 to a high of $120.00 since February 13, 2008, the first day our stock was traded on the NASDAQ Capital Market after our February 2008 reverse merger transaction. Many factors could have a significant impact on the future price of our common stock, including:

•	our inability to raise additional capital to fund our operations, whether through the issuance of equity securities or debt;

•	changes in our intellectual property portfolio or developments or disputes concerning the proprietary rights of our product candidates;

•	issuance of new or changed securities analysts’ reports or recommendations;

•	our ability to consummate a strategic transaction to ensure the continued funding of our operations, including corporate collaborations, merger and acquisition activities and consolidations;

•	our ability to identify and acquire potential drug candidates to sustain our drug pipeline portfolio;

•	our ability to obtain component materials and successfully enter into and maintain manufacturing relationships for our product candidates;

•	progress or results of any of our clinical trials;

•	progress of regulatory approval of our product candidates and compliance with ongoing regulatory requirements;

•	market acceptance of our product candidates;

•	technological innovations, new commercial products or drug discovery efforts and preclinical and clinical activities by us or our competitors;

•	changes in government regulations;

•	general economic conditions and other external factors;

•	actual or anticipated fluctuations in our quarterly financial and operating results;

•	the degree of trading liquidity in our common stock; and

•	our ability to meet the minimum standards required for remaining listed on the NASDAQ Capital Market.

In addition, the stock market has from time to time experienced extreme price and volume fluctuations which may be unrelated to the operating performance of particular companies. For the three-month period ended June 30, 2010, the daily trading volume for shares of our common stock ranged from 3,236 to 270,156 shares traded per day, and the average daily trading volume during such three-month period was 28,986 shares traded per day. Accordingly, our investors who wish to dispose of their shares of common stock on any given trading day may not be able to do so or may be able to dispose of only a portion of their shares of common stock.

Our limited operating history may make it difficult to evaluate our business to date and our future viability.

We are in the early stage of operations and development and have only a limited operating history on which to base an evaluation of our current business and prospects. In addition, our operations and development are subject to all of the risks inherent in the growth of an early stage company. We will be subject to the risks inherent in the ownership and operation of a company with a limited operating history such as regulatory setbacks and delays, fluctuations in expenses, competition, the general strength of regional and national economies and governmental regulation. Any failure to successfully address these risks and uncertainties could seriously harm our business and prospects. We may not succeed given the technological, marketing, strategic and competitive challenges we face. The likelihood of our success must be considered in light of the expenses, difficulties, complications, problems and delays frequently encountered in connection with the growth of a new business, the continuing development of new drug development technology and the competitive and regulatory environment in which we operate or may choose to operate in the future.

Our drug candidates are at early stages of development, and we may not successfully develop a drug candidate that becomes a commercially viable drug.

The drug discovery and development process is highly uncertain, and we have not developed, and may never develop, a drug candidate that ultimately leads to a commercially viable drug. Our most advanced drug candidates are in the early stages of development, and we do not have any drugs approved for commercial sale. Before a drug product is approved by the FDA for commercial marketing, it is tested for safety and effectiveness in clinical trials that can take up to six years or longer. Promising results in preclinical development or clinical trials may not be predictive of results obtained in later clinical trials. A number of pharmaceutical companies have experienced significant setbacks in advanced clinical trials, even after obtaining promising results in earlier preclinical and clinical trials. At any time, the FDA may place a clinical trial on clinical hold, or temporarily or permanently stop the trial, for a variety of reasons, principally for safety concerns. We or our collaborators may experience numerous unforeseen events during, or as a result of, the clinical development process that could delay or prevent our drug candidates from being successfully commercialized, including:

•	Failure to achieve clinical trial results that indicate a candidate is effective in treating a specified condition or illness in humans;

•	Safety issues, including the presence of harmful side effects;

•	Determination by the FDA that the submitted data do not satisfy the criteria for approval;

•	Lack of commercial viability of the drug;

•	Failure to acquire, on reasonable terms, intellectual property rights necessary for commercialization; and

•	Existence of therapeutics that are more effective.

We expect to continue to incur losses.

We have incurred losses since inception and expect to continue to incur losses for the foreseeable future. Our losses are likely to be primarily attributable to personnel costs, working capital costs, research and development costs, and marketing costs. We may never achieve sustained profitability.

We will need additional financing.

We will need additional financing to maintain and expand our business, and such financing may not be available on favorable terms, if at all. We intend to finance our business, in part, through the private placement and public offering of equity and debt securities. We have historically financed our operations primarily from proceeds of registered direct offerings and private placements of equity securities and the sale of securities we acquired through investments made in other companies. In the event that we raise additional equity capital, investors’ interests in the Company will be diluted and investors may suffer dilution in their net book value per share depending on the price at which such securities are sold. If we issue any such additional equity securities, such issuances also will cause a reduction in the proportionate ownership and voting power of all other stockholders. Further, any such issuance may result in a change in control.

When we need additional financing, we cannot provide assurance that it will be available on favorable terms, if at all. If we need funds and cannot raise them on acceptable terms, we may not be able to:

•	continue the development of our two active drug development programs;

•	resume development of any of our currently delayed drug development programs;

•	successfully out-license or otherwise monetize any of our programs; or

•	continue operations.

Our stock price could be volatile and our trading volume may fluctuate substantially.

The price of our common stock has been and may continue to be extremely volatile. Many factors could have a significant impact on the future price of our common stock, including:

•	our inability to raise additional capital to fund our operations, whether through the issuance of equity securities or debt;

•	our failure to successfully advance the development of our programs or otherwise implement our business objectives;

•	changes in our intellectual property portfolio or developments or disputes concerning the proprietary rights of our product candidates;

•	issuance of new or changed securities analysts’ reports or recommendations;

•	the degree of trading liquidity in our common stock; and

•	our ability to meet the minimum standards required for remaining listed on the NASDAQ Capital Market.

Our business depends on collaborative arrangements.

Our strategy requires us to enter into licenses or other alliances and also to make dispositions of products that have reached a certain level of clinical development. We may be unable to identify profitable applications for our product candidates or demonstrate the potential benefits of such candidates, and we are unable to predict whether our product candidates will be accepted by potential licensing partners or purchasers. We may not be able to continue licensing or other partnering arrangements, and any such arrangements, even if completed successfully, may not be on terms favorable to us, may not perform as expected, may result in unexpected liabilities and may never contribute significant revenues or cash flow. We depend to a significant extent on the expertise of and dedication of sufficient resources by our licensors, licensees and corporate partners to develop and commercialize products. Each individual licensor, licensee or corporate partner will control the amount and timing of resources devoted by it to these activities. Moreover, the success of any such licenses or other alliances depends in part upon such partners’ own marketing and strategic considerations, including the relative advantages of alternative products and technologies being developed or marketed by such partners. Corporate partners may pursue alternative technologies or develop products that are competitive with our products. If any such partners are unsuccessful in developing or commercializing our product candidates, our business, financial condition and results of operations could be materially and adversely affected. Disputes may arise between us and one or more of our collaborative partners regarding their respective rights and obligations under collaborative arrangements. In such an event, we may be required to initiate or defend expensive litigation or arbitration proceedings or to seek and attempt to reach agreement with another collaborative partner. We may not be able to resolve successfully a dispute with a collaborative partner or to enter into a satisfactory arrangement with a replacement collaborative partner.

Our success depends on our ability to retain our managerial personnel and to attract additional personnel.

Our success depends largely on our ability to attract and retain managerial personnel. Competition for desirable personnel is intense, and there can be no assurance that we will be able to attract and retain the necessary staff.

We currently have five full-time employees. The loss of one or more members of managerial or scientific staff could have a material adverse effect on our future operations and on successful development of products for our target markets. The failure to maintain management, particularly our President and Chief Executive Officer, and to attract additional key personnel could materially adversely affect our business, financial condition and results of operations.

Competition from other pharmaceutical companies, biotechnology companies and other research and academic institutions is intense and expected to increase.

Competition from other pharmaceutical companies, biotechnology companies and other research and academic institutions is intense and expected to increase. Many of these companies have substantially greater financial and other resources and development capabilities than we have and have substantially greater experience in undertaking pre-clinical and clinical testing of products. In addition to competing with universities and other research institutions in the development of products, technologies and processes, we compete with other companies in acquiring rights to products or technologies from universities and other research institutions. There can be no assurance that we can develop products that are more effective or achieve greater market acceptance than competitive products, or that our competitors will not succeed in developing products and technologies that are more effective than those being developed by us that would render our products and technologies less competitive or obsolete.

The success of our business depends on our ability to develop and protect our intellectual property rights, which could be expensive.

Our success depends to a significant extent on our ability to obtain patent protection on technologies and products and preserve trade secrets and to operate without infringing the proprietary rights of others. There can be no assurance that any patent applications or patents we are able to license will afford any competitive advantages or will not be challenged or circumvented by third parties. Furthermore, there can be no assurance that others will not independently develop similar technologies or duplicate any technology developed by us. Because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that before any of our potential products can be commercialized, any related patent may expire, or remain in existence for only a short period following commercialization, thus reducing any advantage of the patent.

We also rely on trademarks, copyrights, trade secrets and know-how to develop, maintain and strengthen our competitive positions. While we take steps to protect our proprietary rights to the extent possible, there can be no assurance that third parties will not know, discover or develop independently equivalent proprietary information or techniques, that they will not gain access to our trade secrets or disclose our trade secrets to the public. Therefore, we cannot guarantee that we can maintain and protect unpatented proprietary information and trade secrets. Misappropriation of our intellectual property would have an adverse effect on our competitive position and may cause us to incur substantial litigation costs.

We may be subject to claims that we infringe the intellectual property rights of others, and unfavorable outcomes could harm our business.

Our future operations may be subject to claims, and potential litigation, arising from our alleged infringement of patents, trade secrets or copyrights owned by other third parties. We intend to fully comply with the law in avoiding such infringements. However, within the drug development industry, established companies have actively pursued such infringements, and have initiated such claims and litigation, which has made the entry of competitive products more difficult. We may experience such claims or litigation initiated by existing, better-funded competitors. We could also become involved in disputes regarding the ownership of intellectual property rights that relate to our technologies. These disputes could arise out of collaboration relationships, strategic partnerships or other relationships. Any such litigation could be expensive, take significant time, and could divert management’s attention from other business concerns. Our failure to prevail in any such legal proceedings, or even the mere occurrence of such legal proceedings, could substantially affect our ability to meet our expenses and continue operations.

Government regulation of our business is extensive and drug approvals are uncertain, expensive and time-consuming.

Our research, development, pre-clinical and clinical trials of most of our intended products are subject to an extensive regulatory approval process by the FDA and other regulatory agencies in the U.S. and abroad. The process of obtaining FDA and other required regulatory approvals for drug and biological products, including required pre-clinical and clinical testing, is lengthy, expensive and uncertain. Even if regulatory clearance is obtained, a marketed product is subject to continual review, and later discovery of previously unknown products or failure to comply with the applicable regulatory requirements may result in restrictions on a product’s marketing or withdrawal of the product from the market as well as possible criminal sanctions.

Due to resource constraints, currently we have only two drug candidates in development. A delay or setback in the clinical development of either of these candidates would likely have a material adverse effect on our business, financial condition and results of operations.

Our business will always be strictly regulated by the federal and other governments, and there can be no assurance that we will remain in compliance with all applicable regulations.

Clinical testing and manufacture of our proposed products are subject to extensive regulation by numerous governmental authorities in the U.S., principally the FDA, and corresponding foreign regulatory agencies. Changes in existing regulations or adoption of new regulations or policies could prevent us from obtaining, or affect the timing of, future regulatory approvals or clearances. We cannot assure you that we will be able to obtain necessary regulatory clearances or approvals on a timely basis, or at all, or that we will not be required to incur significant costs in obtaining or maintaining such regulatory approvals. Delays in receipt of, or failure to receive, such approvals or clearances, the loss of previously obtained approvals or clearances or the failure to comply with existing or future regulatory requirements could have a material adverse effect on our business, financial condition and results of operations.

Any enforcement action by regulatory authorities with respect to past or future regulatory noncompliance could have a material adverse effect on our business, financial condition and results of operations. Noncompliance with applicable requirements can result in fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal to authorize the marketing of new products and criminal prosecution.

Even if our proposed products are approved for market, we will be subject to continuing regulation. We and our collaborative partners will continuously be subject to routine inspection by the FDA and will have to comply with the host of regulatory requirements that usually apply to pharmaceutical products marketed in the U.S., including labeling regulations, GMP requirements, adverse drug experience regulation and the FDA’s regulations regarding promoting products for unapproved or “off-label” uses. Our failure to comply with applicable regulatory requirements could result in enforcement action by the FDA, which could have a material adverse effect on our business, financial condition and results of operations.

If the testing or use of our drug candidates harms people, we could face costly and damaging product liability claims far in excess of our liability coverage.

Our business exposes us to potential product liability risks that are inherent in the testing, manufacturing and marketing of pharmaceutical products, such as undesirable side effects or injury during clinical trials. In addition, the use in our clinical trials of drugs that we or our potential collaborators may develop and the subsequent sale of these drugs by us or our potential collaborators may expose us to liability risks relating to these drugs.

We have obtained limited product liability insurance coverage for our clinical trials. Claims or losses in excess of any product liability insurance coverage, however, could have a material adverse effect on our financial condition.

If our stockholders’ equity continues to remain below the minimum $2,500,000, our common stock may be delisted from the NASDAQ Capital Market.

Our common stock is currently traded on the NASDAQ Capital Market. The NASDAQ Capital Market imposes, among other requirements, listing maintenance standards including minimum stockholders’ equity and public float requirements. In particular, NASDAQ rules require us to maintain a minimum stockholders’ equity of $2,500,000. On August 18, 2010, we received a notification letter from the Listing Qualifications Staff of The NASDAQ Stock Market LLC notifying us that, based on our Form 10-Q for the period ended June 30, 2010, we no longer maintained the minimum $2,500,000 stockholders’ equity required for continued listing on The NASDAQ Capital Market under Marketplace Rule 5550(b)(1) (the “Minimum Stockholders’ Equity Rule”). The letter stated that unless we request an appeal before a NASDAQ Listing Qualifications Panel (the “Panel”), our securities will be delisted from The NASDAQ Capital Market on August 27, 2010. We have requested an appeal before the Panel which is scheduled to take place on September 30, 2010, and are currently evaluating alternatives to resolve this listing deficiency. However, there are no assurances that the Panel will grant our request for continued listing, and if it does not, our common stock will be delisted from The NASDAQ Capital Market.

If our common stock were delisted from NASDAQ, among other things, it could lead to a number of negative implications, including reduced liquidity in our common stock, the loss of federal preemption of state securities laws, fewer business development opportunities and greater difficulty in obtaining financing.

We have never paid cash dividends and do not intend to do so.

We have never declared or paid cash dividends on our common stock. We currently plan to retain any earnings to finance the growth of our business rather than to pay cash dividends. Payments of any cash dividends in the future will depend on our financial condition, results of operations and capital requirements, as well as other factors deemed relevant by our board of directors.

Use of Proceeds

We estimate that the net proceeds to us from this offering will be approximately $         million (approximately $         million if the Underwriters’ over-allotment option is exercised in full).

We intend to use the net proceeds from this offering to fund the research and development of KRN5500 and DB959 and for working capital and general corporate purposes.

We estimate that we will use the proceeds of this offering as follows:

•	$ million to fund the research and development of KRN5500;

•	$ million to fund the research and development of DB959; and

•	the remaining proceeds for working capital and general corporate purposes.

Pending use of the net proceeds of this offering, we intend to invest such net proceeds in short-term, interest-bearing investment grade securities.

Dilution

Our net tangible book value as of June 30, 2010 was $1,854,225 or $0.60 per share of common stock. Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the sale of $         of Series A preferred stock in this offering (and excluding shares of common stock issuable upon conversion of the Series A preferred stock and upon exercise of warrants), after deducting the Underwriter’s fees and other estimated offering related expenses payable by us our net tangible book value as of June 30, 2010 would have been $        . Assuming the conversion of all the shares of Series A preferred stock sold in the offering at conversion price of $        , which was the last reported sale price for our common stock on         , our net tangible book value as of June 30, 2010 would have been $        , or $         per share. This represents an immediate increase in net tangible book value of $         per share to existing stockholders and an immediate dilution in net tangible book value of $         per share to investors in this offering. The following table illustrates this calculation.

Assumed Series A conversion price
Net tangible book value per share as of June 30, 2010	$0.60
Increase per share attributable to this offering

As adjusted tangible book value per share after this offering

Dilution per share to new investors in this offering

The number of shares of common stock outstanding used for existing stockholders in the table and calculations above is based on 3,060,212 shares outstanding as of June 30, 2010 and excludes:

•	1,027,226 shares of common stock issuable upon the exercise of warrants outstanding at June 30, 2010 with a weighted average exercise price of $13.43 per share;

•	145,098 shares of common stock issuable upon the exercise of options outstanding at June 30, 2010 with a weighted average exercise price of $14.64 per share;

•	360,937 shares of common stock reserved for future grants and awards under our equity incentive plans as of June 30, 2010;

•	shares of common stock issuable upon conversion of the shares of Series A preferred stock to be issued in connection with this offering; and

•	shares of common stock issuable upon exercise of warrants to be issued in connection with this offering.

Dividend Policy

We have not declared or paid cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Our board of directors will determine future dividends, if any.

Capitalization

The following table sets forth our capitalization as of March 31, 2010:

•	on an actual basis; and

•

on an as adjusted basis to reflect the sale of $         of Series A preferred stock in this offering (and excluding shares of common stock issuable upon conversion of the Series A preferred stock and upon exercise of warrants), after deducting the Underwriter’s fees and other estimated offering related expenses payable by us.

You should read the information in this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the accompanying notes.

June 30, 2010
Actual
(Unaudited)
Cash and cash equivalents	2,483,041
Long-term liabilities	342,478
Stockholders’ equity:
Preferred stock, $.01 par value; 1,000,000 shares authorized, 0 issued and outstanding as of June 30, 2010	—
Common stock, $.01 par value; 75,000,000 shares authorized, 3,060,212 issued and outstanding as of June 30, 2010	30,602
Additional paid-in capital	32,831,811
Deficit accumulated during the development stage	(31,017,472)
Noncontrolling interest	307,179

Total stockholders’ equity	2,152,120

Total capitalization	$2,494,598

The number of shares of common stock outstanding used for existing stockholders is based on 3,060,212 shares outstanding as of June 30, 2010 and excludes:

•	1,027,226 shares of common stock issuable upon the exercise of warrants outstanding at June 30, 2010 with a weighted average exercise price of $13.43 per share;

•	145,098 shares of common stock issuable upon the exercise of options outstanding at June 30, 2010 with a weighted average exercise price of $14.64 per share;

•	360,937 shares of common stock reserved for future grants and awards under our equity incentive plans as of June 30, 2010;

•	shares of common stock issuable upon conversion of the shares of Series A preferred stock to be issued in connection with this offering; and

•	shares of common stock issuable upon exercise of warrants to be issued in connection with this offering.

Description of Securities to be Registered

Each unit includes (1) one share of Series A preferred stock, (2) a Series A Warrant to purchase          shares of common stock and (3) a Series B Warrant to purchase          shares of common stock.

Authorized Capital

We currently have authority to issue 75,000,000 shares of our common stock, par value $0.01 per share and 1,000,000 shares of undesignated preferred stock, par value $0.01 per share. In connection with the offering we anticipate authorizing 4000 shares of Series A preferred stock, par value $0.01 per share. As of June 30, 2010, we had 3,060,212 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Description of Common Stock

Voting Rights

Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of shareholders. There is no cumulative voting.

Dividend and Liquidation Rights

The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available for the payment of dividends at the times and in the amounts as our board of directors may from time to time determine. The shares of our common stock are neither redeemable nor convertible. Holders of our common stock have no preemptive or subscription rights to purchase any of our securities. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

We have never paid any cash dividends on our common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Trust & Transfer Company.

Equity Compensation Plans

We have two share-based compensation plans, the 2008 Employee, Director, and Consultant Stock Plan and the 2003 Amended and Restated Employee, Director, and Consultant Stock Plan, together referred to herein as the “Stock Plans.” As of June 30, 2010, 145,098 options to purchase shares of our common stock were issued and outstanding under the Stock Plans with a weighted-average price of $14.64, and 360,937 shares of our common stock were reserved for future issuance under the Stock Plans.

Outstanding Warrants

As of June 30, 2010, we had issued and outstanding a total of 1,027,226 warrants to purchase our common stock outstanding at a weighted-average price of $13.43.

Description of Series A Preferred Stock

In connection with the completion of this offering we expect our Board of Directors to adopt resolutions which would create a new class of stock designated Series A Convertible Preferred Stock (the “Series A preferred stock”).

Liquidation Preference

The Series A preferred stock would rank, with respect to rights upon liquidation, winding-up or dissolution, (1) senior to common stock, and (2) junior to all existing and future indebtedness of the Company. Except as required by law or as set forth in the certificate of designations for the Series A preferred stock, holders of the Series A preferred stock will not have rights to vote on any matters, questions or proceedings, including the election of directors.

Dividends

Commencing on the date of issuance, shares of Series A preferred stock, shall accrue quarterly dividends at the rate of         % per annum. Such dividends shall be cumulative and shall be payable in cash upon liquidation of the Company or in shares of common stock on conversion.

Conversion

Holders of Series A preferred stock will have the right to elect to convert each share of Series A preferred stock in to a number of shares of common stock equal to              divided by $         (the “Series A conversion price”). Upon conversion, accrued and unpaid dividends will be paid through the issuance of a number of shares of common stock equal to such accrued and unpaid dividends divided by the Series A conversion price; provided, if any shares of Series A preferred stock are voluntarily converted on or before the second anniversary of issuance the amount of accrued and unpaid dividends deemed converted shall equal two years’ worth of dividends less the amount of any dividends actually paid.

The Series A preferred stock shall automatically convert into common stock should the common stock trade at 200% of the Series A conversion price for any 20 of 30 consecutive trading days.

Liquidation

Upon any liquidation, dissolution or winding up of the Company after payment or provision for payment of debts and other liabilities of the Company, before any distribution or payment is made to the holders of any junior securities, the holders of Series A preferred stock shall first be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount equal to              per share plus accrued and unpaid dividends, after which any remaining assets of the Company shall be distributed among the holders of the other class or series of stock in accordance with the Company’s Certificate of Incorporation.

Description of Warrants

The material terms and provisions of the warrants being offered pursuant to this prospectus are summarized below. However, this summary of some provisions of the warrants is not complete. For the complete terms of the warrants, you should refer to the form warrants filed as exhibits to the registration statement of which this prospectus is a part.

Each unit includes a Series A Warrant to purchase              shares of common stock and a Series B Warrant to purchase              shares of common stock. Series A Warrants will entitle the holder to purchase shares of common stock for an exercise price equal to $ per share. The Series A Warrants are exercisable beginning immediately after the date of issuance and will expire on the fifth anniversary following the date of issuance. We may force the exercise of the Series A Warrants if the closing price of our common stock is at least 200% of the exercise price for any 20 of 30 consecutive trading days at a time when there is an effective registration statement covering the shares of common stock issuable upon exercise of the warrants.

Series B Warrants will entitle the holder to purchase shares of common stock for an exercise price equal to $         per share. The Series B Warrants are exercisable immediately after the date of issuance and will expire one year following the date of issuance.

The exercise price and the number of shares issuable upon exercise of the warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock, and also upon any distributions of assets, including cash, stock or other property to our stockholders. The warrant holders must pay the exercise price in cash upon exercise of the warrants. After the close of business on the expiration date, unexercised warrants will become void.

Upon the holder’s exercise of a warrant, we will issue the shares of common stock issuable upon exercise of the warrant within three business days following our receipt of notice of exercise and payment of the exercise price, subject to surrender of the warrant.

Prior to the exercise of any warrants to purchase common stock, holders of the warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including the right to vote or to receive any payments of dividends on the common stock purchasable upon exercise.

Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of

Equity Securities

Market Information

The following table sets forth for the periods indicated the range of high and low reported sales price per share of our common stock as reported on The NASDAQ Capital Market, as adjusted for the one-for-forty stock split which occurred on February 12, 2008 and the one-for-sixteen reverse stock split of our common stock which occurred on May 12, 2010.

	High ($)	Low ($)
2010
Third Quarter
Second Quarter	8.80	3.29
First Quarter	10.72	6.56
2009
First Quarter	15.84	2.40
Second Quarter	16.00	4.32
Third Quarter	12.64	4.00
Fourth Quarter	8.80	3.68
2008
First Quarter	120.00	27.20
Second Quarter	54.24	21.28
Third Quarter	32.32	16.16
Fourth Quarter	26.88	6.72

Stockholders

Our transfer Agent is American Stock Transfer and Trust Company. On         , 2010, the last reported sale price of our common stock on The NASDAQ Capital Market was $       per share. On         , there were approximately          holders of record of our common stock.

Underwriting

Under the terms and subject to the conditions contained in an underwriting agreement, we will agree to sell to Ladenburg Thalmann & Co. Inc. and C. K. Cooper & Company, Inc. (the “Underwriters”)          units comprised of          shares of Series A preferred stock, Series A Warrants to purchase          shares of common stock and Series B Warrants to purchase          shares of common stock.

The underwriting agreement provides that the Underwriters are obligated to purchase all the units in the offering if any are purchased, other than those units covered by the over-allotment option described below. The underwriting agreement provides that the obligations of the Underwriters are subject to customary conditions.

We have granted to the Underwriters a 30-day option to purchase an additional number of units equal to up to fifteen percent of the number of units initially sold in the offering. The option may be exercised only to cover any over-allotments of units.

The Underwriters propose to offer the units to the public at the public offering price set forth on the cover of this prospectus. The Underwriters will purchase from us the units and any over-allotment units at a discount of 8% per unit. The following table summarizes the compensation to be paid to the Underwriters by us and the proceeds, before expenses, payable to us:

	Per Share ($)	Total
		Without Over- Allotment ($)	With Over- Allotment ($)
Public offering price
Underwriting discount
Proceeds, before expenses, to us

In addition to the underwriters’ discount, we will issue to the Underwriters warrants to purchase          shares of common stock at an exercise price of $         and certain expenses of the underwriting will be paid for out of the gross offering proceeds, provided such expenses will not exceed $10,000 without our consent. We estimate the expenses payable by us in connection with this offering, other than the underwriting discount referred to above, will be approximately $275,000. Expenses include printing, legal, accounting and other miscellaneous fees and expenses.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the Underwriters for a period of 180 days after the date of this prospectus, except for issuances pursuant to the conversion or exchange of outstanding convertible or exchangeable securities or the exercise of warrants or options, grants of employee stock options, restricted stock units or other equity based awards pursuant to the terms of a plan or similar arrangement currently in effect, issuances pursuant to the exercise of outstanding options, restricted stock units or equity awards.

Our officers and directors have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the Underwriters for a period of 180 days after the date of this prospectus.

The 180-day restricted period described in the preceding two paragraphs will be automatically extended if: (1) during the last 17 days of the 180-day restricted period we release earnings results or announce material news or a material event or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event.

We have agreed to indemnify the Underwriters and their controlling persons against certain liabilities under the Securities Act or to contribute to payments that the Underwriters and their controlling persons may be required to make in that respect.

Our common stock is listed on the NASDAQ Capital Market under the symbol “DARA”.

In connection with the offering, the Underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the Underwriters of shares in excess of the number of shares the Underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the Underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The Underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the Underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the Underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the Underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NASDAQ Capital Market or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by the Underwriters, or selling group members, if any, participating in this offering and the Underwriters participating in this offering may distribute prospectuses electronically. The Underwriters may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the Underwriters and selling group members that will make internet distributions on the same basis as other allocations.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with our Consolidated Financial Statements and related Notes included elsewhere in this prospectus. Some of the information contained in this Management’s Discussion and Analysis of Financial Condition and Results of Operations and elsewhere in this report includes forward-looking statements based on our current management’s expectations. There can be no assurance that actual results, outcomes or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, among others, our limited operating history, unpredictability of future program dispositions and operating results, competitive pressures and the other potential risks and uncertainties discussed in the Risk Factors section of this prospectus.

Merger Transaction

On February 12, 2008, DARA BioSciences, Inc., formerly known as Point Therapeutics, Inc. (“we,” “us” and “our” or the “Company”), completed the merger transaction (the “Merger”) contemplated by the Agreement and Plan of Merger dated October 9, 2007, as amended December 19, 2007, among the Company, DP Acquisition Corp., a wholly-owned subsidiary of the Company (“Merger Sub”), and DARA BioSciences, Inc., a privately-held development stage pharmaceutical company based in Raleigh, North Carolina (“DARA”).

Pursuant to the Merger, each share of DARA common stock and preferred stock issued and outstanding immediately prior to the effective time of the Merger ceased to be outstanding and was converted into the right to receive 1.031406 shares of Company common stock, plus cash in lieu of any fractional shares. As a result of the transaction, the former DARA stockholders received 96.4% of the Company’s outstanding shares of common stock on a fully-diluted basis and Merger Sub merged with and into DARA, with DARA surviving as a wholly-owned subsidiary of the Company. Upon consummation of the Merger, the Company changed its name to DARA BioSciences, Inc.

For accounting purposes, the Merger was treated as a reverse acquisition with DARA being the accounting acquirer. Accordingly, the historical financial information in this prospectus prior to the Merger is that of DARA and its consolidated subsidiaries and all references to the “Company” in this prospectus relating to periods prior to the Merger refer to DARA.

Overview

We are a Raleigh, North Carolina-based biopharmaceutical company that acquires promising therapeutic drug candidates from third parties and advances their clinical development for later sale or license to pharmaceutical and biotechnology companies or other entities that have the potential to complete development, gain approval and commercialize the product. We focus our therapeutic development efforts on small molecules from late preclinical development through Phase 2 clinical trials. We operate a business model that focuses on the following:

•	Obtaining patents for innovative drug candidates which we believe have value in the marketplace;

•	Utilizing a small group of talented employees to develop those ideas through proof of concept in patients (generally through phase 2a clinical trials) by working with strategic outsource partners; and

•	Licensing the resulting product to a strong healthcare partner to commercialize.

We do not intend to fully develop, obtain clearance from the U.S. Food and Drug Administration (“FDA”) or market the drug candidates we are developing.

While in the past we had a broader pipeline of drug development programs, we are currently focusing all of our resources on our two most advanced drug development programs which are KRN550 for the treatment of neuropathic pain in cancer patients and DB959 for the treatment of metabolic diseases including type 2 diabetes.

We have not generated any revenue from operations to date. We have liquidated or distributed to our stockholders some of our investments made in other companies. To date, we have received net proceeds from the sale of those assets in the amount of $1,951,211 in the sale of marketable securities and $4,405,692 in proceeds from sale of an investment. These proceeds together with capital raised from the sale of our securities have been our primary source of working capital.

We expect to continue to incur operating losses in the near-term. Our results may vary depending on many factors, including pre-clinical and clinical test results, the performance of our strategic outsource partners and the progress of licensing activities with pharmaceutical partners.

Status of our Drug Candidates

We currently have a portfolio of drug candidates at various stages of development for the treatment of neuropathic pain for patients with cancer, type 2 diabetes (including dyslipidemia), enhancement of homing and engraftment of stem cell transplantation and psoriasis. Our portfolio also includes CPT-1 inhibitors intended for topical application for patients with psoriasis, a library of DPPIV inhibitors and a diverse library of approximately 1800 PPAR agonists of various molecular modalities. PPAR receptors are found throughout the human body and recent publications report that PPAR agonists may be useful in the treatment of Alzheimer’s disease, cystic fibrosis, liver disease, and a variety of autoimmune diseases. Because our diverse PPAR library has the potential to address the unmet medical needs of these diseases, we plan to explore several of these indications.

Our cost containment program announced on January 6, 2009, designed to reduce our cash burn rate, necessitated that we focus the majority of our working capital on advancing our two lead programs; the continued development of KRN5500 for the treatment of neuropathic pain for patients with cancer and DB959 for the treatment of type 2 diabetes. Due to this allocation, we reduced our headcount by approximately 60 percent and inventoried three programs, DB160, DB900 and DB200, for future development. Based on our present working capital and sharpened focus, we have sufficient working capital to advance KRN5500 and DB959 development through 2010. In the event that these two candidates are not monetized, additional funding will be required to continue development. A brief discussion of the status of each of our drug candidates follows.

KRN5500

KRN5500 is a drug candidate for the treatment of neuropathic pain. An active component of KRN5500 has been shown to inhibit nerve cell pain signals. One primary segment of the market being targeted by KRN5500 is chemotherapy-induced Peripheral Neuropathy (CIPN). On May 12, 2009, we announced positive results from the recently completed Phase 2a clinical trial in cancer patients with neuropathic pain to assess its safety and efficacy. KRN5500 provided clinical proof of concept and statistical significance (p=0.03) in meeting its primary endpoint of pain reduction from baseline. KRN5500 was superior to placebo with a median reduction of 24% in patient rated pain scores, compared to median of zero (0) for placebo. In addition, KRN5500 demonstrated a median of 29% for best weekly improvement in pain scores compared to zero (0) for placebo (p=0.02). A Phase 2b clinical trial is planned to start during the first half of 2011.

On April 26, 2010, DARA Therapeutics, Inc., a subsidiary of ours, entered into an agreement with the Division of Cancer Prevention, National Cancer Institute (“DCP”), which is an agency of the U.S. Government with a mission to improve cancer care, for the clinical development of KRN5500. Chronic neuropathic pain, due to cancer treatments or increased vulnerability to other etiologies, is a frequent complication in cancer; etiologies for the neuropathic pain in the KRN5500 Phase 2a study included CIPN in 84% of the patients. Under the agreement with DCP, we will, at our sole cost and expense, supply DCP with KRN5500 to perform clinical trials that are intended to further test the effectiveness of KRN5500 as a treatment and/or prevention for chemotherapy-induced peripheral neuropathy. DCP will be responsible for all costs and expenses associated with DCP’s activities in carrying out the clinical trials.

We incurred $187,190 and $285,417 in development costs associated with the development of KRN5500 during the three and six month periods ended June 30, 2010, and we have incurred costs of $3,692,526 from inception to date. We estimate the market potential for chemotherapy-induced neuropathy to be roughly $1.6 billion in 2014.

DB959

The second drug candidate, DB959, is a highly selective, non-thiazolidinedione (TZD), first-in-class dual PPAR (peroxisome proliferator activated receptor) delta/gamma agonist in development for type 2 diabetes. A phase 1 clinical trial for DB959 is underway and the Company plans to announce results in the second half of 2010. This compound activates genes involved in the metabolism of sugars and fats thereby improving the body’s ability to regulate blood sugar. We are developing this drug candidate as a once-daily oral therapy. Our review of non-clinical data indicates that this drug candidate is a potential leading successor to Avandia® and Actos® because, among other indications, it increases good HDL cholesterol and lowers triglycerides better than Avandia® with greater cardiac safety and less weight gain.

Our development work on DB959 is being conducted under an exclusive worldwide license to develop and commercialize the drug candidate from Bayer Pharmaceuticals Corp. This license, which was acquired in

October 2007, gives us rights to over 2,000 compounds with agonist activities toward multiple PPAR sub-types. On October 24, 2008, in accordance with the terms of this license, we provided Bayer with written notice of our intent to pursue a sublicense of our rights under the agreement to a third party for purposes of enabling such third party to commercialize “Licensed Products” (as such term is defined in the agreement). Under the terms of the license agreement, unless Bayer exercises certain rights of first refusal provided to it under the agreement and we reach agreement with Bayer concerning commercialization of Licensed Products, we will be permitted to enter into an agreement with a third party concerning commercialization of Licensed Products.

We incurred costs of 816,030 and $928,411 during the three month and six periods ended June 30, 2010, and we have incurred costs of $5,136,057 from inception to date. We estimate the market potential for the PPAR agonist segment of type 2 Diabetes market to be roughly $21 billion in 2034.

DB160

DB160 is a dipeptidylpeptidase (DPPIV) inhibitor. Prior to January 2009 we were developing this drug candidate as a once-daily oral therapy for the treatment of type 2 diabetes. In connection with the implementation of our January 2009 cost reduction plan we suspended this development program. Our development work with DB160 is pursuant to an exclusive worldwide license to develop and commercialize the drug candidate from Nuada, LLC.

We incurred nominal expense of $16,803 and $17,013 during the three and six month periods ended June 30, 2010, and we have incurred costs of $2,311,476 from inception to date.

On August 4, 2009, we announced a collaboration with America Stem Cell, Inc. to expand on observations from recent preclinical studies showing that DPPIV inhibitors improve the efficiency of hematopoietic stem cell (HSC) transplants. On October 12, 2009, we entered into an Addendum and First Amendment to Material Transfer Agreement with America Stem Cell, Inc. pursuant to which the Material Transfer Agreement between the Company and America Stem Cell was amended. Under the Material Transfer Agreement, we are providing America Stem Cell with DB160 as well as another one of our DPPIV inhibitors, DB295, which America Stem Cell is using to further its research and development program related to HSC transplants.

Under the Material Transfer Agreement as amended, America Stem Cell is required to pay us a total of $250,000, in four equal installments over approximately three years, contingent upon America Stem Cell’s receipt of a specified amount of grant funding for its HSC research and development program.

DB900

DB900 is a series of compounds which are PPARg/a/d agonists for the treatment of type 2 diabetes. These compounds activate genes involved in the metabolism of sugars and fats thereby improving the body’s ability to regulate blood sugar. These compounds have the potential to raise good HDL cholesterol, lower bad LDL cholesterol and lower triglycerides with potential greater efficacy than DB959 as well as the potential to deliver weight loss. This program is currently not being resourced. Development will not be re-initiated unless and until sufficient additional funding is secured. Should we decide to resume the development of DB900, a clinical candidate will be selected from a number of strong lead compounds. Our development work with DB900 is pursuant to an exclusive worldwide license to develop and commercialize the drug candidate from Bayer Pharmaceuticals Corp.

We incurred $0 in direct outside development costs associated with the development of DB900 series compounds during the three and six month periods ended June 30, 2010, and we have incurred costs of $129,272 from inception to date. We estimate the market potential for the PPAR agonist segment of type 2 Diabetes market to be roughly $30.0 billion in 2014.

DB200

DB200 refers to a series of compounds that are inhibitors of CPT-1 for the topical treatment of psoriasis. This drug candidate has the potential to inhibit inflammation and the proliferation of skin cells thus resulting in decreased reddening and less flaking of the skin. Should development of DB200 resume, a clinical candidate will be selected from a number of strong lead compounds. This program is currently not being resourced. Development will not be re-initiated unless and until sufficient additional funding is secured. Should we decide to resume the development of DB200, the next step in the process would be to file an IND application with the FDA. There are no third party licenses associated with this program.

We incurred $1,224 and $1,823 in direct outside development costs associated with the development of DB200 series compounds during the three and six month periods ended June 30, 2010, and we have incurred costs of $381,042 from inception to date. We estimate the market potential for the topical agent segment of the psoriasis market to be roughly $3.9 billion in 2011.

Talabostat

We have no current plans to develop Talabostat as a therapy for lung cancer, the original indication for which it was studied at Point Therapeutics in humans. However, as we continue to receive requests for Talabostat material for other investigations, we recognize value in maintaining the patent estate, as potential future uses for this drug may be identified as a result of these other investigations. Therefore, we continue to keep these filings current by paying the various patent-related fees which become due.

We incurred $14,004 and $25,160 in direct costs associated with Talabostat during the three and six month periods ended June 30, 2010, and we have incurred costs of $96,485 from inception to date.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported revenues and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and judgments, including those related to clinical trial expenses, stock-based compensation and asset impairment and significant judgments and estimates. We base our estimates on historical experience and on various other factors that are believed to be appropriate under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Research and Development Expenses

We expense research and development expenses when incurred. The cost of certain research programs, such as patient recruitment and related supporting functions for clinical trials, are based on reports and invoices submitted by the contract research organization (“CRO”) assisting us in conducting the clinical trial. These expenses are based on patient enrollment as well as costs consisting primarily of payments made to the CRO, clinical centers, investigators, testing facilities and patients for participating in our clinical trials. Certain research and development costs must be prepaid which, if the research and development work ceases to progress for whatever reason, are not repayable to us. In such cases, those costs are expensed when paid.

Accrued Expenses

As part of the process of preparing financial statements, we are required to estimate accrued expenses. This process involves reviewing open contracts and purchase orders, communicating with applicable personnel to identify services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for the service when invoices have not yet been sent and we have not otherwise been notified of actual cost. The majority of our service providers invoice monthly in arrears for services performed. We make estimates of accrued expenses as of each balance sheet date in our financial statements based on facts and circumstances known to us. We periodically confirm the accuracy of our estimates with the service providers and makes adjustments if necessary. Examples of estimated accrued expenses include:

•	fees paid to CROs in connection with preclinical and toxicology studies and clinical trials;

•	fees paid to investigative sites in connection with clinical trials;

•	fees paid to contract manufacturers in connection with the production of raw materials, drug substance and drug products; and

•	professional service fees.

Share-Based Compensation

Share-based compensation is accounted for using the fair value based method prescribed by Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 718, Compensation-Stock Compensation. For stock and stock-based awards issued to employees, a compensation charge is recorded against earnings based on the fair value of the award. For transactions with non-employees in which services are performed in exchange for the Company’s common stock or other equity instruments, the transactions are recorded on the basis of the fair value of the service received or the fair value of the equity instruments issued, whichever is more readily measurable at the date of issuance. Our Company’s share-based compensation transactions for employees and non-employee directors resulted in compensation expense of $143,073 and $49,434 for the three months ended June 30, 2010 and 2009, respectively, and $349,058 and $180,683 for the six month periods ended June 30, 2010 and 2009, respectively. The Company recognized stock-based compensation expense for awards to consultants for services totaling $15,142 and $8,436 for the three months ended June 30, 2010 and 2009, respectively, and $37,638 and $23,089 for the six month periods ended June 30, 2010 and 2009, respectively.

Carrying Value of Property and Equipment and the Value of Certain Liabilities

The preparation of our consolidated financial statements in conformity with U.S. generally accepted accounting principles requires that we make estimates and assumptions that affect the reported amounts and disclosure of certain assets and liabilities at our balance sheet date. Such estimates include the carrying value of property and equipment and the value of certain liabilities. Actual results may differ from such estimates.

Results of Operations

Three Months Ended June 30, 2010 Compared to Three Months Ended June 30, 2009

Development expenses increased $1,003,009 from $262,901 for the three months ended June 30, 2009 to $1,265,910 for the corresponding 2010 period, primarily as a result of the initiation of a phase 1 study for DB959 whose results we plan to announce in the fourth quarter of 2010 as well as the completion of the improved formulation, validation and manufacture of KRN5500. Clinical studies planned with the National Cancer Institute (NCI) will utilize this new formulation.

General and administrative expenses consist primarily of salaries and benefits, professional fees related to administrative, finance, human resource, legal and information technology functions and patent costs. In addition, general and administrative expenses include allocated facility, basic operational and support costs and insurance costs. General and administrative expenses increased $260,013 from $575,457 for the three months ended June 31, 2009 to $835,470 for the corresponding 2010 period, primarily as a result of additional compensation expense and expenses associated with our capital raise activities.

Other (expense) income, net reflects non-operating activities associated with investments and dispositions on investments made in collaborations with other companies. Other (expense) income, net decreased $82,212 from an income of $82,356 for the three months ended June 30, 2009 to an income of $144 for the corresponding 2010 period. The decrease is due to the gain on the Company’s sale of its marketable securities of $96,410 in 2009.

Six Months Ended June 30, 2010 Compared to Six Months Ended June 30, 2009

Development expenses increased $472,020 from $1,153,459 for the six months ended June 30, 2009 to $1,625,479 for the corresponding 2010 period, primarily as a result of the initiation of a phase 1 study for DB959 whose results we plan to announce in the Fall as well as the completion of the improved formulation, validation and manufacture of KRN5500. Clinical studies planned with the National Cancer Institute (NCI) will utilize this new formulation.

General and administrative expenses consist primarily of salaries and benefits, professional fees related to administrative, finance, human resource, legal and information technology functions and patent costs. In addition, general and administrative expenses include allocated facility, basic operational and support costs and insurance costs. General and administrative expenses increased $87,169 from $1,536,923 for the six months ended June 30, 2009 to $1,624,092 for the corresponding 2010 period, primarily as a result of additional compensation expense and expenses associated with our capital raise activities.

Other (expense) income, net reflects non-operating activities associated with investments and dispositions on investments made in collaborations with other companies. Other (expense) income, net decreased $701,099 from an income of $703,068 for the six months ended June 30, 2009 to an income of $1,969 for the corresponding 2010 period. The decrease is primarily due to the gain on investments of $551,410 from the distribution of SurgiVision stock, as well as the gain on the Company’s sale of its marketable securities of $177,724 in 2009.

Years Ended December 31, 2009 and 2008

Research and development expenses decreased from $7,323,304 for the year ended December 31, 2008 to $1,887,213 for the year ended December 31, 2009, primarily as a result of the implementation of our January 2009 cost reduction plan.

General and administrative expenses consist primarily of salaries and benefits, professional fees related to administrative, finance, human resource, legal and information technology functions and patent costs. In addition, general and administrative expenses include allocated facility, basic operational and support costs and insurance costs. General and administrative expenses decreased from $4,683,969 in 2008 to $2,848,162 in 2009, primarily as a result of the implementation of our January 2009 cost reduction plan. For 2009, our Chief Executive Officer did not receive a cash salary and all salary increases and 401k contributions were suspended. In addition, our non-employee directors received no cash compensation in 2009.

Other (expense) income, net reflects non-operating activities associated with investments and dispositions on investments made in collaborations with other companies. Other (expense) income, net increased from income of $108,956 in 2008 to $1,173,421 in 2009. This increase was primarily because in 2008 there were no recognized gains on nonmonetary assets or from the sale of securities compared to in 2009 recognizing (1) a gain on nonmonetary assets of $91,910 as a result of our distribution of a dividend of 100,000 shares of SurgiVision stock to members of the board and our former Chief Financial Officer, (2) a gain from the sale of securities of $177,724 as a result of our sale of all of our 400,002 MiMedx shares and (3) the gain on sale of $952,791 from of our sale of a portion of our SurgiVision shares.

Liquidity and Capital Resources

Overview

From inception through June 30, 2010, we have financed our operations primarily from the net proceeds of (1) registered direct offerings and private placements of equity securities, through which we raised $32,062,048 in net proceeds, including $1,759,545 in net proceeds from the Company’s private placement in February and March 2010 discussed below and (2) the sale of securities we acquired through investments made in other companies, through which we raised $6,856,903.

On February 26, 2010 and March 5, 2010, we entered into two Securities Purchase Agreements with certain accredited investors in connection with the private issuance and sale to such investors of 228,243 units and 6,648 units, respectively. Our gross proceeds were $1,766,504. Each unit consisted of (1) one share of common stock and (2) one-half of a warrant to purchase one share of common stock. The units were issued and sold to investors for $7.52 per unit. The warrants have an exercise price of $7.52 and are exercisable beginning six months after the date of issuance with an expiration date of five years after the initial exercise date.

At June 30, 2010, our principal sources of liquidity were our cash and cash equivalents which totaled $2,483,041. As of June 30, 2010, we had net working capital of $1,684,375. Our board of directors has adopted an investment policy with respect to our cash equivalents. Such investments are in money market funds and commercial paper for liquidity purposes. We seek to maximize returns within the parameters of liquid investments. Cash equivalents are generally high investment grade.

Our cash resources have been used to acquire licenses, fund research and development activities, capital expenditures, and general and administrative expenses.

Cash Flows

Six Months Ended June 30, 2010 and 2009

During the six month period ended June 30, 2010, cash used in our operating activities was $2,514,038. Cash used in operating activities was primarily due to the operating loss offset in part by non-cash stock-based compensation of $386,697 and depreciation and amortization of $72,526. Prepaid expenses increased by $126,019 for the six month period ended June 30, 2010, primarily representing prepaid director and officer insurance coverage. Accounts payable increased by $37,533 and accrued liabilities increased by $355,926.

Our investing activities used $3,801 cash for the purchase of computers offset by the sale of equipment previously disposed.

We generated $1,666,615 of cash from the private placement of common stock and warrants, net of issuance costs, and $100,000 from the exercise of options by the Company’s President and CEO. We established $103,927 in other financing offset by payments of $64,321 on capital lease and other financing agreements during the six month period ended June 30, 2010.

Years Ended December 31, 2009 and 2008

During 2009, our cash and cash equivalents increased by $2,207,404 from December 31, 2008.

Our operating activities used net cash of $4,421,619 for the year ended December 31, 2009 primarily to fund our net loss of $3,561,954 and due to the gain on sale of investments and marketable securities of $1,130,515, a decrease in accounts payable of $491,516, the distribution of nonmonetary asset of $91,910 and a decrease in accrued expenses of $54,419, partially offset by non-cash share-based compensation of $503,062, depreciation and amortization of $157,171 and distribution of investment for compensation of $100,000.

Our investing activities provided net cash of $675,178 for the year ended December 31, 2009 primarily from the proceeds in the sale of marketable securities of $178,124 and the proceeds of $500,000 from our sale of 500,000 SurgiVision shares.

Our financing activities provided net cash of $5,953,845 for the year ended December 31, 2009 primarily as a result of $5,356,581 in total net proceeds from our June 2009 private placement and from three registered direct offerings in September and October 2009, from the cancellation of $500,000 of outstanding principal on our secured promissory note issued to SurgiVision in January 2009 and $110,750 in proceeds from the exercise of options.

Financial Condition

We believe we have sufficient working capital to pursue our current limited operations through the end of 2010. We will require additional funds to pursue our business plan. Our working capital requirements will depend upon numerous factors, including the progress of our research and development programs (which may vary as product candidates are added or abandoned), preclinical testing and clinical trials, timing and cost of seeking as well as the achievement of regulatory milestones, the status of competitive programs, and the ability to sell or license our technologies to third parties. In any event, we will require substantial funds in addition to those presently available to develop all of our programs to meet our business objectives. To ensure the continued level of research development and funding of our operations, we are currently exploring various possible financing options that may be available to us, including the offering described in this prospectus, which may include a sale of our equity securities or the sale of certain of our investments. However, we have no binding commitments for any transactions at this time and there can be no assurance that we will consummate this transaction or any other transaction. If we are unable to obtain such needed capital, we may not be able to:

•	continue the development of our two active drug development programs;

•	resume development of any of our currently inactive drug development programs;

•	successfully out-license or otherwise monetize any of our programs; or

•	continue operations.

Off-Balance Sheet Arrangements

We had no off-balance sheet arrangements as of June 30, 2010.

Recently Issued Accounting Pronouncements

The ASC includes guidance in ASC 605-25, Revenue Recognition—Multiple-Element Arrangements, related to the allocation of arrangement consideration to these multiple elements for purposes of revenue recognition when delivery of separate units of account occurs in different reporting periods. This guidance recently was modified by the final consensus reached on Emerging Issues Task Force (EITF) Issue No. 08-1, Revenue Recognition for a Single Unit of Accounting, that was codified by Accounting Standards Update (ASU) 2009-13. This change increases the likelihood that deliverables within an arrangement will be treated as separate units of accounting, ultimately leading to less revenue deferral for many arrangements. The change also modifies the manner in which transaction consideration is allocated to separately identified deliverables. This guidance is effective prospectively for fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company does not believe ASU 2009-13 will have a material impact on the Company’s financial statements.

At the March 2010 meeting, the FASB ratified EITF, Issue No. 08-9, Milestone Method of Revenue Recognition (EITF 08-9). The Accounting Standards Update resulting from EITF 08-9 amends ASC 605-28, Revenue Recognition Milestone Method. The Task Force concluded that the milestone method is a valid application of the proportional performance model when applied to research or development arrangements. Accordingly, the consensus states that an entity can make an accounting policy election to recognize a payment that is contingent upon the achievement of a substantive milestone in its entirety in the period in which the milestone is achieved. The milestone method is not required and is not the only acceptable method of revenue recognition for milestone payments. This guidance is effective prospectively for fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company does not believe ASC 605-28 will have a material impact on the Company’s financial statements.

Business

Overview

DARA BioSciences, Inc. is a Raleigh, North Carolina-based pharmaceutical company that acquires promising therapeutic molecules and medical technologies from third parties and advances their clinical development for later sale or license to pharmaceutical and biotechnology companies or other entities that have the potential to complete development, gain approval and commercialize the product. We focus our therapeutic development efforts on small molecules from late preclinical development through Phase 2 clinical trials.

Presently, we have two drug candidates in development with cleared Investigational New Drug applications (“INDs”) from the U.S. Food and Drug Administration:

•

KRN5500 for the treatment of neuropathic pain in patients with cancer has successfully completed Proof-of-Concept in Humans (Phase 2). KRN5500 met its primary endpoint and was statistically significantly (p=0.03) better than placebo. A second Phase 2 clinical trial is planned to start during the second half of 2010.

•

Our second drug candidate, DB959, is a highly selective, non-thiazolidinedione (TZD), first-in-class dual PPAR (peroxisome proliferator activated receptor) delta/gamma agonist in development for type 2 diabetes. A phase 1 clinical for DB959 is underway and we plan to announce results in the second half of 2010.

While in the past we were developing a broader pipeline of drug development programs, we are currently focusing all of our resources on our two most advanced drug development programs which are KRN5500 and DB959. We are holding our delayed development programs in inventory for potential future development and sale.

We generally in-license or otherwise acquire drug candidates that are prepared to enter pre-clinical studies prior to being submitted for an IND (which is part of the process to get approval from the FDA for marketing a new prescription drug in the U.S.). The next stage of development is to obtain FDA approval of an IND application and test the drug candidates in Phase 1 and Phase 2 clinical trials.

Our management team efficiently advances product candidates through clinical development, potentially yielding commercially and medically attractive therapeutics. Our strategy is designed to enhance and meet the pipeline needs of midsize and large pharmaceutical and biotechnology companies. The development and liquidity strategy for product candidates varies according to market conditions, stage of development, and competitive market dynamics. To best manage our risks, we utilize a stringent due diligence process anchored by knowledge of a drug or technology candidate’s attributes that will most likely yield commercial success. Our due diligence, development, and commercial expertise help us identify drug candidates to pursue. We then conduct focused research to improve the probability of clinical and commercial success.

We hire experts with strong pharmaceutical project management skills in specific disciplines we believe are important to maintain within our Company. We contract with and manage strong outsource partners to complete the necessary development work. This permits us to avoid incurring the cost of buying or building laboratories, manufacturing facilities or clinical research operation sites and allows us to control our annual expenses and to optimize our resources.

After we establish proof of concept for an innovative drug candidate, we seek to license or sell the drug candidate or find a strategic collaborative partner who would further the development of the compound in later stage trials and commercialize it after regulatory approval. Key indicators to evaluate our success are how our drug candidates advance through the drug development process, and ultimately, if we are successful in negotiating collaborations, licenses, or sales agreements for our drug candidates. The success of our business is highly dependent on the marketplace value of our drug candidates, the related patents we obtain and our ability to find strong commercial partners to successfully commercialize the drug candidates. In order to successfully achieve these goals, having sufficient liquidity is important since we do not have a recurring sales or revenue stream to provide such working capital.

Our executive offices are located at 8601 Six Forks Road, Suite 160, Raleigh, North Carolina 27615, and our telephone number is 919.872.5578.

Active Compounds/Programs

On January 6, 2009, we implemented a cost reduction plan to conserve our remaining cash balance. In connection with the cost reduction plan we have focused our resources entirely on our two most advanced drug development programs, KRN5500 for neuropathic pain in cancer patients and DB959 for type 2 diabetes.

KRN5500 is a drug candidate which is presently being developed for the treatment of neuropathic pain in cancer patients. An active component of KRN5500 has been shown to inhibit nerve cell pain signals. The primary segment of the market being targeted by this compound is chemotherapy-induced neuropathic pain (CINP). On May 12, 2009, we announced positive results from the completed Phase 2a clinical trial in cancer patients with neuropathic pain to assess the safety and efficacy of KRN5500. KRN5500 met its primary end-point of reduction of pain from baseline and performed statistically significantly better than placebo (p=0.03). On April 26, 2010, DARA Therapeutics, Inc., a subsidiary of ours, entered into an agreement with the Division of Cancer Prevention, National Cancer Institute (“DCP”), which is an agency of the U.S. Government with a mission to improve cancer care, for the clinical development of KRN5500. Under the agreement, we will, at our sole cost and expense, supply DCP with KRN5500 to perform clinical trials that are intended to further test the effectiveness of KRN5500 as a treatment and/or prevention for chemotherapy-induced peripheral neuropathy. DCP will be responsible for all costs and expenses associated with DCP’s activities in carrying out the clinical trials.

DB959 is a novel dual PPARd/g agonist for the treatment of type 2 diabetes. In March 2009, the FDA cleared our IND application for DB959, allowing us to commence Phase 1 studies in humans. This compound activates genes involved in the metabolism of sugars and fats thereby improving the body’s ability to regulate blood sugar. We are developing this drug candidate as a once-daily oral therapy. Our review of non-clinical data indicates that this drug candidate is a potential leading successor to Avandia® and Actos® because, among other indications, it increases good HDL cholesterol and lowers triglycerides better than Avandia® with greater cardiac safety and less weight gain.

The table below sets forth our current active compounds/programs, their target indications and the projected market size for the applicable lead indications. We can give no assurances that KRN5500 and DB959 will gain FDA approval or, even with FDA approval for such drugs, would capture meaningful market share for the stated indications.

Compound/Program	Target Indication(s)	Projected Market Size, Lead Indication Only, in billions (B); by the year
KRN5500	Neuropathic Pain	$8-9B	(2015)

DB959	Type 2 Diabetes, Dyslipidemia	$21.0B*	(2034)

*	Oral Antidiabetics Only

Peroxisome proliferator-activated receptors (PPARs) are ubiquitous in the human body and current medical literature has shown usefulness of PPAR agonists, such as DB959, for treating Alzheimer’s disease, ulcerative colitis, non-alcoholic fatty liver disease and other autoimmune diseases.

Delayed Programs

In connection with the implementation of the cost reduction plan we announced on January 6, 2009, we suspended the development of many of the compounds and programs that were previously in our pipeline. Presently, it is unknown whether the suspension of the development of these compounds and programs will be permanent or temporary. However, we continue to hold the rights to these compounds and may resume their development at any time we believe it is in the best interest of the Company to do so. The below table sets forth our inactive programs, their target indications and the projected market size for the applicable lead indications. We can give no assurances that our inactive programs would gain FDA approval if we resumed development or that even with FDA approval for such drugs would capture meaningful market share for the stated indications.

Compound/Program	Target Indication(s)	Projected Market Size, Lead Indication Only, in billions (B); by the year
DB900	Type 2 Diabetes, Dyslipidemia & Inflammatory Diseases	$30.0B	(2014)

DB200	Topical for Psoriasis	$3.9B	(2011)

Investments

Prior to our merger with Point Therapeutics, Inc. (“Point”) in February 2008, we made investments in several companies. As a result, we currently hold investments in the following companies:

•

SurgiVision, Inc. has developed “real-time” Visual Functional MRI Technology. The company is targeting clinical solutions in two areas: MRI-Guided Deep Brain Stimulation (DBS) and Cardiac Ablation to treat Atrial Fibrillation. On December 23, 2009, SurgiVision filed a registration statement on Form S-1 in anticipation of an initial public offering (IPO).

•	Medeikon Corporation has identified unmet needs in the diagnostics of several types of cardiovascular disease that can be addressed with their core technology.

Competition

The markets for our products are competitive and the intensity of competition is expected to increase. We primarily compete with other pharmaceutical companies, biotechnology companies and other research and academic institutions. Many of these companies and institutions have substantially greater financial and other resources and development capabilities than we have and have substantially greater experience in undertaking pre-clinical and clinical testing of products. In addition to competing with universities and other research institutions in the development of products, technologies and processes, we compete with other companies in acquiring rights to products or technologies from universities and other research institutions. Because of these factors, we seek to develop products that are more effective or otherwise have the potential to achieve greater market acceptance than competitive products.

Intellectual Property

Patent Portfolio

Our patent portfolio is international in nature and addresses, where possible, major commercial markets including but not limited to North America, Europe and Japan. Presently, we have 82 granted patents and 50 pending applications (US and foreign). Our patent rights categorized by individual drug development programs are summarized below.

•

KRN5500 – one pending PCT application, six issued U.S. patents, and corresponding foreign patent applications and patents related to spicamycin and derivatives and analogs thereof (including KRN5500) and use of the same for treating pain.

•

DB959 and DB900 – six issued U.S. patents and four U.S. patent applications with corresponding foreign patents and patent applications related to compounds and use thereof for treating type 2 diabetes, skin disorders, central nervous system disorders, and other diseases.

•

DB160 – one pending U.S. patent application with a corresponding foreign patent and patent applications related to DB160 and derivatives and analogs thereof and use of the same for treating type 2 diabetes and other diseases; one pending U.S. patent application related to use of DB160 and derivatives and analogs thereof for stem cell homing and engraftment.

•

DB200 – one pending PCT application related to DB200 and derivatives and analogs thereof, methods of making the same, and use of the same for treating dermatological conditions (including psoriasis) and other disorders.

For information concerning the license agreements relating to these patents, see “Licenses” below.

Additionally, we own intellectual property relating to technologies developed by Point Therapeutics, including three granted U.S. patents with a corresponding foreign patent and foreign patent application related to stimulation of hematopoietic cells in vitro; two granted U.S. patents related to use of boroproline compounds (including talabostat) for the treatment of tumors and abnormal mammalian cell proliferation (including proliferative skin disorders); one issued U.S. patent related to cyclic boroproline compositions; and one pending U.S. patent application directed to the use of boroproline compounds (including talabostat) for stem cell homing and engraftment.

The license from Tufts University School of Medicine (“Tufts”) (as described below) includes seven issued U.S. patents. Among these is a composition of matter patent (U.S. 6,825,169) covering our talabostat stereoisomer.

Licenses

We have licensed exclusive worldwide rights to compounds acting as DPP-IV inhibitors from Nuada, LLC. The license has no field limitations on disease indications. This license was acquired December 22, 2006.

We have licensed exclusive worldwide rights (excluding Australia, New Zealand and Asia) to compounds from Kirin Brewery Co., Ltd. (now Kyowa Hakko Kirin Co., Ltd.) of Japan for the treatment of pain and central peripheral nervous system conditions or diseases. This license was effective July 1, 2004. We have also entered into an exclusive worldwide license with Massachusetts General Hospital related to the use of certain spicamycin derivatives. There are no restrictions on disease indications. The effective date of this agreement was May 3, 2004. A First Amendment to License Agreement was executed with an effective date of July 7, 2009.

We have licensed exclusive worldwide rights to compounds from Bayer Pharmaceuticals, Corp. for the treatment of a range of diseases. The license has no restrictions on disease indications for therapeutic use. Bayer retains certain commercialization rights. This license was acquired October 8, 2007.

We have licensed exclusive worldwide rights to a boroproline family of small molecule compounds, including talabostat, from Tufts. We entered into this license agreement in May 1997. The Tufts license agreement remains in effect until the later of the date of the last-to-expire patents, or 15 years from the date of initial commercial sale of a licensed product. Tufts also has the right to terminate the license if no licensed product is sold in the U.S. by May 2011.

Governmental Regulation

Our research, development and pre-clinical and clinical trials of most of our intended products are subject to an extensive regulatory approval process by the U.S. Food and Drug Administration (the “FDA”) and other regulatory agencies in the U.S. and abroad. The process of obtaining FDA and other required regulatory approvals for drug and biological products, including required pre-clinical and clinical testing, is lengthy, expensive and uncertain. Even if regulatory clearance is obtained, a marketed product is subject to continual review, and later discovery of previously unknown products or failure to comply with the applicable regulatory requirements may result in restrictions on a product’s marketing or withdrawal of the product from the market as well as possible criminal sanctions. Changes in existing regulations or adoption of new regulations or policies could prevent us from obtaining, or affect the timing of, future regulatory approvals or clearances. Noncompliance with applicable requirements can result in fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal to authorize the marketing of new products or to allow us to enter into supply contracts and criminal prosecution.

Even if our proposed products are approved for market, we will be subject to continuing regulation. We and our collaborative partners will continuously be subject to routine inspection by the FDA and will have to comply with the host of regulatory requirements that usually apply to pharmaceutical products marketed in the U.S., including labeling regulations, Good Manufacturing Practices (“GMP”) requirements, adverse drug experience regulation, and the FDA’s regulations regarding promoting products for unapproved or “off-label” uses.

In addition, failure to comply with applicable international regulatory requirements can result in fines, injunctions, civil penalties, recalls or seizures of products, total or partial suspensions of production, refusals by foreign governments to permit product sales and criminal prosecution. Furthermore, changes in existing regulations or adoption of new regulations or policies could prevent us from obtaining, or affect the timing of, future regulatory approvals or clearances.

Research and Development Activities

Research and development costs associated with our products and technologies, as well as facilities costs, personnel costs, marketing programs and overhead account for a substantial portion of our operating expenses. Research and development costs associated with our products and technologies, as well as facilities costs, personnel costs, marketing programs and overhead account for a substantial portion of our operating expenses. Research and development costs include personnel costs, clinical and related drug manufacturing and testing costs, laboratory and animal supplies, outside services and contract laboratory costs. For a discussion of the amount spent on research and development activities, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” above.

Employees

We currently have five full-time employees. The Company engages an international network of contractors and consultants on an as needed basis. This allows us to maintain greater control on fixed overhead costs.

Available Information

Our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K that we may file or furnish to the SEC pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 as well as any amendments to any of those reports are available free of charge on or through our website as soon as reasonably practicable after we file them with or furnish them to the SEC electronically. Our website is located at www.darabiosciences.com. In addition, you may receive a copy of any of our reports free of charge by contacting our Investor Relations department at our corporate headquarters.

Properties

Our principal property is our corporate headquarters located at 8601 Six Forks Road, Suite 160, Raleigh, North Carolina. We lease this office space (7,520 square feet) under a lease agreement with The Prudential Insurance Company of America that has a term that runs through March 31, 2013.

Management

Executive Officers

The following is a list of our executive officers and their principal positions with us. Our management team has significant experience in biopharmaceuticals research and development.

Name	Age	Position
Richard A. Franco, Sr., R. Ph.	68	President, Chief Executive Officer, Director
Ann A. Rosar	58	Chief Accounting Officer

Richard A. Franco, Sr., R. Ph. has served as our Chief Executive Officer and a member of our board of directors since January 2009 and our President since February 2009. Previously, Mr. Franco served as our Chairman of the Board from October 2007 until March 2008, as President, Chief Executive Officer from January 2007 until March 2008 and as President and a member of our board of directors from 2005 until March 2008. Mr. Franco has been a leader in the pharmaceutical and medical industry for more than 35 years. Prior to joining our management team, Mr. Franco co-founded LipoScience, Inc., a private medical technology and diagnostics company, and served as president, CEO and director of that company. Prior to founding LipoScience, Inc., Mr. Franco served as president, CEO and director of Trimeris, Inc., a biopharmaceutical company (TRMS-NASDAQ). Mr. Franco was employed for more than a decade with Glaxo Inc. (now GlaxoSmithKline), where he served as a member of the Executive Committee, vice president and general manager of Glaxo Dermatology and the Cerenex Division and vice president of Commercial Development and Marketing. Mr. Franco currently is a director of Salix Pharmaceuticals, Ltd. (SLXP-NASDAQ), a specialty pharmaceutical company, director of Metropolitan Health Networks, Inc. (MDF-AMEX) a leading provider of healthcare services to people with Medicare in Florida, and Chapter President and Director of the Research Triangle Chapter of the National Association of Corporate Directors (NACD). Mr. Franco earned a Bachelor of Science degree in pharmacy from St. John’s University and did his graduate work in pharmaceutical marketing and management at Long Island University.

Mr. Franco brings to our board of directors a vital understanding and appreciation of the Company’s business and history acquired through his service with the Company, as well as significant knowledge of and experience in the pharmaceutical and medical industries. Mr. Franco has extensive business, managerial, executive and leadership experience that further qualify him to serve as a member of the board. His educational background in pharmacy, pharmaceutical marketing and management also provides the board with an essential perspective. Mr. Franco has a valuable understanding of the role played by the board of directors acquired through service on the boards of several companies.

Ann A. Rosar has served as our Chief Accounting Officer since January 2009 and as our Controller from November 2007 until January 2009. Ms. Rosar has over twenty years experience in finance with publicly held companies and more than ten years experience regarding regulatory reporting requirements. Prior to joining the Company, Ms. Rosar was the Manager of Financial Reporting and Accounting with Cicero, Inc. (formerly Level 8 Systems), a provider of business integration software, from June 2000 until November 2007, where she was responsible for Securities and Exchange Commission reporting, audits and budget analysis. Prior to that position, she served as Senior Financial Analyst-Business Operations for Nextel Communications. Ms. Rosar received a MBA in Finance from the University of Houston and received her undergraduate degree from North Carolina State University.

Directors

The following table sets forth certain information concerning our non-employee directors as of March 5, 2010:

Name	Age	Board Committees
Haywood Cochrane	61	Audit; Compensation
David Drutz	71	Audit; Compensation
Gail F. Lieberman	66	Audit; Compensation

Haywood Cochrane has served as a member of our board of directors since February 2008. Mr. Cochrane served as Vice Chairman and a director of I-Trax, Inc. (AMEX: DMX), a publicly traded, total population health management and productivity company, from 2004 to 2008. He joined I-Trax when I-Trax acquired CHD Meridian Healthcare where he served as Chairman and Chief Executive Officer from 1997 to 2004. Mr. Cochrane has over 20 years of healthcare experience in executive and senior management positions, including Senior Vice President and Chief Operating Officer of Roche Biomedical Laboratories, President and Chief Executive Officer of Allied Clinical Laboratories and Executive Vice President and Chief Financial Officer of Laboratory Corporation of America. Mr. Cochrane earned an A.B. degree in Political Science from the University of North Carolina at Chapel Hill where he was a Morehead Scholar.

Mr. Cochrane brings to our board his extensive executive and senior management experience in the healthcare industry and is an “audit committee financial expert” as such term is defined under applicable SEC rules. He is further qualified for service on our board because of his relevant business expertise and leadership experience acquired through his experience serving as Vice Chairman and Chairman of the boards of directors of other healthcare-related companies.

David J. Drutz, M.D. has served as a member of our board of directors since February 2008. Dr. Drutz currently serves as Chairman of the board of directors of Tranzyme Inc. and as a director of MethylGene Inc. (TSX: MYG), a biopharmaceuticals company. He has been a General Partner with Pacific Rim Ventures (Tokyo, Japan) since 1999. Pacific Rim Ventures (PRV) is focused on global biotechnology investment opportunities in the area of the life sciences. He has also been President of Pacific Biopharma Associates, a biotechnology consulting firm, since 1999. Dr. Drutz was formerly Vice President Biological Sciences (Drug Discovery) and Vice President Clinical Research (AIDS therapeutics) at Smith Kline and French Laboratories in King of Prussia, PA, and Vice President Clinical Development, Daiichi Pharmaceutical Corporation, Ft. Lee, NJ. At Daiichi he was responsible for the development of five anti-infective and oncology products. Dr. Drutz left Daiichi in 1990 to enter the biotechnology industry. Before joining PRV he was President and Chief Executive Officer of Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH), a company specializing in therapeutics for diseases of the respiratory tract and other mucus membrane surfaces. Dr. Drutz received his M.D. degree at the University of Louisville, and postgraduate medical training at Vanderbilt University, following which he served as a U.S. Navy medical officer in Taiwan, Vietnam and the Philippines. He held senior faculty positions at the University of California, San Francisco, University of Texas and the University of Pennsylvania. He is board-certified in Internal Medicine, and a Fellow of the American College of Physicians and the Infectious Diseases Society of America.

Dr. Drutz’s experience as a medical doctor board-certified in Internal Medicine is extremely valuable to our board. In addition to his medical background, Dr. Drutz has a deep understanding of the drug development process acquired through holding a position in which he was responsible for the development of several pharmaceutical products. Dr. Drutz brings to his service on our board extensive experience in and understanding of the biotechnology industry, and a unique perspective acquired through his experience with investment and consulting firms and as a senior faculty member at several universities.

Gail F. Lieberman has served as a member of our board of directors since April 2009. Ms. Lieberman is the founder and Managing Partner of Rudder Capital, LLC, which provides financial and strategic advisory services for middle-market companies including M&A advisory and strategic consulting. She has been a Chief Financial Officer for several Fortune 500 companies, including Thomson Corporation’s Financial & Professional Publishing division, Moody’s Investor Service (D&B) and Scali, McCabe, Sloves (Ogilvy Group). Ms. Lieberman has recently served as a Director for three public companies in the healthcare and aerospace sectors: I-Trax Inc. (Amex: DMX); TriPath Imaging Inc. (NASDQ: TPTH); and Breeze-Eastern Corporation (Amex: BZC). Ms. Lieberman has also served as the Audit Committee Chair for I-Trax, Inc. and Breeze-Eastern Corporation. In addition, she sits on several advisory boards and non-profit boards including NY Report and Urban Glass. Ms. Lieberman holds a BA in Mathematics and Physics and an MBA in Finance from Temple University.

Ms. Lieberman has a significant understanding of the role played by the board of directors which was acquired through her service on the boards of several companies, including public companies in the healthcare and aerospace industries. She provides the board with financial expertise acquired through experience as the CFO of several Fortune 500 companies and as the founder and managing partner of a financial and strategic advisory consulting firm. Ms. Lieberman’s educational background in Math, Physics and Business Administration also provides our board with a unique and valuable perspective.

Audit Committee

The board of directors has an Audit Committee whose current members are Messrs. Cochrane (Chairman) and Drutz and Ms. Lieberman. The primary purpose of the Audit Committee is to act on behalf of the board of directors in its oversight of all material aspects of our accounting and financial reporting processes, internal controls and audit functions, including our compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The board of directors has determined that Mr. Cochrane is an “audit committee financial expert” as that term is defined under Regulation S-K, Item 407 (d)(5)(ii), and that he is independent under the current rules of the NASDAQ Stock Market and SEC rules and regulations.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who beneficially own more than 10% of our outstanding common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with all copies of Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us, we believe that during the fiscal year ended December 31, 2009, all filing requirements were timely satisfied except that Messrs. Cochrane, Drutz and Cauwenbergh, a former director of the company, each filed a late Form 4 with respect to a restricted stock grant, and Mr. Franco and Ms. Rosar each filed a late Form 4 with respect to an option grant.

Code of Ethics and Conduct

Our board of directors adopted a code of business ethics and conduct (the “Code of Ethics”), applicable to all of our executives, directors and employees. The Code of Ethics is available in print to any shareholder that requests a copy. Copies may be obtained by contacting Investor Relations at our corporate headquarters. Our Code of Ethics is also available in the Investor Relations section of our website at http://www.darabiosciences.com. We intend to make any disclosures regarding amendments to, or waivers from, the Code of Business Conduct required under Form 8-K by posting such information on our website.

Executive Compensation

Executive Officer Compensation

The following table sets forth information concerning the compensation earned by the individuals that served as our Principal Executive Officer during 2009 and our most highly compensated executive officer other than the individuals who served as our Principal Executive Officer during 2009 (collectively, the “named executive officers”):

2009 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Comp- ensation ($)		Total ($)
Richard A. Franco, Sr., R.Ph.	2009	—	150,000	171,000	250,000	—		571,000
Chairman, Chief Executive	2008	133,333	—	—	—	—		133,333
Officer and President
Ann A. Rosar(3)	2009	120,000	2,000	28,500	10,750	—		161,250
Chief Accounting Officer
John Didsbury, Ph.D.	2009	31,923	—	—	—	275,000	(4)	306,923
Former President and Chief	2008	294,359	—	—	350,000	—		644,359
Operating Officer

(1)	The amounts shown in this column indicate the grant date fair value of stock awards granted in the subject year computed in accordance with FASB ASC Topic 718. For additional information regarding the assumptions made in calculating these amounts, see Note 12 to our audited, consolidated financial statements included elsewhere herein.

(2)	The amounts shown in this column indicate the grant date fair value of option awards granted in the subject year computed in accordance with FASB ASC Topic 718. For additional information regarding the assumptions made in calculating these amounts, see Note 12 to our audited, consolidated financial statements included elsewhere herein.

(3)	Ms. Rosar was appointed Chief Accounting Officer in January 2009.

(4)	Represents severance payments pursuant to Dr. Didsbury’s employment agreement.

Richard A. Franco, Sr., R.Ph. returned to serve as our Chief Executive Officer and President as well as a member of our Board of Directors in January 2009. At that time and in light of the Company’s limited cash resources, the Compensation Committee approved the following compensation for Mr. Franco:

•	No cash salary;

•	A stock option award covering 62,500 shares of our Common Stock; and

•	A bonus opportunity to be determined following the completion of 2009 based on the achievement of certain Company performance goals.

In March 2009, Mr. Franco was appointed as Board Chairman.

In May 2009, the Compensation Committee approved a stock option award for Ms. Rosar covering 1,563 shares.

In September 2009 and in recognition of the Company’s success in raising funds and advancing the Company’s development programs and the fact that Mr. Franco did not receive a cash salary in 2009 and that Ms. Rosar did not receive a raise in 2009 or a bonus in 2008, the Compensation Committee approved:

•	restricted stock awards of 18,750 shares and 3,125 shares for Mr. Franco and Ms. Rosar, respectively;

•	accelerated vesting of 4,167 of Mr. Franco’s unvested options effective on September 24, 2009 and of the balance on January 1, 2010; and

•	accelerated vesting of Ms. Rosar’s May 2009 option grant.

Mr. Franco and Ms. Rosar exercised options to purchase 25,000 and 1,563 shares, respectively, in 2009.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table provides information regarding equity awards held by the named executive officers as of December 31, 2009. The market value of all restricted stock awards is based on the closing price of our common stock as of December 31, 2009 ($7.04).

	Options Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Richard A. Franco, Sr.	—	37,500	(1)	4.00	03/03/19	18,750	(2)	132,000
Ann Rosar	2,417	806	(3)	41.92	11/26/17	3,125	(2)	22,000
	806	806	(4)	22.40	09/09/18

(1)	Reflects the unvested portion of an option grant, which vested in full on January 1, 2010.

(2)	Represents shares of restricted stock that will vest in full on September 24, 2010.

(3)	Reflects the unvested portion of an option grant which will vest in full on November 26, 2010.

(4)	Reflects the unvested portion of an option grant which will vest in two equal annual installments beginning September 9, 2010.

Compensation of Directors

The following table sets forth information concerning the compensation earned by the individuals serving as non-employee directors during 2009:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(3)	Option Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
David J. Drutz	—	2,084	—	25,000	27,084
Haywood D. Cochrane, Jr.	—	2,084	—	25,000	27,084
Geert Cauwenbergh	—	—	—	25,000	25,000
Steve Gorlin	—	—	—	—	—
Gail F. Lieberman	25,000	—	18,000	—	43,000

(1)	The amounts shown in this column indicate the grant date fair value of stock awards granted in the subject year computed in accordance with FASB ASC Topic 718. For additional information regarding the assumptions made in calculating these amounts, see Note 12 to our audited, consolidated financial statements included elsewhere herein.

(2)	The amounts shown in this column indicate the grant date fair value of option awards granted in the subject year computed in accordance with FASB ASC Topic 718. For additional information regarding the assumptions made in calculating these amounts, see Note 12 to our audited, consolidated financial statements included elsewhere herein.

(3)	The table below sets forth the aggregate number of unvested shares of restricted stock and the aggregate number of stock options held by each non-employee director as of December 31, 2009.

Name	Aggregate Option Awards (#)	Aggregate Stock Awards (#)
Haywood D. Cochrane, Jr.	—	1,354
David J. Drutz	—	1,354
Gail F. Lieberman	3,125	—

(4)	Reflects distribution of shares of Surgivision common stock valued at the per share amount carried on the Company’s balance sheet, see Note 4 to our audited, consolidated financial statements included elsewhere herein.

In light of cash constraints, in December 2008, the cash components of our non-employee director compensation program were eliminated. In order to compensate for the elimination of the cash components of non-employee director compensation, each non-employee director was awarded a grant of 25,000 shares of SurgiVision stock in January 2009.

In addition, in January 2009, Messrs. Cauwenbergh, Cochrane and Drutz received grants of 182, 260 and 260 shares of restricted common stock, respectively, representing an annual award prorated for the portion of 2009 during which he served as a director.

Upon Ms. Lieberman’s appointment to the board on April 27, 2009, she received a cash award of $25,000 and grant of 3,125 stock options in lieu of an initial grant of 2,187 shares of restricted common stock.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Stock Ownership Table

The following table sets forth, as of September 14, 2010 certain information concerning beneficial ownership of our common stock (as determined under the rules of the SEC) by (1) each of our directors, (2) each of our executive officers, (3) all directors and executive officers as a group and (4) each person known by us to be the beneficial owner of more than five percent (5%) of our common stock.

Except as otherwise indicated, the address for each person is to the care of DARA BioSciences, Inc., 8601 Six Forks Road, Suite 160, Raleigh, North Carolina 27615.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Common Stock	Shares Subject to Options(1)		Total	Percentage of Class
Directors
Haywood D. Cochrane, Jr.	3,073	625		3,698	*

David J. Drutz	3,073	625		3,698	*

Gail F. Lieberman	208	2,188	(2)	2,396	*

Executive Officers
Richard A. Franco, Sr.	112,835	28,125		140,960	4.6%

Ann A. Rosar	4,688	4,407		9,095	*

John Didsbury	—	—		—	*

Directors and Executive Officers as a group (6 persons)	123,877	35,970		159,847	5.2%

*	Less than one percent.

(1)	Represents shares subject to options which are exercisable within 60 days.

(2)	Represents options held by Ms. Lieberman for the benefit of Rudder Capital, LLC.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options granted to employees, directors and consultants, as well as the number of securities remaining available for future issuance under our equity compensation plans as of December 31, 2009.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding option warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	89,473	$18.40	168,048

Equity compensation plans not approved by security holders	—	—	—

Total	89,473	$18.40	168,048

Certain Relationships and Related Transactions and Director Independence

During the 2009 fiscal year, the following individuals served as members of our board of directors: Geert Cauwenbergh, Haywood D. Cochrane, David Drutz, Richard Franco, Steve Gorlin and Gail Lieberman. Each of such directors, other than Mr. Franco and Mr. Gorlin, was “independent” as such term is defined in the listing standards of The NASDAQ Stock Market and the applicable rules of the SEC.

Material U.S. Federal Tax Considerations

This is a general summary of the material U.S. federal tax consequences of the acquisition, ownership and disposition of our units, comprised of convertible preferred stock and warrants, which we refer to collectively as our securities, purchased pursuant to this offering. This discussion assumes that public stockholders will hold our securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not address all aspects of U.S. federal taxation that may be relevant to a public stockholder in light of such public stockholder’s particular circumstances. In addition, this discussion does not address: (1) U.S. gift or estate tax laws except to the limited extent set forth below, (2) state, local or foreign tax consequences, (3) the special tax rules that may apply to certain public stockholders, including without limitation banks, insurance companies, financial institutions, broker-dealers, taxpayers that have elected mark-to-market accounting, taxpayers subject to the alternative minimum tax provisions of the Code, tax-exempt entities, regulated investment companies, real estate investment trusts, taxpayers whose functional currency is not the U.S. dollar, or U.S. expatriates or former long-term residents of the United States, or (4) the special tax rules that may apply to a public stockholder that acquires, holds, or disposes of our securities as part of a straddle, hedge, wash sale, constructive sale or conversion transaction or other integrated investment. Additionally, this discussion does not consider the tax treatment of partnerships (including entities treated as partnerships for U.S. federal tax purposes) or other pass-through entities or persons who hold our securities through such entities. The tax treatment of a partnership and each partner thereof generally will depend upon the status and activities of the partnership and such partner. Thus, partnerships, other pass-through entities and persons holding our securities through such entities should consult their own tax advisors.

This discussion is based on current provisions of the Code, U.S. Treasury regulations promulgated under the Code, judicial opinions, and published rulings and procedures of the U.S. Internal Revenue Service (the “IRS”), all as in effect on the date of this prospectus and all of which are subject to change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed below, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained.

As used in this “Material U.S. Federal Tax Considerations” section only, the term “U.S. Person” means a person that is, for U.S. federal income tax purposes: (1) an individual citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. Persons have the authority to control all substantial decisions of the trust, or (B) it has in effect a valid election to be treated as a U.S. Person. As used in this discussion, the term “U.S. holder” means a beneficial owner of our securities that is a U.S. Person and the term “non-U.S. holder” means a beneficial owner of our securities (other than an entity that is treated as a partnership or other pass-through entity for U.S. federal income tax purposes) that is not a U.S. Person. Each prospective investor is urged to consult its own tax advisors with respect to the U.S. federal, state, local and foreign tax consequences to such investor of the acquisition, ownership and disposition of our securities.

General

There is no authority addressing the treatment, for U.S. federal income tax purposes, of securities with terms substantially the same as the units, and, therefore, that treatment is not entirely clear. Each unit should be treated for U.S. federal income tax purposes as an investment unit consisting of one share of our Series A preferred stock which is convertible into shares of our common stock at a conversion price of $        , a Series A Warrant to acquire          shares of our common stock, and a Series B Warrant to acquire shares of our common stock. Each holder of a unit must allocate the purchase price paid by such holder for such unit among the share of Series A preferred stock, the Series A Warrant and the Series B Warrant based on their respective relative fair market values. A holder’s initial tax basis in the Series A preferred stock and each warrant included in each unit should equal the portion of the purchase price of the unit allocated thereto.

The foregoing treatment of the Series A preferred stock and warrants and a holder’s purchase price allocation are not binding on the IRS or the courts. Because there are no authorities that directly address instruments that are similar to the units, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, each prospective investor is urged to consult its own tax advisors regarding the U.S. federal, state, local and any foreign tax consequences of an investment in a unit (including alternative characterizations of a unit). Unless otherwise stated, the following discussions are based on the assumption that the characterization of the Series A preferred stock and warrants described above is accepted for U.S. federal tax purposes.

U.S. Holders

Taxation of Distributions

If we pay distributions to U.S. holders of our common stock or Series A preferred stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock or Series A preferred stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock or Series A preferred stock and will be treated as described under “U.S. Holders—Gain or Loss on Sale, Exchange or Other Taxable Disposition of Common Stock or Convertible Preferred Stock” below.

Dividends paid to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met and the U.S. holder refrains from making certain elections, dividends paid to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to capital gains (currently 15 percent) for tax years beginning before January 1, 2011, after which the rate applicable to dividends is currently scheduled to return to the tax rate generally applicable to ordinary income.

Deemed Distributions

If we do not declare and pay dividends on the Series A preferred stock, the accreted liquidation preference of the Series A preferred stock will be increased and may give rise to a deemed distribution, at the time of such increase, to the holders of the Series A preferred stock in the amount of all, or a portion of, the increase in liquidation preference. Such deemed distribution will be taxable in the same manner as a cash distribution of equal amount, as explained above in “—U.S. Holders—Taxation of Distributions”. A U.S. holder may be required to include all or a portion of the deemed distribution in gross income, which may result in tax liability even though no cash is received.

Conversion of Convertible Preferred Stock into Common Stock

A U.S. holder who converts Series A preferred stock into our common stock generally will not recognize gain or loss, except that the fair market value of any shares of common stock attributable to dividend arrearages may be treated as a deemed distribution, taxable as described above under “—U.S. Holders—Taxation of Distributions”. The adjusted tax basis of the common stock (excluding any common stock treated as a deemed distribution) will equal the tax basis of the Series A preferred stock exchanged and the holding period of the common stock received (excluding any common stock treated as a deemed distribution) will include the holding period of the Series A preferred stock. The tax basis of any common stock treated as a deemed distribution will equal its fair market value on the date of the conversion, and the U.S. holder will begin a new holding period for such common stock.

Gain or Loss on Sale, Exchange or Other Taxable Disposition of Common Stock or Convertible Preferred Stock

In general, a U.S. holder must treat any gain or loss recognized upon a sale, exchange or other taxable disposition of our common stock or Series A preferred stock as capital gain or loss (other than a conversion of Convertible Preferred Stock into our common stock, which will be treated as described above in “—U.S. Holders—Conversion of Convertible Preferred Stock into Common Stock”).. Any such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the disposed of common stock or Series A preferred stock exceeds one year. In general, a U.S. holder will recognize gain or loss in an amount equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition (or, if the Series A preferred stock is held as part of a unit at the time of the disposition, the portion of the amount realized on such disposition that is allocated to the Series A preferred stock based upon the then fair market values of the Series A preferred stock and the warrants included in the unit) and (2) the U.S. holder’s adjusted tax basis in the disposed of common stock or Series A preferred stock. A U.S. holder’s adjusted tax basis in its common stock or Series A preferred stock generally will equal the U.S. holder’s acquisition cost (that is, as discussed above, the portion of the purchase price of a unit allocated to a share of Series A preferred stock) less any prior distributions treated as a return of capital, as described above. Long-term capital gain realized by a non-corporate U.S. holder generally will be subject to a maximum rate of 15 percent for tax years beginning before January 1, 2011, after which the maximum long-term capital gains rate is scheduled to increase to 20 percent. The deduction of capital losses is subject to various limitations.

Exercise of a Warrant

A U.S. holder will not be required to recognize taxable gain or loss upon exercise of a warrant. The U.S. holder’s tax basis in the share of our common stock received upon exercise of the warrant generally will be an amount equal to the sum of the U.S. holder’s initial investment in the warrant (i.e., the portion of the U.S. holder’s purchase price for a unit that is allocated to the warrant, as described above) and the exercise price. The U.S. holder’s holding period in our common stock received upon exercise of the warrant will begin on the date following the date of exercise and will not include the period during which the U.S. holder held the warrant.

Sale, Exchange, Redemption or Expiration of a Warrant

Upon a sale, exchange (other than by exercise), redemption, or expiration of a warrant, a U.S. holder will be required to recognize gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration (or, if the warrant is held as part of a unit at the time of the disposition of the unit, the portion of the amount realized on such disposition that is allocated to the warrant based on the then fair market values of the warrants and the Series A preferred stock included in the unit) and (2) the U.S. holder’s tax basis in the warrant (that is, as discussed above, the portion of the U.S. holder’s purchase price for a unit that is allocated to the warrant). Such gain or loss generally would be treated as long-term capital gain or loss if the warrant was held by the U.S. holder for more than one year at the time of such disposition or expiration. The deductibility of capital losses is subject to various limitations.

Non-U.S. Holders

Taxation of Distributions

In general, any distributions we make to a non-U.S. holder of our common stock or Series A preferred stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), generally will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, we generally will be required to withhold tax from the gross amount of the dividend at a rate of 30 percent, unless such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. holder’s adjusted tax basis in our convertible preferred stock or common stock and, to the extent such distribution exceeds the non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the convertible preferred stock or common stock, which will be treated as described under “Non-U.S. Holders—Gain on Sale, Exchange or Other Taxable Disposition of Common Stock, Series A Preferred Stock and Warrants” below. In addition, if we determine that we are likely to be classified as a “U.S. real property holding corporation” (see “Non-U.S. Holders—Gain on Sale, Exchange or Other Taxable Disposition of Common Stock, Series A Preferred Stock and Warrants” below), we will withhold 10 percent of any distribution that exceeds our current and accumulated earnings and profits, which withheld amount may be claimed by the non-U.S. holder as a credit against the non-U.S. holder’s U.S. federal income tax liability.

Dividends we pay to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a United States permanent establishment or fixed base maintained by the non-U.S. holder) generally will not be subject to U.S. withholding tax, provided such non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Persons. If the non-U.S. holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30 percent (or such lower rate as may be specified by an applicable income tax treaty).

Conversion of Series A Preferred Stock into Common Stock

Non-U.S. holders generally will not recognize any gain or loss for U.S. federal income tax purposes upon the conversion of Series A preferred stock into our common stock, except that the fair market value of any shares of common stock attributable to dividend arrearages may be treated as a deemed distribution, taxable as described above under “—Non-U.S. Holders—Taxation of Distributions.”

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock, Series A Preferred Stock and Warrants

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, exchange or other disposition of our common stock, Series A preferred stock or warrants

(including an expiration or redemption of our warrants), in each case without regard to whether those securities were held as part of a unit, unless:

•

the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•

we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the non-U.S. holder’s holding period for the security disposed of, and, generally, in the case where shares of our common stock or Series A preferred stock, as applicable, are regularly traded on an established securities market, the non-U.S. holder has owned, directly or indirectly or constructively, more than 5 percent of our common stock, or 5 percent of our Series A preferred stock, as applicable, at any time within the shorter of the five-year period ending on the date of disposition or such non-U.S. holder’s holding period for such securities disposed of. There can be no assurance that our common stock or our Series A preferred stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first and third bullet points above will be subject to tax at generally applicable U.S. federal income tax rates. Any gains described in the first bullet point above of a non-U.S. holder that is a foreign corporation may also be subject to an additional 30 percent “branch profits tax.” Gain described in the second bullet point above (which may be offset by U.S. source capital losses) will be subject to a flat 30 percent U.S. federal income tax. The gross proceeds from transactions that generate gains described in the third bullet point above generally will be subject to a 10 percent withholding tax, which withheld amount may be claimed by the non-U.S. holder as a credit against the non-U.S. holder’s U.S. federal income tax liability. Non-U.S. holders should consult any income tax treaties applicable to them, as those treaties that may provide for different rules.

We currently are not a U.S. real property holding corporation. However, we can provide no assurance that we will not become a U.S. real property holding corporation in the future. We will be classified as a U.S. real property holding corporation if the fair market value of our “U.S. real property interests” equals or exceeds 50 percent of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. Each non-U.S. holder should consult its own tax advisors as to whether the stock or warrants will be treated as “U.S. real property interests” and the tax consequences resulting from such treatment.

Exercise of a Warrant

The U.S. federal income tax treatment of a non-U.S. holder’s exercise of a warrant generally will correspond to the U.S. federal income tax treatment of the exercise of a warrant by a U.S. holder, as described under “U.S. Holders—Exercise of a Warrant” above.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each holder the amount of dividends or other distributions we pay to such holder on shares of our common stock or Series A preferred stock and the amount of tax withheld with respect to those distributions, regardless of whether withholding is required. In the case of a non-U.S. holder, the IRS may make copies of the information returns reporting those dividends and amounts withheld available to the tax authorities in the country in which the non-U.S. holder resides pursuant to the provisions of an applicable income tax treaty or exchange of information treaty.

The gross amount of dividends and proceeds from the disposition of our common stock, Series A preferred stock or warrants paid to a holder that fails to provide the appropriate certification in accordance with applicable U.S. Treasury regulations generally will be subject to backup withholding at the applicable rate (currently 28 percent).

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale by a non-U.S. holder of common stock, Series A preferred stock or warrants outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a non-U.S. holder sells common stock, Series A preferred stock or warrants through a U.S. broker or the U.S. office of a foreign broker, the broker will be required to report to the IRS the amount of proceeds paid to such holder, unless the non-U.S. holder provides appropriate certification (usually on an IRS Form W-8BEN) to the broker of its status as a non-U.S. holder or such non-U.S. holder is an exempt recipient. Information reporting (but not backup withholding) also would apply if a non-U.S. holder sells common stock, Series A preferred stock or warrants through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless in any such case the broker has documentary evidence that the beneficial owner is a non-U.S. holder and specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts we withhold under the backup withholding rules may be refunded or credited against the holder’s U.S federal income tax liability, if any, by the IRS if the required information is furnished to the IRS in a timely manner.

Legislation Relating to Foreign Accounts

Legislation has been recently enacted that imposes significant certification, information reporting and other requirements, and in certain cases, withholding taxes, on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. The legislation is generally effective for payments made after December 31, 2012. The failure to comply with the certification, information reporting and other specified requirements in the legislation would result in withholding tax being imposed on payments of dividends and sales proceeds to foreign intermediaries and certain non-U.S. holders. Non-U.S. holders should consult their own tax advisers regarding the application of this legislation to them.

Federal Estate Tax

Shares of our common stock, Series A preferred stock or warrants owned or treated as owned by an individual who is not a U.S. citizen or resident (as specifically defined for U.S. federal estate tax purposes) at the time of his or her death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless there is no federal estate tax in existence at such time or an applicable estate tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

Legal Proceedings

As of         , we had no outstanding material legal proceedings.

Legal Matters

The validity of the shares of common stock offered hereby and certain other legal matters will be passed upon for us by K&L Gates LLP, Raleigh, North Carolina.

Experts

The consolidated financial statements of DARA Biosciences, Inc. and subsidiaries at December 31, 2009 and 2008, and for each of the two years ended December 31, 2009 and for the period from June 22, 2002 (date of inception) through December 31, 2009, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

We are incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the Delaware General Corporation Law, as the same exists or may hereafter be amended (“DGCL”), provides, among other things, that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our certificate of incorporation provides that, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, our directors shall not be personally liable to us or our stockholders for monetary damages for any breach of their fiduciary duty as directors. In addition, our certificate of incorporation provides that we shall indemnify each person who was or is a party, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was, or has agreed to become, one of our directors or officers or is or was serving, or has agreed to serve, at our request as a director, officer or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against all expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

All of our directors and officers are covered by insurance policies maintained by us against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to such directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by such director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Where You Can Find More Information

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You can inspect and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding issuers, such as DARA BioSciences, Inc. (http://www.sec.gov). Our web site is located at http://www.darabiosciences.com. The information contained on our web site is not part of this prospectus.

Index to Financial Statements

DARA BioSciences, Inc.

(A Development Stage Company)

Page
Annual Financial Statements

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets at December 31, 2009 and 2008	F-3

Consolidated Statements of Operations for the Years Ended December 31, 2009 and 2008 and for the period from June 22, 2002 (Inception) through December 31, 2009	F-4

Consolidated Statements of Stockholders’ Equity for the Years Ended December 31, 2009 and 2008 and for the period from June 22, 2002 (Inception) through December 31, 2009	F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 2009 and 2008 and for the period from June 22, 2002 (Inception) through December 31, 2009	F-11

Notes to Consolidated Financial Statements	F-13

Unaudited Interim Financial Statements

Consolidated Balance Sheets at June 30, 2009 (Unaudited) and December 31, 2009	F-33

Consolidated Statements of Operations (Unaudited) for the Three and Six Months Ended June 30, 2010 and 2009 and for the period from June 22, 2002 (Inception) through June 30, 2010	F-34

Consolidated Statements of Cash Flows (Unaudited) for the Six Months Ended June 30, 2010 and 2009 and for the period from June 22, 2002 (Inception) through June 30, 2010	F-35

Notes to Consolidated Financial Statements (Unaudited)	F-37

DARA BIOSCIENCES, INC. AND SUBSIDIARIES

(A Development Stage Company)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of DARA BioSciences, Inc.

We have audited the accompanying consolidated balance sheets of DARA BioSciences, Inc. and subsidiaries, as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2009 and for the period from June 22, 2002 (date of inception) through December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of DARA BioSciences, Inc. and subsidiaries, at December 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2009 and for the period from June 22, 2002 (date of inception) through December 31, 2009, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Raleigh, North Carolina

March 9, 2010, except as to the sixth paragraph

of Note 1, as to which the date is May 14, 2010

DARA BIOSCIENCES, INC. AND SUBSIDIARIES

(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$3,167,302	$959,898
Marketable securities	—	1,656,408
Prepaid expenses and other assets, current portion	149,040	113,694

Total current assets	3,316,342	2,730,000

Furniture, fixtures and equipment, net	56,213	112,253
Restricted cash	78,757	78,105
Prepaid expenses and other assets, net of current portion	216,664	285,996
Prepaid license fee, net	340,000	460,000
Investments	130,468	222,479

Total assets	$4,138,444	$3,888,833

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$374,565	$866,081
Accrued liabilities	284,567	328,117
Capital lease obligation, current portion	6,338	12,951

Total current liabilities	665,470	1,207,149

Deferred lease obligation	10,968	5,933
Other liability	268,622	253,174
Capital lease obligation, net of current portion	22,009	48,973
Patent obligation	17,895	20,261

Total liabilities	984,964	1,535,490

Stockholders’ equity
Common stock, $0.01 par value, 75,000,000 shares authorized, 2,789,526 shares issued and outstanding at December 31, 2009, 1,882,043 issued and outstanding as of December 31, 2008.	27,895	18,820
Additional paid-in capital	30,588,276	24,579,252
Accumulated other comprehensive income	—	1,656,008
Deficit accumulated during the development stage	(27,893,552)	(24,549,937)

Total stockholders’ equity before noncontrolling interest	2,722,619	1,704,143
Noncontrolling interest	430,861	649,200

Total stockholders’ equity	3,153,480	2,353,343

Total liabilities and stockholders’ equity	$4,138,444	$3,888,833

The accompanying notes are an integral part of these consolidated financial statements.

DARA BIOSCIENCES, INC. AND SUBSIDIARIES

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,		Period from June 22, 2002 (inception) through December 31, 2009
	2009	2008
Operating expenses:
Research and development	$1,887,213	$7,323,304	$19,258,284
General and administrative	2,848,162	4,683,969	19,455,686

Total operating expenses	4,735,375	12,007,273	38,713,970

Loss from operations	(4,735,375)	(12,007,273)	(38,713,970)

Other income (expense):
Gain on distribution of nonmonetary asset	91,910	—	4,760,953
Gain on sale of marketable securities and nonmonetary assets	1,130,515	—	6,780,147
Other (expense) income, net	(9,575)	(15,981)	110,343
Interest (expense) income, net	(39,429)	124,937	751,656

Total other income, net	1,173,421	108,956	12,403,099

Loss before undistributed loss in equity method investments and net loss attributable to noncontrolling interests	(3,561,954)	(11,898,317)	(26,310,871)
Undistributed loss in equity method investments	—	—	(2,374,422)

Consolidated net loss	(3,561,954)	(11,898,317)	(28,685,293)
Net loss attributable to noncontrolling interest	218,339	328,975	1,011,088

Net loss attributable to controlling interest	$(3,343,615)	$(11,569,342)	$(27,674,205)

Basic and diluted net loss per common share attributable to controlling interest	$(1.53)	$(6.68)

Shares used in computing basic and diluted net loss per common share attributable to controlling interest	2,189,459	1,732,788

The accompanying notes are an integral part of these consolidated financial statements.

DARA BIOSCIENCES, INC. AND SUBSIDIARIES

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Stock Subscription Receivable	Deficit Accumulated During the Development Stage	Accumulated Other Comprehensive Income	Stockholders’ Equity (Deficit) Before Noncontrolling Interest	Noncontrolling Interest	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Issuance of common stock to founders	—	$—	—	$—	65,000	$65	$975	$—	$—	$—	$1,040	$—	$1,040
Net loss	—	—	—	—	—	—	—	—	(111,563)	—	(111,563)	—	(111,563)

Balance at December 31, 2002	—	—	—	—	65,000	65	975	—	(111,563)	—	(110,523)	—	(110,523)
Issuance of common stock	—	—	—	—	310,000	310	4,650	—	—	—	4,960	—	4,960
Issuance of preferred stock, net of issuance costs of $176,959	208,437	208	—	—	—	—	3,161,168	—	—	—	3,161,376	—	3,161,376
Share-based compensation	—	—	—	—	—	—	57,000	—	—	—	57,000	—	57,000
Net loss and comprehensive loss	—	—	—	—	—	—	—	—	(589,010)	—	(589,010)	—	(589,010)

Balance at December 31, 2003	208,437	208	—	—	375,000	375	3,223,793	—	(700,573)	—	2,523,803	—	2,523,803
Issuance of common stock	—	—	—	—	18,275	18	174,982	—	—	—	175,000	—	175,000
Issuance of preferred stock, net of issuance costs of $155,948	104,063	104	22,500	23	—	—	2,590,950	—	—	—	2,591,077	—	2,591,077
Stock subscription receivable	—	—	—	—	16,406	16	242,484	(242,500)	—	—	—	—	—
Issuance of options for services	—	—	—	—	—	—	12,254	—	—	—	12,254	—	12,254
Share-based compensation	—	—	—	—	—	—	94,219	—	—	—	94,219	—	94,219
Net loss and comprehensive loss	—	—	—	—	—	—	—	—	(3,949,039)	—	(3,949,039)	—	(3,949,039)

Balance at December 31, 2004	312,500	$312	22,500	$23	409,681	$409	$6,338,682	$(242,500)	$(4,649,612)	$—	$1,447,314	$—	$1,447,314

The accompanying notes are an integral part of these consolidated financial statements.

DARA BIOSCIENCES, INC. AND SUBSIDIARIES

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (continued)

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Stock Subscription Receivable	Deficit Accumulated During the Development Stage	Accumulated Other Comprehensive Income	Stockholders’ Equity (Deficit) Before Noncontrolling Interest	Noncontrolling Interest	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2004	312,500	$312	22,500	$23	409,681	$409	$6,338,682	$(242,500)	$(4,649,612)	$—	$1,447,314	$—	$1,447,314
Common stock dividend	—	—	—	—	429,891	430	(430)	—	—	—	—	—	—
Issuance of common stock	—	—	—	—	7,894	8	67,592	—	—	—	67,600	—	67,600
Issuance of preferred stock, net of issuance costs of $88,877	—	—	107,208	107	—		4,795,233	—	—	—	4,795,340	—	4,795,340
Issuance of options for services	—	—	—	—	—	—	16,304	—	—	—	16,304	—	16,304
Share-based compensation	—	—	—	—	—	—	1,224,805	—	—	—	1,224,805	—	1,224,805
Dividend of Medivation, Inc. stock	—	—	—	—	—	—	(2,532,600)	—	—	—	(2,532,600)	—	(2,532,600)
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	(4,618,654)	—	(4,618,654)	—	(4,618,654)
Unrealized gain on investments	—	—	—	—	—	—	—	—	—	647,572	647,572	—	647,572

Comprehensive loss											(3,971,082)	—	(3,971,082)

Balance at December 31, 2005	312,500	$312	129,708	$130	847,466	$847	$9,909,586	$(242,500)	$(9,268,266)	$647,572	$1,047,681	$—	$1,047,681

The accompanying notes are an integral part of these consolidated financial statements.

DARA BIOSCIENCES, INC. AND SUBSIDIARIES

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (continued)

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Stock Subscription Receivable	Deficit Accumulated During the Development Stage	Accumulated Other Comprehensive Income	Stockholders’ Equity (Deficit) Before Noncontrolling Interest	Noncontrolling Interest	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2005	312,500	$312	129,708	$130	847,466	$847	$9,909,586	$(242,500)	$(9,268,266)	$647,572	$1,047,681	$—	$1,047,681
Issuance of common stock	—	—	—	—	3	—	50	—	—	—	50	—	50
Non-cash exercise of options	—	—	—	—	10,052	10	(10)	—	—	—	—	—	—
Issuance of preferred stock, net of issuance costs of $487,987	—	—	267,187	267	—	—	12,336,747	—	—	—	12,337,014	—	12,337,014
Non-cash exercise of warrants	—	—	—	—	20,883	21	(21)	—	—	—	—	—	—
Issuance of common stock warrants	—	—	—	—	1,666	2	79,999	—	—	—	80,001	—	80,001
Share-based compensation	—	—	—	—	—	—	339,505	—	—	—	339,505	—	339,505
Distribution of Surgi-vision, Inc. stock	—	—	—	—	—	—	(3,083,156)	—	—	—	(3,083,156)	—	(3,083,156)
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	(1,965,290)	—	(1,965,290)	—	(1,965,290)
Unrealized gain on investments		—	—	—	—	—	—	—	—	4,799,964	4,799,964	—	4,799,964

Comprehensive loss											2,834,674	—	2,834,674

Balance at December 31, 2006	312,500	$312	396,895	$397	880,070	$880	$19,582,700	$(242,500)	$(11,233,556)	$5,447,536	$13,555,769	$—	$13,555,769

The accompanying notes are an integral part of these consolidated financial statements.

DARA BIOSCIENCES, INC. AND SUBSIDIARIES

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (continued)

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Stock Subscription Receivable	Deficit Accumulated During the Development Stage	Accumulated Other Comprehensive Income	Stockholders’ Equity (Deficit) Before Noncontrolling Interest	Noncontrolling Interest	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2006	312,500	$312	396,895	$397	880,070	$880	$19,582,700	$(242,500)	$(11,233,556)	$5,447,536	$13,555,769	$—	$13,555,769
Increase in reserves for uncertain tax positions per FIN 48 adoption	—	—	—	—	—	—	—	—	(219,348)	—	(219,348)	—	(219,348)
Non-controlling interest upon consolidation	—	—	—	—	—	—	—	—	—	—	—	1,441,949	1,441,949
Issuance of common stock	—	—	—	—	416	1	15,999	—	—	—	16,000	—	16,000
Share-based compensation	—	—	—	—	—	—	590,125	—	—	—	590,125	—	590,125
Cancellation of subscription receivable	—	—	—	—	—	—	—	242,500	—	—	242,500	—	242,500
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	(1,527,691)	—	(1,527,691)	(463,774)	(1,991,465)
Reversal of unrealized gain on investment and marketable securities	—	—	—	—	—	—	—	—	—	(5,447,536)	(5,447,536)	—	(5,447,536)

Comprehensive loss											(6,975,227)	(463,774)	(7,439,001)

Balance at December 31, 2007	312,500	$312	396,895	$397	880,486	$881	$20,188,824	$—	$(12,980,595)	$—	$7,209,819	$978,175	$8,187,994

The accompanying notes are an integral part of these consolidated financial statements.

DARA BIOSCIENCES, INC. AND SUBSIDIARIES

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (continued)

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Stock Subscription Receivable	Deficit Accumulated During the Development Stage	Accumulated Other Comprehensive Income	Stockholders’ Equity (Deficit) Before Noncontrolling Interest	Noncontrolling Interest	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2007	312,500	312	396,895	397	880,486	881	20,188,824	—	(12,980,595)	—	7,209,819	978,175	8,187,994
Conversion of DARA Shares	(312,500)	(312)	(396,895)	(397)	(880,486)	(881)	1,590	—	—	—	—	—	—
Exchange of common stock	—	—	—	—	908,161	9,080	(9,080)	—	—	—	—	—	—
Exchange of preferred stock	—	—	—	—	731,675	7,317	(7,317)	—	—	—	—	—	—
Merger/Reverse stock split Point Therapeutics	—	—	—	—	61,360	614	440,089	—	—	—	440,703	—	440,703
Shares issued to directors	—	—	—	—	7,976	80	120,460	—	—	—	120,540	—	120,540
Share-based compensation	—	—	—	—	13,750	138	1,540,588	—	—	—	1,540,726	—	1,540,726
Issuance of common stock	—	—	—	—	18,130	181	188,373	—	—	—	188,554	—	188,554
Shares issued for deferred payment	—	—	—	—	55	1	1,063	—	—	—	1,064	—	1,064
Shares issued to placement agent	—	—	—	—	140,936	1,409	1,931,448	—	—	—	1,932,857	—	1,932,857
Warrants issued	—	—	—	—	—	—	183,214	—	—	—	183,214	—	183,214
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	(11,569,342)	—	(11,569,342)	(328,975)	(11,898,317)
Unrealized gain on marketable securities	—	—	—	—	—	—	—	—	—	1,656,008	1,656,008	—	1,656,008

Comprehensive loss											(9,913,334)	(328,975)	(10,242,309)

Balance at December 31, 2008	—	$—	—	$—	1,882,043	$18,820	$24,579,252	$—	$(24,549,937)	$1,656,008	$1,704,143	$649,200	$2,353,343

The accompanying notes are an integral part of these consolidated financial statements.

DARA BIOSCIENCES, INC. AND SUBSIDIARIES

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (continued)

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Stock Subscription Receivable	Deficit Accumulated During the Development Stage	Accumulated Other Comprehensive Income	Stockholders’ Equity (Deficit) Before Noncontrolling Interest	Noncontrolling Interest	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2008	—	$—	—	$—	1,882,043	$18,820	$24,579,252	$—	$(24,549,937)	$1,656,008	$1,704,143	$649,200	$2,353,343

Shares issued to directors	—	—	—	—	(1,900)	(19)	32,721	—	—	—	32,702	—	32,702
Share-based compensation	—	—	—	—	32,012	320	470,040	—	—	—	470,360	—	470,360
Issuance of common stock	—	—	—	—	877,371	8,774	5,458,557	—	—	—	5,467,331	—	5,467,331
Warrants issued to placement agent	—	—	—	—	—	—	47,706	—	—	—	47,706	—	47,706
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	(3,343,615)	—	(3,343,615)	(218,339)	(3,561,954)
Unrealized gain on marketable securities	—	—	—	—	—	—	—	—	—	(1,656,008)	(1,656,008)	—	(1,656,008)

Comprehensive loss											(4,999,623)	(218,339)	(5,217,962)

Balance at December 31, 2009	—	$—	—	$—	2,789,526	$27,895	$30,588,276	$—	$(27,893,552)	$—	$2,722,619	$430,861	$3,153,480

The accompanying notes are an integral part of these consolidated financial statements.

DARA BIOSCIENCES, INC. AND SUBSIDIARIES

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,		Period From June 22, 2002 (inception) through December 31, 2009
	2009	2008
Operating activities
Consolidated net loss	$(3,561,954)	$(11,898,317)	$(28,685,293)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	157,171	157,486	415,832
Forgiveness of stock subscription receivable	—	—	242,500
Recognition of expense related to nonmonetary asset	—	—	1,035,589
Loss from equity investment	—	—	2,374,422
Accretion of debt discount	—	—	406,359
Share-based compensation	503,062	1,662,330	4,515,604
Expense of warrants issued with convertible notes	—	—	4,860
Expense of warrants issued to placement agent	47,706	183,214	230,920
Loss on disposal of capital assets	19,930	—	19,930
Gain on extinguishment of capital lease obligation	(12,240)	—	(12,240)
Loss on disposal of furniture, fixtures and equipment, net	1,885	15,981	35,905
Sale of investment as payment of interest expense	36,712	—	36,712
Distribution of investment for compensation	100,000	—	100,000
Gain on distribution of nonmonetary asset	(91,910)	—	(4,760,953)
Gain on sale of marketable securities and nonmonetary assets	(1,130,515)	—	(6,780,147)
Deferred lease obligation	5,035	1,015	10,969
Changes in operating assets and liabilities:
Prepaid expenses and other assets	33,986	160,034	(485,067)
Accounts payable	(491,516)	521,484	44,565
Accrued liabilities	(54,419)	(915,421)	(431,679)
Other liability	15,448	15,626	31,074

Net cash used in operating activities	(4,421,619)	(10,096,568)	(31,650,138)

Investing activities
Purchases of furniture, fixtures and equipment	(3,996)	(28,592)	(193,059)
Proceeds from sale of furniture, fixtures and equipment	1,050	3,358	5,366
Issuance of notes receivable	—	—	(1,400,000)
Proceeds from sale of marketable securities	178,124	—	1,951,211
Payments on notes receivable	—	—	711,045
Cash received in the Point merger	—	771,671	771,671
Purchase of investments in affiliates	—	—	(2,471,400)
Proceeds from sale of investments in affiliates	500,000	—	4,405,692

Net cash provided by investing activities	675,178	746,437	3,780,526

The accompanying notes are an integral part of these consolidated financial statements.

DARA BIOSCIENCES, INC. AND SUBSIDIARIES

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

	Year Ended December 31,		Period From June 22, 2002 (inception) through December 31, 2009
	2009	2008
Financing activities
Proceeds from issuance of notes payable	$500,000	$—	$605,000
Principal payments on notes payable	—	—	(255,000)
Payments on capital lease	(21,337)	3,717	(17,620)
Establishment of other financing	18,559	—	18,559
Repayments on other financing	(10,056)	—	(10,056)
Proceeds from exercise of options and warrants	110,750	188,554	379,355
Proceeds from issuance of common stock and warrants, net of issuance costs	5,356,581	1,932,857	30,395,433
Establishment of restricted cash	(652)	(78,105)	(78,757)

Net cash provided by financing activities	5,953,845	2,047,023	31,036,914

Net increase (decrease) in cash and cash equivalents	2,207,404	(7,303,108)	3,167,302
Cash and cash equivalents at beginning of period	959,898	8,263,006	—

Cash and cash equivalents at end of period	$3,167,302	$959,898	$3,167,302

Supplemental disclosure of non-cash financing activities
Equipment purchased through financing	$—	$71,158	$91,676
Advances to stockholders for stock issued	—	—	1,040
Payable accrued for stock issuance	—	—	350,000
Note issued for stock issuance	—	—	150,000
Note issued for prepaid license fee	—	—	1,000,000
Note received for stock issuance	—	—	(242,500)
Stock received for consideration of outstanding loans	—	—	(427,280)
Forgiveness of stock subscription receivable	—	—	242,500
Shares issued to employees & non-employee directors	109,557	120,540	246,097
Shares issued to third party for services	41,667	322,261	363,928
Exchange of investment for cancellation of note payable	36,712	—	36,712
Exchange of investment for cancellation of accrued interest	500,000	—	500,000
Conversion of note into equity of subsidiary	—	—	1,441,948

The accompanying notes are an integral part of these consolidated financial statements.

DARA BIOSCIENCES, INC. AND SUBSIDIARIES

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

The Company

DARA BioSciences, Inc. (the “Company”), headquartered in Raleigh, North Carolina, was incorporated on June 22, 2002. The Company is a development stage company that acquires therapeutic drug candidates for development and subsequent licensing or sale to healthcare companies.

The activities of the Company have primarily consisted of establishing offices, recruiting personnel, conducting research and development, performing business and financial planning and raising capital. Accordingly, the Company is considered to be a biopharmaceutical development stage company. The Company has incurred losses since inception through December 31, 2009 of $27,674,205 and expects to continue to incur losses and require additional financial resources to achieve monetization of its product candidates.

On February 12, 2008, the Company, formerly known as Point Therapeutics, Inc.(the “Company”), completed the merger transaction (the “Merger”) contemplated by the Agreement and Plan of Merger dated October 9, 2007, as amended December 19, 2007 (the “Merger Agreement”), among the Company, DP Acquisition Corp., a wholly-owned subsidiary of the Company (“Merger Sub”), and DARA BioSciences, Inc., a privately held development stage pharmaceutical company based in Raleigh, North Carolina (“DARA”). Pursuant to the Merger, each share of DARA common stock and preferred stock issued and outstanding immediately prior to the effective time of the Merger ceased to be outstanding and was converted into the right to receive 1.031406 shares of Company common stock, plus cash in lieu of any fractional shares. As a result of the transaction, the former DARA stockholders received 96.4% of the Company’s outstanding shares of common stock on a fully-diluted basis and Merger Sub merged with and into DARA, with DARA surviving as a wholly-owned subsidiary of the Company. Upon consummation of the Merger, the Company changed its name to DARA BioSciences, Inc.

For accounting purposes, the Merger was treated as a reverse acquisition with DARA being the accounting acquirer. Accordingly, the historical financial information in these financial statements prior to the Merger is that of DARA and its consolidated subsidiaries and all references to the “Company” in these financial statements relating to periods prior to the Merger refer to DARA (see Note 3).

The Company’s business is subject to significant risks consistent with specialty pharmaceutical and biotechnology companies that are developing technologies and eventually products for human therapeutic use. These risks include, but are not limited to, uncertainties regarding research and development, access to capital, obtaining and enforcing patents, receiving regulatory approval and competition with other biotechnology and pharmaceutical companies.

On May 12, 2010, the Company effected a reverse stock split of the Company’s common stock. Pursuant to this reverse stock split, each 16 shares of the Company’s common stock issued and outstanding immediately prior to the reverse stock split was converted into one share of the Company’s common stock. The main purpose of the reverse stock split is to enable the Company to regain compliance with the minimum $1.00 per share bid price requirement for continued listing of the Company’s common stock on The NASDAQ Capital Market. All share or per share information included in these unaudited Notes to Consolidated Financial Statements and the audited and unaudited Consolidated Financial Statements have been retroactively restated to effect the reverse stock split.

2. Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of DARA BioSciences, Inc. and its majority-owned subsidiaries: DARA Pharmaceuticals, Inc., (which is wholly owned by the Company), DARA Therapeutics, Inc. (which holds the Company’s assets related to its KRN5500 program and is owned 75% by the Company), and Point Therapeutics Massachusetts, Inc., (which is wholly owned by the Company). The Company has control of all subsidiaries, and as such, they are all consolidated in the presentation of the consolidated financial statements. All significant intercompany transactions have been eliminated in the consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual amounts could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents approximate their fair value.

Investments and Marketable Securities

The Company accounts for its investment in marketable securities in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 320, Investments – Debt and Equity Securities . See Note 4 for further information. This statement requires certain securities to be classified into three categories:

Held-to-maturity – Debt securities that the entity has the positive intent and ability to hold to maturity are reported at amortized cost.

Trading Securities – Debt and equity securities that are bought and held primarily for the purpose of selling in the near term are reported at fair value, with unrealized gains and losses included in earnings.

Available for Sale – Debt and equity securities not classified as either securities held-to-maturity or trading securities are reported at fair value with unrealized gains or losses excluded from earnings and reported as a separate component of stockholders’ equity.

In accordance with FASB ASC 320, the Company reassesses the appropriateness of the classification of its investments as of the end of each reporting period. To date, all marketable securities have been classified as available-for-sale, and are carried at fair value with unrealized gains and losses reported as a component of accumulated other comprehensive income (loss) in stockholders’ equity (deficit).

The Company utilizes FASB ASC 820, Fair Value Measurements and Disclosures, to value its financial assets and liabilities. FASB ASC 820’s valuation techniques are based on observable and unobservable inputs. Observable inputs reflect readily obtainable data from independent sources, while unobservable inputs reflect our market assumptions. FASB ASC 820 classifies these inputs into the following hierarchy:

Level 1 Inputs – Quoted prices for identical instruments in active markets.

Level 2 Inputs – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 Inputs – Instruments with primarily unobservable value drivers.

In determining fair value, the Company utilizes techniques to optimize the use of observable inputs, when available, and minimize the use of unobservable inputs to the extent possible. As such, the Company uses valuation models in determining fair value. Based on this valuation technique, the Company utilizes certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and or risks inherent in the inputs.

The Company’s other investments include investments in privately-held companies. Pursuant to FASB ASC 323, Investments – Equity Method and Joint Ventures, the Company accounts for these investments either at historical cost, or if the Company has significant influence over the investee, the Company accounts for these investments using the equity method of accounting. The Company reviews all investments for indicators of impairment at least annually, or whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable. In making impairment determinations for investments in privately-held companies, the Company considers certain factors, including each company’s cash position, financing needs, earnings, revenue outlook, operational performance, management or ownership changes as well as competition. In making impairment determinations for investments of available-for-sale securities, the Company also reviews the current market price for other-than-temporary declines in values following the guidance required by FASB ASC 320, Investments – Debt and Equity Securities.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and marketable securities. The Company maintains cash deposits with a federally insured bank that may at times exceed federally insured limits. The majority of funds in excess of the federally insured limits are held in sweep investment accounts collateralized by the securities in which the funds are invested. As of December 31, 2009 and 2008, the Company had balances of $2,917,302 and $709,898, respectively, in excess of federally insured limits ($250,000) held in non-investment accounts.

Furniture, Fixtures and Equipment, net

Furniture, fixtures and equipment, net are recorded at cost and depreciated over the estimated useful lives of the assets (three to five years) using the straight-line method.

Research and Development Costs

The Company expenses research and development costs as incurred. Research and development costs include personnel and personnel related costs, costs associated with clinical trials, including amounts paid to contract research organizations and clinical investigators, manufacturing, process development and clinical product supply costs, research costs and other consulting and professional services, and allocated facility and related expenses.

Share-Based Compensation Valuation and Expense

The Company measures compensation cost for share-based payment awards granted to employees and non-employee directors at fair value using the Black-Scholes option-pricing model. Compensation expense is recognized on a straight-line basis over the service period for awards expected to vest. Stock-based compensation cost related to share-based payment awards granted to non-employees is adjusted each reporting period for changes in the fair value of the Company’s stock until the measurement date. The measurement date is generally considered to be the date when all services have been rendered or the date that options are fully vested. See Note 14 for further information.

Comprehensive Income

FASB ASC 220, Comprehensive Income, requires components of other comprehensive income, including gains and losses on available-for-sale investments, to be included as part of total comprehensive income. The Company’s comprehensive income consists of net loss and unrealized gains and losses on available-for-sale investments. The Company displays comprehensive income and its components as part of the statement of equity and comprehensive income in its consolidated financial statements.

Income Taxes

The Company uses the liability method in accounting for income taxes as required by FASB ASC 740, Income Taxes. Under this method, deferred tax assets and liabilities are recognized for operating loss and tax credit carry forwards and for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized.

Net Loss Per Common Share

The Company calculates its basic loss per share in accordance with FASB ASC 260, Earnings Per Share, by dividing the earnings or loss applicable to common stockholders by the weighted-average number of common shares outstanding for the period less the weighted average unvested common shares subject to forfeiture and without consideration for common stock equivalents. Diluted earnings per share is computed by dividing the earnings applicable to common stockholders by the weighted-average number of common share equivalents outstanding for the period less the weighted average unvested common shares subject to forfeiture and dilutive common stock equivalents for the period determined using the treasury-stock method. For purposes of this calculation, options and warrants to purchase common stock are considered to be common stock equivalents and have been excluded from the years ended December 31, 2009 and 2008 as their effect is anti-dilutive.

	Year ended December 31,
	2009	2008
Net loss attributable to controlling interest	$(3,343,615)	$(11,569,342)

Basic and diluted net loss per common share attributable to controlling interest:
Weighted-average shares used in computing basic and diluted net loss per common share	2,189,459	1,732,788

Basic and diluted net loss per common share attributable to controlling interest	$(1.53)	$(6.68)

Recently Issued Accounting Pronouncements

In June, 2009, FASB issued and the Company adopted FASB ASC 105, Generally Accepted Accounting Principles. FASB ASC 105 approved the FASB ASC as the source of authoritative nongovernmental GAAP. All existing accounting standards have been superseded and all other accounting literature not included in the FASB ASC will be considered nonauthoritative. Accordingly, all references to accounting standards have been conformed to the new ASC hierarchy.

In May 2009, the FASB issued FASB ASC 855, Subsequent Events. FASB ASC 855 establishes principles and requirements for subsequent events, in particular: (i) the period after the balance sheet date during which management of a reporting entity shall evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; (ii) the circumstances under which an entity shall recognize events or transactions occurring after the balance sheet date in its financial statements; and (iii) the disclosures that an entity shall make about events or transactions that occurred after the balance sheet date. See Note 17 for further information.

In December 2007, the FASB issued FASB ASC 810, Consolidation. FASB ASC 810 requires that noncontrolling interests (previously referred to as minority interests) be clearly identified and presented as a component of equity, separate from the parent’s equity. FASB ASC 810 also requires that the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income; that changes in ownership interest be accounted for as equity transactions; and that when a subsidiary is deconsolidated, any retained noncontrolling equity investment in that subsidiary and the gain or loss on the deconsolidation of that subsidiary be measured at fair value. FASB ASC 810 is to be applied prospectively, except for the presentation and disclosure requirements (which are to be applied retrospectively for all periods presented) and is effective for fiscal years beginning after December 15, 2008. Effective January 1, 2009, the Company adopted FASB ASC 810. The effect was an increase in total equity of $430,861 and $649,200 at December 31, 2009 and 2008, respectively. There was no material effect to the Company’s consolidated results of operations.

FASB ASC 810 also requires retrospective application of its disclosure and presentation requirements for all periods presented. Accordingly, noncontrolling interests at December 31, 2008 which were previously reported as minority interest in subsidiary, have been reclassified as a separate component of equity. Furthermore, net earnings previously reported as minority interest in subsidiary for the period from June 22, 2002 (inception) through December 31, 2009 have been presented as attributable to noncontrolling interest.

In November 2007, the EITF ratified a consensus on FASB ASC 808, Collaborative Arrangements, which requires participants in a collaboration to make separate disclosures regarding the nature and purpose of an arrangement, their rights and obligations under the arrangement, the accounting policy for the arrangement and the income statement classification and amounts arising from the arrangement between participants for each period an income statement is presented. FASB ASC 808 is effective beginning January 1, 2009. The Company’s adoption of FASB ASC 808 did not have a material effect on the Company’s consolidated results of operations and financial position.

Reclassifications

Certain reclassifications have been made to the 2008 financial statements and accompanying notes to conform with the 2009 presentation. These reclassifications had no effect on net loss or total stockholders’ equity as previously presented.

3. Merger

On February 12, 2008, DARA and Point Therapeutics, Inc. (“Point”) completed the Merger as described in Note 1. The Directors of Point and DARA, respectively, believed that by combining Point and DARA, the combined company would generate improved long-term operating and financial results and establish a stronger competitive position in the industry by gaining access to greater resources, diversification and increased access to capital. In merging with Point, the DARA board also considered the potential for increased liquidity for its stockholders expected as the result of the Merger.

Following the effectiveness of the Merger, Point changed its corporate name to DARA BioSciences, Inc. and changed its ticker symbol on the NASDAQ Capital Market to “DARA”. The Merger was intended, among other things, to allow the business of privately-held DARA to be conducted by the Company given that DARA’s business became the primary business of the Company following the Merger.

The Merger was accounted for as a reverse acquisition under the purchase method of accounting for business combinations in accordance with GAAP. Under this method of accounting, Point is treated as the acquired company for financial reporting purposes. On February 12, 2008, Point had $761,671 in cash. Under the terms of the Merger Agreement, as of the closing of the Merger, the former holders of DARA equity securities acquired 96.4% of the capital stock of the Company (on a fully diluted basis). Immediately following the Merger, the Board of Directors of the Company consisted of six directors, all of whom were former directors of DARA. In addition, the senior management team of DARA manages the operations of the Company, with the exception of the Chairman of the Board of Directors and Chief Executive Officer who resigned from the Company as of March 21, 2008. In accordance with guidance applicable to these circumstances, the Merger was considered to be a capital transaction in substance. Accordingly, for accounting purposes, the Merger was treated as the equivalent of the Company issuing stock for the net assets of Point. The net assets of Point were stated at fair value, which approximates historical cost, with no goodwill or other intangible assets recorded. The Company’s deficit accumulated in the development stage was carried forward after the Merger. Following is the allocation of the purchase price to the net assets of Point based on fair values:

Cash	$771,671
Other current assets	480,638
Fixed assets, net of depreciation	56,307
Accrued liabilities	(837,652)
Merger transaction cost expensed	1,271,950

Total purchase price	$1,742,914

The Merger had no effect on loss per share.

4. Investments

MiMedx (NASDAQ: OTC BB:MDXG.OB)

The Company’s marketable securities classified as available-for-sale consists entirely of equity securities in MiMedx Group, Inc. (OTC BB:MDXG.OB), formerly Spine Medica, Inc. MiMedx became a publicly traded company on February 8, 2008. The Company had carried the investment at cost of $400 and classified it as a long-term investment in fiscal years prior to that date.

The Company was restricted from selling the shares until February 9, 2009 upon which date the Company became able to sell shares to improve its cash position. Utilizing ASC 820, the valuation of MiMedx was based upon Level 3 inputs which included applying a lack-of-marketability discount to the quoted market price of MiMedx common stock as of December 31, 2008. This resulted in a fair value of $1,656,408 as of December 31, 2008 which represented an unrealized gain of $1,656,008 for the year.

During 2009, following the removal of the restriction allowing the sale of MiMedx shares, the market value of these shares declined. Between February 9, 2009 and April 20, 2009 the Company sold all its 400,002 shares of MiMedx realizing a gain on the sale of marketable securities of $177,724. At December 31, 2009, the Company no longer held an investment in MiMedx.

The Company does not have any other assets measured at fair value that would require non-recurring fair value adjustments (for example, where there is evidence of impairment).

SurgiVision, Inc.

SurgiVision, Inc. (SVI) is developing “real-time” devices to be used with Functional MRI Technology. The Company is targeting clinical solutions in areas such as MRI-guided deep brain stimulation and cardiac ablation to treat atrial fibrillation. The Company’s initial investment of $2,000,000 for 9,094,970 shares was in 2004. In 2006, the Company distributed a dividend of 6,166,312 and 178,688 shares of SVI common stock to all investors and vested stock option holders, respectively. The remaining investment of 2,749,970 shares was carried at cost of $222,479 at December 31, 2008.

In January 2009, the Company entered into a stock purchase and loan agreement and related agreements (the “Purchase and Loan Agreement”) with SVI in which the Company received $1,000,000 of total proceeds. The Company sold 500,000 of its 2,749,970 shares of SVI at $1.00 per share. In addition the Company entered into a loan agreement secured by 500,000 shares of the Company’s SVI stock. The Company recorded a gain of $459,500 on the sale.

Also in January 2009, the board of directors distributed 25,000 SVI shares to each of three independent members of the board valued at $1.00 per share. The Company distributed an additional 25,000 SVI shares valued at $1.00 per share as severance to its former Chief Financial Officer. The Company recorded compensation expense of $100,000 and a gain of $91,910 on distribution of nonmonetary asset.

On December 31, 2009, the Company entered into a Stock Purchase Agreement with SVI pursuant to which the Company sold 536,712 shares of SVI common stock to SVI. The purchase price for the shares was paid through cancellation of outstanding principal of $500,000 and accrued interest of $36,712 on the January 2009 secured promissory note issued by the Company to SVI. The Company recorded a gain of $493,291 on the sale of marketable securities.

As of December 31, 2009, the remaining investment of 1,613,258 shares was carried at cost of $130,468. In addition, the Company is the holder of a warrant to acquire 405,000 shares of common stock in SVI that has an exercise price of $.80 per share.

Medeikon

During fiscal 2004, the Company acquired 1,171,944 shares of Medeikon for $600,000 representing a 15% ownership. The Company did not have the ability to exercise significant influence over the management of the investee company, and therefore the investment was carried at its original cost and accounted for using the cost method of accounting for investments in accordance with APB 18. During 2005, the Company invested an additional $350,000 in Medeikon resulting in an increase in ownership to 23.8%. In accordance with APB 18, the Company re-evaluated its ownership interest and whether it had the ability to exercise significant influence over the operation of Medeikon and determined that the additional investment triggered a change in accounting for the investment from the cost method to the equity method, which the Company adopted in 2005. As required by APB 18, the investment and results of operations for the prior periods presented have been retroactively adjusted and restated to reflect the application of the equity method. During 2006, the Company invested an additional $100,000 in Medeikon resulting in an increase in ownership to approximately 25.4%.

The Company’s share of Medeikon’s loss for the year ended December 31, 2006 exceeded its basis. The loss of a noncontrolling interest is limited to the extent of equity capital. Application of the equity method resulted in an equity method loss in Medikon for the years ended December 31, 2004, 2005 and 2006 of $22,552, $734,327 and $293,121, respectively, and $1,050,000 for the period from June 22, 2002 (inception) through December 31, 2007. The carrying value at December 31, 2009 and 2008 of the investment in Medeikon was $0.

5. Furniture, Fixtures and Equipment, net

Furniture, fixtures and equipment, net consists of the following at December 31:

	2009	2008
Furniture and fixtures	$87,009	$87,195
Equipment	52,025	114,166
Computer software	7,852	7,852
Leasehold improvements	11,634	11,634

Total	158,520	220,847
Less accumulated depreciation	(102,307)	(108,594)

Furniture, fixtures, & equipment	$56,213	$112,253

The Company recognized a total loss of $21,185 on disposal of fixed assets. The Company had terminated a capital lease in 2009 which resulted in a loss on disposal of equipment of $19,930. The Company also sold equipment with a net book value of zero for a gain of $1,050, and disposed of equipment for a net loss of $2,935. The loss on the disposal of equipment was a loss of $9,786 that was offset by cash received of $6,851.

Depreciation expense, including depreciation related to assets held under capital leases, was $37,171 and $37,486 for the years ended December 31, 2009 and 2008, respectively.

6. Note Payable

On January 30, 2009, the Company entered into the Purchase and Loan Agreement with SVI pursuant to which the Company received $1,000,000 of total proceeds. The Company sold 500,000 of its 2,749,970 shares of SVI at $1.00 per share. The Company also entered into a loan agreement for $500,000 at 8% interest per annum due July 30, 2010. As collateral security for this loan, DARA pledged to SVI 500,000 additional SVI shares owned by the Company (See Note 4).

On December 31, 2009, the Company entered into a Stock Purchase Agreement with SVI pursuant to which the Company sold 536,712 shares of SVI common stock to SVI. The purchase price for the shares was paid through cancellation of outstanding principal of $500,000 and accrued interest of $36,712 on the January 2009 secured promissory note issued by the Company to SVI.

7. License Agreements

On May 4, 2004, the Company entered into a license agreement with a third party which the Company received a worldwide non-exclusive license to develop and commercialize licensed products based on patents and technological information in exchange for a promissory note and a royalty agreement related to future products and processes resulting from the technology as defined in the agreement. The Company recorded $1,035,000 in research and development expense during 2004 related to the license.

On July 1, 2004 the Company entered into a license agreement for a compound for the treatment of pain and central and peripheral nervous system conditions or diseases. The Company made a $100,000 license fee payment in 2004 which was recorded in research and development expense. In addition, the Company will be obligated to make future payments upon achievement of certain milestones.

On October 8, 2007, the Company entered into an exclusive license agreement under which the Company received certain intellectual property rights. The Company made a $600,000 license fee payment in October 2007. The Company has capitalized this asset and is amortizing the license over a 5 year period. The Company amortized $120,000 for each of the years ended December 31, 2009 and 2008, respectively. In addition, the

Company will be obligated to make future payments upon achievement of certain milestones as well as royalty payments as defined in the agreement. Estimated amortization expense for the fiscal years ended 2010, 2011, and 2012 is $120,000, $120,000, and $100,000, respectively.

On May 7, 1997, DARA (formerly Point Therapeutics Massachusetts, Inc.) entered into a license agreement (the “Agreement”) with Tufts University School of Medicine (“Tufts”). This Agreement was amended in May 1999. Under the Agreement, DARA received a worldwide license to certain patent and patent applications in exchange for a nonrefundable license fee of $50,000.

Under the Agreement, the Company is also required to pay $20,000 per year to Tufts. One-half of this payment is offset against the Company’s patent liability through 2012. Thereafter, each payment will be credited against royalties due to Tufts. At December 31, 2009, amounts due to Tufts per the Agreement are as follows:

Year ended December 31:
2010	$20,000
2011	10,000
2012	7,895

37,895
Less current portion	(20,000)

Patent obligation	$17,895

8. Noncontrolling Interest

On May 3, 2004, the Company issued a promissory note (the 2004 Note) to a third party organization in consideration for the license of the patents and technological information related to the therapeutic application of a certain compound for neuropathic pain. The principal amount of the 2004 Note was $1,000,000 and was settled through issuance of $1,000,000 in common stock of DARA Therapeutics, Inc. (formerly DARA Pharmaceuticals, Inc.), a wholly owned subsidiary of the Company at the maturity date, or due and payable in two equal payments of $500,000 at May 3, 2006 and May 3, 2007, as well as an additional $500,000 if the full face of the note was repaid in cash. The original 2004 Note had no stated interest rate.

The Company accounted for the 2004 Note in accordance with APB 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants (“APB 14”), and utilized a discounted cash flow model with an incremental borrowing rate of 15% to determine the fair value of the 2004 Note. At May 3, 2004, the Company determined that the fair value of the 2004 Note was approximately $1,035,000 and recorded a discount of $465,000. Also, as part of the original agreement, if the Company elected to settle the debt through issuance of shares of common stock DARA Therapeutics common stock (at a price per share as defined in the agreement), a repurchase put feature would be triggered. Under this repurchase feature, if DARA Therapeutics completed a sub-licensing or commercialization agreement with a third party using the compound technology, the third party would have the ability to require DARA Therapeutics to repurchase its shares of common stock at a price based upon the third party’s percentage of equity ownership in DARA Therapeutics as defined in the agreement.

On March 3, 2006, the promissory note was amended to extend the payment dates to March 3, 2007 and September 3, 2007 and accrue interest at 5% annually on $500,000 beginning March 3, 2006 and 5% annually on the remaining $500,000 beginning March 3, 2007.

Interest expense of $0 for the years ended December 31, 2009 and 2008, and $411,660 for the period from June 22, 2002 (inception) through December 31, 2009 was attributable to the amortization of the debt discount and accrued interest on the 2004 Note.

On March 1, 2007, DARA Therapeutics settled the 2004 Note through the issuance of 333,334 shares of common stock of DARA Therapeutics representing 25% of the then outstanding stock of DARA Therapeutics. The

Company recorded the issuance of DARA Therapeutics shares as noncontrolling interest in subsidiary in the amount of $1,441,948. Net loss attributable to the third party’s noncontrolling interest was $218,339 and $328,975 for the years ended December 31, 2009 and 2008, respectively, and $1,011,088 for the period from June 22, 2002 (inception) through December 31, 2009; which has reduced the noncontrolling interest in the subsidiary to $430,861 at December 31, 2009.

9. Leases and Other Financing Arrangements

Operating leases

On November 30, 2007, DARA entered into a lease agreement with the Prudential Insurance Company of America for 7,520 square feet of office space at 8601 Six Forks Road, Raleigh, North Carolina, known as Forum I. DARA relocated its corporate headquarters from 4505 Falls of the Neuse Road, Raleigh, North Carolina to Forum I in April 2008. The lease term began on April 1, 2008 and expires on March 31, 2013 with the option to terminate earlier for cause or to extend. DARA is recording expenses related to the lease evenly over the term of the lease and as a result has recorded a liability at December 31, 2009 for the deferred lease obligation of $10,968.

In connection with this lease, DARA issued a letter of credit in the amount of $77,080 on December 11, 2007. The letter of credit is renewable annually for the term of the lease with the landlord and is collateralized by cash held in an interest-bearing time deposit at DARA’s financial institution.

DARA also has in place various operating leases related to office equipment. Total rent expense for the years ended December 31, 2009 and 2008 was $162,071 and $137,820, respectively.

In July 2009, the Company entered into a financing agreement related to its product liability insurance in the amount of $18,559. The balance outstanding pursuant to this financing agreement as of December 31, 2009 was $8,503.

At December 31, 2009, future minimum commitments, under leases with non-cancelable terms of more than one year are as follows:

Operating Leases
Year:
2010	$163,490
2011	165,683
2012	169,144
2013	42,544

Total	$540,861

Capital Leases

As part of the merger with Point during 2008, the Company acquired office equipment under a capital lease agreement of $34,328. Additionally during 2008, the Company entered into a capital lease agreement of $35,801 for additional office equipment. This capital lease agreement was terminated in 2009 and the Company recorded a net loss of $19,930 on the capital lease assets and a gain on the extinguishment of the capital lease obligation of $12,240 in connection therewith which is recorded as other income (expense), net on the consolidated statements of operations for the year ended December 31, 2009. The cost of capital lease assets is included under property and equipment in the balance sheet at December 31, 2009 and 2008, respectively. Accumulated depreciation of the leased equipment was $10,079 and $10,778 at December 31, 2009 and 2008, respectively.

The future minimum lease payments required under capital leases and the present values of the net minimum lease payments as of December 31, 2009 are as follows:

Capital Leases
Year:
2010	$12,342
2011	12,342
2012	12,342
2013	4,114

Total	41,140
Less amount representing interest	(12,793)

Present value of minimum lease payments	$28,347

10. Commitments and Contingencies

On October 9, 2009, DARA entered into an Addendum and First Amendment to Material Transfer Agreement (the “Amendment”) with America Stem Cell, Inc. pursuant to which the Material Transfer Agreement between the Company and America Stem Cell dated March 24, 2008 (the “Agreement”) was amended. Under the Agreement, the Company is providing America Stem Cell with dipeptidylpeptidase (DPP-IV) inhibitors from its proprietary library which America Stem Cell is using to further its research and development program related to hematopoietic stem cell (HSC) transplants (the “Program”). Under the Agreement as amended by the Amendment, America Stem Cell is required to pay the Company a total of $250,000, in four equal installments over approximately three years, contingent upon America Stem Cell’s receipt of at least $3 million in grant funding for the Program. As of December 31, 2009 America Stem Cell has not received grant funding.

11. Stockholders’ Equity

Pursuant to the Merger Agreement, each share of DARA common stock and preferred stock issued and outstanding immediately prior to the effective time of the merger ceased to be outstanding and was converted into the right to receive 1.031406 shares of post-merger Company common stock, plus cash in lieu of any fractional shares. Additionally, outstanding options and warrants to purchase shares of DARA common stock became options and warrants to purchase shares of post-merger Company common stock adjusted as follows: the number of shares acquirable upon exercise was multiplied by 1.031406 and the exercise price per share was divided by 1.031406. As a result of the transaction, the former DARA stockholders received 96.4% of the Company’s outstanding shares of common stock on a fully-diluted basis and Merger Sub merged with and into DARA, with DARA surviving as a wholly-owned subsidiary of the Company.

Common Stock

On February 12, 2008, upon completion of the merger, the Company authorized issuance of 75,000,000 shares of common stock with a par value of $.01 per share. At December 31, 2008 there were 1,882,043 shares issued and outstanding. At December 31, 2009 there were 2,789,526 shares issued and outstanding.

On October 21, 2008, the Company entered into a Securities Purchase Agreement with certain investors in connection with a registered direct offering (the “Offering”) of up to 531,250 shares of the Company’s common stock and up to 850,000 warrants (less 53,125 Series A Warrants to Gilford Securities, Inc., the placement agent), to purchase shares of the Company’s common stock. The terms of the Offering provide for the common stock and warrants to be sold in units for $16.00 per unit, with each unit consisting of (1) one share of common stock, (2) a Series A Warrant to purchase one share of common stock for each unit purchased at the greater of (a) the consolidated bid price on NASDAQ Capital Market on the trading day immediately preceding the applicable closing date plus $0.16 and (b) $20.80 or, if higher, the exercise price for Series A Warrants set at an earlier closing and (3) a Series B Warrant to purchase one-half of a share of common stock for each unit purchased at $36.00 per share. Series A Warrants are exercisable beginning six months after the date of issuance and expire five years after they first become exercisable. Series B Warrants are exercisable beginning 12 months after the date of issuance and expire five years after they first become exercisable. The shares of common stock and Warrants in the Offering were offered pursuant to an effective shelf registration statement on Form S-3, which was initially filed with the SEC on April 9, 2008 and declared effective on April 18, 2008 (File No.333-150150).

The Company sold 140,937 units of common stock, 140,938 Series A warrants to purchase common stock, and 70,469 Series B warrants to purchase common stock at an initial closing that was completed on October 21, 2008 for gross proceeds of $2,255,000. After placement agent fees of $249,000 and legal expenses of $73,000 the cash proceeds to DARA were $1,933,000.

On June 15, 2009, the Company entered into a Securities Purchase Agreement with certain accredited investors in connection with the private issuance and sale to such investors of 214,617 units. Gross proceeds to the Company from this sale were $1,397,000, and net proceeds after placement agent fees were $1,298,180. Each unit consisted of (1) one share of common stock and (2) one warrant to purchase one share of common stock. The units were issued and sold to investors at a price per unit equal to the average of the closing sales price on the NASDAQ Capital Market for one share of common stock for the period of twenty (20) trading days ending on the last trading day prior to the date the investor executed the securities purchase agreement and deposited the purchase price. With this pricing mechanism, different investors paid different prices in the Private Placement depending on when they signed the Purchase Agreement and submitted their funds. Purchase prices ranged from $6.24 to $8.80 per unit. Each warrant has an exercise price equal to $7.36, which was the consolidated closing bid price on the trading day prior to the closing date. The warrants are exercisable beginning twelve months after the date of issuance with an expiration date of five years after the date of issuance. In addition to the warrants issued to investors, the placement agents received a total of 9,490 warrants.

The Company sold the units to certain accredited investors without registration under the Securities Act of 1933, as amended (the “Act”), or state securities laws, in reliance on the exemptions provided by Section 4(2) of the Act and/or Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws. Since the units have not been registered, they may not be offered or sold by investors absent registration or an applicable exemption from registration requirements, such as the exemption afforded by Rule 144 under the Act. Subject to the volume limit, manner of sale and other requirements of Rule 144, investors who are not affiliates of the Company would be able to re-sell the shares of the Company’s common stock acquired in the Private Placement following a six month holding period.

On September 10, 2009, the Company entered into a Securities Purchase Agreement with certain accredited investors in connection with a registered direct offering by the Company of 411,184 shares of the Company’s common stock and 308,388 warrants to purchase shares of common stock. The common stock and warrants were issued and sold in units for $6.08 per unit, with each unit consisting of one share of common stock and three-fourths of a warrant to purchase one share of common stock for each unit purchased. Under the securities purchase agreement, the units were sold at a closing that was completed on September 14, 2009 for gross proceeds of $2,500,000 and net proceeds after placement agent fees were $2,300,000. In connection with the September 18, 2009 transaction described above, the number of shares covered by these warrants increased by ten percent to 339,226 as the result of the operation of applicable anti-dilution provisions. Each warrant entitles the holder to purchase shares of common stock for an exercise price per share equal to $8.96. The warrants are exercisable beginning March 15, 2010 and expire September 14, 2012.

On September 16, 2009, DARA entered into a Securities Purchase Agreement with certain accredited investors in connection with a registered direct offering by the Company of 137,500 shares of the Company’s common stock and 68,750 warrants to purchase shares of common stock. In the offering, the common stock and warrants were sold in units for $8.84 per unit, with each unit consisting of one share of common stock and one-half of a warrant to purchase one share of common stock for each unit purchased. The closing of the sale of units under the Purchase Agreement took place on September 18, 2009 for gross proceeds of $1,215,500 and net proceeds after placement agent fees were $1,118,260. Each warrant entitles the holder to purchase shares of common stock for an exercise price per share equal to $7.84. The warrants are immediately exercisable and expire September 18, 2014.

On October 13, 2009, DARA entered into a Securities Purchase Agreement with certain accredited investors in connection with a registered direct offering by the Company of 87,502 shares of the Company’s common stock and 43,751 warrants to purchase shares of common stock. In the offering, the common stock and warrants were sold in units for $8.57 per unit, with each unit consisting of one share of common stock and one-half of a warrant to purchase one share of common stock for each unit purchased. Under the securities purchase agreement, the units were sold at a closing that was completed on October 14, 2009 for gross proceeds of $750,000 and net proceeds after placement agent fees were $690,000. Each warrant entitles the holder to purchase shares of common stock for an exercise price per share equal to $7.57. The warrants are immediately exercisable and expire October 14, 2014.

Preferred Stock

On February 12, 2008, upon completion of the merger the Company authorized 1,000,000 shares of preferred stock with a par value of $.01 per share. At December 31, 2009 and 2008 there were no outstanding preferred shares.

Prior to the merger, the Company had authorized the issuance of 25,000,000 shares of preferred stock with a par value of $0.001 per share. The 312,500 shares of Series A Preferred Stock and 396,895 shares of Series B Preferred Stock that were issued and outstanding at the time of the merger were converted into 731,674 shares of common stock per the exchange ratio of 1.031406.

Stock Dividend

On April 28, 2005, the board of directors approved a three for two (3:2) stock split in the form of a stock dividend. Stockholders of record on April 28, 2005 received a stock dividend of one share of common stock for every two shares of capital stock (preferred or common) owned on that date.

Warrants

The Company has a total of 935,859 warrants at a weighted-average price of $14.67 to purchase its common stock outstanding as of December 31, 2009. These warrants are summarized as follows:

Date	Price	Number of shares	Life	Expiration
October 13, 2009	$7.57	43,752	5 year	October 13, 2014
September 18, 2009	$7.84	68,750	5 year	September 18, 2014
September 14, 2009	$8.96	339,227	5 year	September 14, 2014
June 15, 2009	$7.36	224,109	5 year	June 15, 2014
October 21, 2008	$16.00	14,094	5 year	October 21, 2013
October 21, 2008	$20.80	140,938	5 year	October 21, 2013
October 21, 2008	$36.00	70,471	5 year	October 21, 2013
August 7, 2008	$640.00	2,142	5 year	August 7, 2012
March 31, 2006	$46.54	6,287	5 year	March 31, 2011
May 25, 2005	$31.03	14,004	5 year	May 25, 2010
February 21, 2005	$31.03	12,085	5 year	February 21, 2010

		935,859

Common Stock Reserved for Future Issuance

The Company has reserved authorized shares of common stock for future issuance at December 31, 2009 as follows:

Outstanding stock options	89,473
Possible future issuance under stock option plan	168,048
Outstanding warrants	935,859

1,193,380

12. Share-Based Compensation

DARA has two share-based compensation plans, the 2008 Employee, Director, and Consultant Plan, and the 2003 Amended and Restated Employee, Director, and Consultant Plan, together referred to herein as the “Stock Plans”.

During 2008, the Company adopted a share-based compensation plan which provides for the granting of incentive stock options, non-qualified stock options, stock appreciation rights, and stock grants (the “2008 Plan”). The 2008 plan provides for the granting by the board of directors of incentive stock options to employees and non-qualified stock options to employees, directors, and consultants of the Company or its subsidiaries. Options granted and shares underlying stock purchase rights issued under the 2008 Plan vest over periods determined by the board of directors, generally over three years, with 25% vested upon issuance and an additional 25% vested upon each of the successive three anniversary dates of the grant.

During 2003, the Company adopted a share-based compensation plan which provides for the granting of incentive stock options, non-qualified stock options, and stock grants. In 2008, this plan was amended and restated (the “2003 Plan”). The 2003 Plan provides for the granting by the board of directors of incentive stock options to employees and non-qualified stock options to employees, directors, and consultants of the Company or its subsidiaries. Options granted and shares underlying stock purchase rights issued under the 2003 Plan vest over periods determined by the board of directors, generally over three years, with 25% vested upon issuance and an additional 25% vested upon each of the successive three anniversary dates of the grant. Any outstanding options under the 2003 Plan that term or expire will be forfeited and not returned to the 2003 Plan for issuance.

Under the Stock Plans, exercise prices and life terms of stock option grants are determined based on the participant’s total combined voting power of all classes of stock of the Company or its affiliate. For participants who own 10% or less of the total combined voting power of all classes of stock of the Company or its affiliate, an incentive stock option’s exercise price must not be less than estimated fair value and its maximum term is ten years. For participants who own more than 10% of the total combined voting power of all classes of stock of the Company or its affiliate, an incentive stock option’s exercise price must not be less than 110% of estimated fair value and its maximum term is five years. The exercise price of non-qualified stock options is determined by the administrator; provided, that the exercise price per share shall be not less than the fair market value per share on the date the Stock Option is granted and the maximum term of non-qualified stock options is determined by the administrator of the plan, which is the board of directors.

Incentive stock options, non-qualified stock options and restricted share awards were granted through December 31, 2009. The options are exercisable for a period not to exceed ten years and vesting for the options and restricted shares granted to date range from being 100% fully vested to 25% immediately vested and the remainder vesting over a three year period.

As of December 31, 2009, a total of 460,380 shares have been authorized for grants of options or shares under the Stock Plans, of which 168,048 are available for future grant. As of December 31, 2009 there were 33,956 and 0 restricted shares outstanding under the 2008 and 2003 Plans, respectively. As of December 31, 2009, a total of 55,824 and 33,649 stock options were outstanding under the 2008 Plan and 2003 Plans, respectively.

The following table summarizes the Company’s stock plan activity under all of the Company’s stock based compensation plans from March 12, 2003 (plan inception) through December 31, 2009:

	Shares Available for Grant	Shares Subject to Outstanding Options	Weighted Average Exercise Price
Shares authorized at March 12, 2003	62,500	—	$—
Options granted	(6,250)	6,250	8.48

Balance at December 31, 2003	56,250	6,250	8.48
Options granted	(37,813)	37,813	10.24
Options exercised	—	(24,609)	9.92
Options forfeited	—	—	—

Balance at December 31, 2004	18,437	19,454	10.08
Shares authorized on January 25, 2005	62,500	—	—
Options granted through April 28, 2005	(24,375)	24,375	30.88
Additional authorized shares due to stock dividend on April 28, 2005	62,500	—	—
Options granted as result of stock dividend on April 28, 2005	(34,219)	34,219	30.88
Options granted after April 28, 2005	(25,625)	25,625	30.88
Options exercised	—	(2,063)	8.48
Options forfeited	11,219	(11,219)	22.08

Balance at December 31, 2005	70,437	90,391	22.88
Options granted	(28,750)	28,750	38.40
Options exercised	—	(15,003)	12.00
Options forfeited	6,094	(6,094)	17.44

Balance at December 31, 2006	47,781	98,044	29.44
Shares authorized on January 16, 2007	62,500	—	—
Options granted	(72,471)	72,471	41.60
Options forfeited	3,841	(3,841)	36.80

Balance at December 31, 2007	41,651	166,674	34.24
Adjustment to beginning balance from merger ratio	1,309	4,943	—

Balance at February 12, 2008	42,960	171,617	—
Options authorized under the 2008 plan	287,890	—	—
Reduction to options available to be issued under the 2003 plan	(41,993)	—	—
Options granted	(29,707)	29,707	23.30
Shares issued to directors	(6,563)	—	—
Options exercised	—	(18,131)	10.40
Shares cancelled and forfeited	—	(48,363)	33.96

Balance at December 31, 2008	252,587	134,830	34.23
Options granted	(71,877)	71,877	4.43
Shares issued to directors	(703)	—	—
Shares issued as compensation	(32,012)	—	—
Options exercised	—	(26,563)	4.17
Shares cancelled and forfeited	20,053	(90,671)	35.04

Balance at December 31, 2009	168,048	89,473	$18.40

Effective with the adoption of FASB ASC 718, Compensation-Stock Compensation, as of January 1, 2006, the Company has elected to use the Black-Scholes option pricing model to determine the fair value of options granted. The Company has not paid and does not anticipate paying cash dividends; therefore the expected dividend rate is assumed to be 0%. Stock price volatility is based on an analysis of historical stock price data reported for a peer group of public companies. The expected life is the length of time options are expected to be outstanding before being exercised. The Company estimates expected life using the “simplified method” as allowed under the provision of the Securities and Exchange Commission’s Staff Accounting Bulletin No. 107, Share-Based Payment . The simplified method uses an average of the option vesting period and the option’s original contractual term. The Company uses the implied yield of U. S. Treasury instruments with terms consistent with the expected life of options as the risk-free interest rate. FASB ASC 718 requires companies to estimate a forfeiture rate for options and accordingly reduce the compensation expense reported. The Company used historical data among other factors to estimate the forfeiture rate.

The fair value of stock options granted to employees and non-employee directors was estimated using a Black-Scholes option-pricing model and the following weighted-average assumptions:

	2009	2008
Estimated dividend yield	—	—
Expected stock price volatility	81.88%	77.43%
Expected life of option (in years)	5.32	5.75
Risk-free interest rate	2.02%	3.02%

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of ASC 505, Equity, using a fair-value approach. The equity instruments, consisting of shares of restricted stock, stock options and warrants granted to lenders and consultants, are valued using the Black-Scholes valuation model. Measurement of share-based compensation is subject to periodic adjustments as the underlying equity instruments vest and is recognized as an expense over the term of the related financing or the period over which services are received.

Using the Black-Scholes option pricing model, the weighted average grant-date fair value of options granted during the years ended December 31, 2009 and 2008 were $0.19 and $0.98, respectively. The total intrinsic values of stock options exercised during the years ended December 31, 2009 and 2008 were $123,000 and $290,000, respectively. The amount of cash received from the exercise of stock options was $110,750 and $188,554 during the years ended December 31, 2009 and 2008, respectively. The Company did not realize a tax benefit from stock options exercised during the years ended December 31, 2009 and 2008.

The following summarizes certain information about fully vested stock options and stock options expected to vest as of December 31, 2009:

	Number of options	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding	85,550	8.08	$8.87	$104,270

Exercisable	36,819	6.83	$31.57	$—

The following table summarizes certain information about the Company’s stock options outstanding as of December 31, 2009:

Exercise Price	Number of shares outstanding	Weighted Average Remaining Contractual Life (in years)	Number of Options Exercisable
$ 4.00	37,500	9.17	—
$ 6.88	4,689	9.34	1,171
$ 8.16	3,125	9.34	781
$22.40	9,885	8.69	4,940
$24.80	10,636	5.07	10,636
$35.04	625	8.33	312
$37.28	7,220	5.87	7,138
$41.92	15,793	7.77	11,841

	89,473	8.13	36,819

The Company recognized stock option compensation expense for employees and non-employee directors as follows:

	Year Ended December 31,		Period from June 22, 2002 (inception)
	2009	2008
Research and development	$98,770	$497,570	$1,138,274
General and administrative	227,064	721,469	2,720,266

Total stock-based compensation to employees and non-employee directors	$325,834	$1,219,039	$3,858,540

Stock option compensation expense for non-employees in exchange for services during the years ended December 31, 2009 and 2008 were $26,004 and $0, respectively, and $657,064 for the period from June 22, 2002 (inception) through December 31, 2009.

As of December 31, 2009, there was $112,702 of total unrecognized compensation cost for non-vested share-based stock option compensation arrangements which is expected to be recognized over a weighted average period of 0.36 years.

Restricted Stock Activity

During 2009 the Company issued 31,250 restricted shares to five employees. The Chief Executive Officer/President was awarded 18,750 restricted shares and four employees each were awarded 3,125 restricted shares. The shares will vest 100% on the anniversary of the grant, September 24, 2010. The Company recognized $61,485 and $15,370 stock-based compensation expense in general and administrative and research and development, respectively, for the year ended December 31, 2009. There was no restricted share expense for employees prior to this period.

The Company recognized share-based compensation expense related to issuance of restricted stock to certain members of the board of directors in general and administrative expense of $32,702 and $120,540 for the years ended December 31, 2009 and 2008, respectively, and $169,242 for the period from June 22, 2002 (inception) through December 31, 2009.

The Company recognized share-based compensation related to issuance of restricted stock to nonemployees in exchange for services totaling $41,667 and $322,261 for the years ended December 31, 2009 and 2008, respectively, and $363,928 for the period from June 22, 2002 (inception) through December 31, 2009.

	Outstanding Shares	Weighted Average Grant Date Fair Value
Nonvested restricted stock at December 31, 2007	—	$—
Restricted stock granted	6,561	31.57
Restricted stock vested	(1,641)	31.57

Nonvested restricted stock at December 31, 2008	4,920	31.57
Restricted stock granted	33,650	9.04
Restricted stock vested	(10,246)	11.73
Restricted stock cancelled (forfeited)	(2,758)	17.89

Nonvested restricted stock at December 31, 2009	25,566	$10.53

As of December 31, 2009, there was $290,211, of total unrecognized compensation cost related to nonvested restricted stock arrangements which is expected to be recognized over a weighted average period of 0.78 years.

13. Employee Benefit Plan

During 2005, the Company adopted a defined contribution employee benefit plan that covers all qualifying employees. The plan provides for voluntary employee contributions and a discretionary matching employer contribution equal to amounts that do not exceed the maximum amounts allowed by the Internal Revenue Service. As part of the Company’s cost reduction program, effective April 1, 2009 the Company amended its contribution to the employee benefit plan to remove the Safe Harbor Cash or Deferred Arrangement provisions. The plan provides for voluntary employee contributions and a discretionary matching employer contribution equal to amounts that do not exceed the maximum amounts allowed by the Internal Revenue Service.

Defined contribution plan expense prior to the effective date of the amendment was $6,524 and $53,204 for the years ended December 31, 2009 and 2008, respectively, and $179,359 for the period from June 22, 2002 (inception) through December 31, 2009.

14. Related Party Transactions

The Company incurred expenses of $15,200 during the year ended December 31, 2008 related to aircraft usage from an entity owned by the former Co-Chairman of the Board, Mr. Steve Gorlin. Mr. Gorlin resigned from his position January 2009. There were no related party transactions during the year ended December 31, 2009.

15. Subsidiaries

During 2004, the Company organized several subsidiaries: Signum Pharmaceuticals, OnsetThera, Inc., and MIKKO Pharmaceuticals. Upon formation, the Company acquired 1,000,000 shares of each of the subsidiaries which represented 100% equity ownership. OnsetThera, Inc. and Signum Pharmaceuticals obtained licensing rights for certain patents and technologies during 2004 in exchange for certain payments and the sale to the licensors of a 40% and 25% equity ownership in the respective entities. These transactions reduced the Company’s ownership in OnsetThera, Inc. to 60% and its ownership in Signum Pharmaceuticals to 75%.

During 2005, the Company was issued 1,333,333 additional shares of Signum Pharmaceuticals, Inc. and 1,666,667 additional shares of OnsetThera, Inc. in consideration for expenses incurred and monies spent (or committed to be spent) for the benefit of Signum Pharmaceuticals, Inc. and OnsetThera, Inc. by the Company. The additional shares increased the Company’s investment in Signum Pharmaceuticals, Inc. and OnsetThera, Inc. from 75% and 60% to 87.5% and 80%, respectively.

During 2005, the Board of Directors authorized the creation of a new subsidiary, NYVARA Pharmaceuticals, Inc. Upon formation, the Company acquired 1,000,000 shares of the subsidiary representing 100% equity ownership. NYVARA obtained licensing rights for certain patents and technologies during 2005 in exchange for certain payments and the sale to the licensors of a 15% equity ownership in the entity. This transaction reduced the Company’s ownership in NYVARA Pharmaceuticals, Inc. to 85%.

As a result of the Company’s merger with Point Therapeutics, Inc. February 12, 2008, the Company acquired Point Therapeutics’ wholly owned subsidiary, Point Massachusetts, Inc.

Effective December 18, 2006, the Company filed certificates of dissolution for both Onset Thera, Inc. and NYVARA Pharmaceuticals, Inc. Effective December 16, 2008, the company filed a certificate of dissolution for Mikko Pharmaceuticals, Inc. Effective December 8, 2009, the company filed a certificate of dissolution for Signum Pharmaceuticals, Inc.

16. Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities for federal income tax purposes are as follows at December 31:

	2009	2008
Deferred tax assets (liabilities):
Net operating loss carryforwards	$74,719,342	$74,063,406
Tax credits	3,797,106	4,314,264
Investments and other	1,416,807	1,467,186

Total deferred tax assets	79,933,255	79,844,856
Valuation allowance	(79,933,255)	(79,844,856)

Net deferred tax assets	$—	$—

The Company has provided a valuation allowance against the deferred tax assets recorded as of December 31, 2009 and 2008, due to uncertainties as to their ultimate realization. The increase in the valuation allowance in each period resulted primarily from the additional net operating loss carryforward generated.

As of December 31, 2009 and 2008, respectively, the Company had an estimated $205,448,031 and $201,437,222 of U.S. Federal net operating loss carryforwards that begin to expire in 2015. The Company also has an estimated $82,759,138 and $93,155,436 of state net economic loss carryforwards that have already started to expire. Additionally, the Company has research and development credits of $2,875,039 and $922,112 for federal and state tax purposes, respectively, which begin to expire in 2015.

The Internal Revenue Code provides limitations on utilization of existing net operating losses and tax credit carryforwards against future taxable income based upon changes in share ownership. If these changes have occurred, the ultimate realization of the net operating loss and R&D credit carryforwards could be permanently impaired.

Income tax computed at the statutory federal income tax rate of 34% is reconciled to the provision (benefit) for income taxes for the years ended December 31 as follows:

	2009	2008
Expected federal tax benefit	$(1,137,146)	$(3,933,576)
State income taxes, net of federal benefit	(152,177)	(518,945)
Other permanent differences	160,185	422,833
Tax credits	(81,593)	(498,770)
Expired tax credits	936,527	—
Other	16,725	474,304
Change in valuation allowance	390,900	4,054,154

Income tax benefit	$—	$—

On January 1, 2007, the Company adopted ASC 740-10 (formerly FIN 48). There was a cumulative effect adjustment of $219,338 upon adoption and included in this amount is $24,893 related to penalties and interest. An additional $18,220, $15,616 and $15,448 of penalties and interest on these liabilities was accrued in 2007, 2008 and 2009, respectively. Since the Company has incurred cumulative operating losses since inception, all tax years remain open to examination by major jurisdictions.

The following is a rollforward of gross unrecognized tax positions:

Gross tax liability at December 31, 2008	$194,445
Changes in the current year	—

Gross tax liability at December 31, 2009	$194,445

17. Subsequent Event

On February 26, 2010 and March 5, 2010, the Company entered into two Securities Purchase Agreements with certain accredited investors in connection with the private issuance and sale to such investors of 228,243 units and 6,648 units, respectively. Gross proceeds to the Company from these sale were $1,766,504. Each unit consists of (1) one share of common stock and (2) one-half of a warrant to purchase one share of common stock. The units were issued and sold to investors for $7.52 per unit. The warrants have an exercise price of $7.52 and are exercisable beginning six months after the date of issuance with an expiration date of five years after the initial exercise date.

DARA BIOSCIENCES, INC. AND SUBSIDIARIES

(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

	June 30, 2010	December 31, 2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,483,041	$3,167,302
Prepaid expenses and other assets, current portion	309,725	149,040

Total current assets	2,792,766	3,316,342

Furniture, fixtures and equipment, net	73,427	56,213
Restricted cash	51,400	78,757
Prepaid expenses and other assets, net of current portion	181,998	216,664
Prepaid license fee, net	280,000	340,000
Deferred stock issuance costs	92,930	—
Investments	130,468	130,468

Total assets	$3,602,989	$4,138,444

Liabilities and stockholders’ equity
Accounts payable	$412,098	$374,565
Accrued liabilities	683,954	284,567
Capital lease obligation, current portion	12,339	6,338

Total current liabilities	1,108,391	665,470

Deferred lease obligation	12,009	10,968
Other liability	274,322	268,622
Capital lease obligation, net of current portion	38,252	22,009
Patent obligation	17,895	17,895

Total liabilities	1,450,869	984,964

Stockholders’ equity
Common stock, $0.01 par value, 75,000,000 shares authorized, 3,060,212 shares issued and outstanding at June 30, 2010, 2,789,526 shares issued and outstanding at December 31, 2009	30,602	27,895
Additional paid-in capital	32,831,811	30,588,276
Deficit accumulated during the development stage	(31,017,472)	(27,893,552)

Total stockholders’ equity before noncontrolling interest	1,844,941	2,722,619
Noncontrolling interest	307,179	430,861

Total stockholders’ equity	2,152,120	3,153,480

Total liabilities and stockholders’ equity	$3,602,989	$4,138,444

The accompanying notes are an integral part of these consolidated financial statements.

DARA BIOSCIENCES, INC. AND SUBSIDIARIES

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended June 30,		Six months ended June 30,		Period from June 22, 2002 (inception) through June 30, 2010
	2010	2009	2010	2009
Operating expenses:
Research and development	$1,265,910	$262,901	$1,625,479	$1,153,459	$20,883,763
General and administrative	835,470	575,457	1,624,092	1,536,923	21,079,778

Total operating expenses	2,101,380	838,358	3,249,571	2,690,382	41,963,541

Loss from operations	(2,101,380)	(838,358)	(3,249,571)	(2,690,382)	(41,963,541)

Other income (expense):
Gain on distribution of nonmonetary asset	—	—	—	551,410	4,760,953
Gain on sale of marketable securities	—	96,410	—	177,724	6,780,147
Other (expense) income	—	575	(160)	(2,210)	110,183
Interest income (expense)	144	(14,629)	2,129	(23,856)	753,785

Other income (expense)	144	82,356	1,969	703,068	12,405,068

Loss before undistributed loss in equity method investments	(2,101,236)	(756,002)	(3,247,602)	(1,987,314)	(29,558,473)
Undistributed loss in equity method investments	—	—	—	—	(2,374,422)

Consolidated net loss	(2,101,236)	(756,002)	(3,247,602)	(1,987,314)	(31,932,895)

Net loss attributable to noncontrolling interest	73,382	45,827	123,682	90,633	1,134,770

Net loss attributable to controlling interest	$(2,027,854)	$(710,175)	$(3,123,920)	$(1,896,681)	$(30,798,125)

Basic and diluted net loss per common share	$(0.66)	$(0.37)	$(1.05)	$(1.00)

Shares used in computing basic and diluted net loss per common share	3,094,111	1,911,193	2,978,385	1,896,706

See accompanying notes.

The accompanying notes are an integral part of these consolidated financial statements.

DARA BIOSCIENCES, INC. AND SUBSIDIARIES

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six months ended June 30,		June 22, 2002 (inception) through June 30, 2010

	2010	2009
Operating activities
Consolidated net loss	$(3,247,602)	$(1,987,314)	$(31,932,895)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	72,526	111,741	488,357
Forgiveness of stock subscription receivable	—	—	242,500
Recognition of expense related to nonmonetary asset	—	—	1,035,589
Loss from equity investment	—	—	2,374,422
Accretion of debt discount	—	—	406,359
Share-based compensation	386,697	203,771	4,902,302
Expense of warrants issued with convertible notes	—	—	4,860
Expense of warrants issued to placement agent	—	47,706	230,920
Loss on disposal of capital assets	—	—	19,930
Gain on extinguishment of capital lease obligation	—	—	(12,240)
Loss on disposal of furniture, fixtures and equipment	160	2,785	36,065
Sale of investment as payment for interest expense	—	—	36,712
Distribution of investment for compensation	—	100,000	100,000
Gain on distribution of nonmonetary asset	—	(551,410)	(4,760,953)
Gain on sale of marketable securities	—	(177,724)	(6,780,147)
Deferred lease obligation	1,041	2,997	12,010
Changes in operating assets and liabilities:
Interest receivable	—	(588)
Prepaid license fee and other prepaid expenses	(126,019)	(97,660)	(611,086)
Due from affiliates	—	—	—
Accounts payable	37,533	(258,168)	82,098
Accrued liabilities	355,926	538,609	(75,753)
Other liability	5,700	7,600	36,774

Net cash used in operating activities	(2,514,038)	(2,057,655)	(34,164,176)

Investing activities
Purchases of furniture, fixtures, and equipment	(4,151)	—	(197,210)
Proceeds from sale of furniture, fixtures, and equipment	350	2,210	5,716
Issuance of notes receivable	—	—	(1,400,000)
Proceeds from sale of marketable securities	—	178,124	1,951,211
Payments on notes receivable	—	—	711,045
Cash provided in the merger	—	—	771,671
Purchase of investments in affiliates	—	—	(2,471,400)
Proceeds from sale of investments	—	500,000	4,405,692

Net cash (used in) provided by investing activities	(3,801)	680,334	3,776,725

The accompanying notes are an integral part of these consolidated financial statements.

DARA BIOSCIENCES, INC. AND SUBSIDIARIES

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(Unaudited)

	Six months ended June 30,		Period From June 22, 2002 (inception) through June 30, 2010
	2010	2009
Financing activities
Proceeds from issuance of notes payable	—	500,000	605,000
Principal payments on notes payable	—	—	(255,000)
Repayments of capital lease obligation	(3,855)	(6,092)	(21,475)
Establishment of other financing	103,927	—	122,486
Repayments on other financing	(60,466)	—	(70,522)
Proceeds from exercise of options and warrants	100,000	—	479,355
Proceeds from issuance of common stock and warrants, net of issuance costs	1,666,615	1,298,180	32,062,048
Establishment of restricted cash	27,357	—	(51,400)

Net cash provided by financing activities	1,833,578	1,792,088	32,870,492

Net (decrease) increase in cash and cash equivalents	(684,261)	414,767	2,483,041

Cash and cash equivalents at beginning of period	3,167,302	959,898	—

Cash and cash equivalents at end of period	$2,483,041	$1,374,665	$2,483,041

Supplemental disclosure of non-cash financing activity
Equipment purchased through financing	$—	$—	$91,676
Advances to stockholders for stock issued	—	—	1,040
Payable accrued for stock issuance	—	—	350,000
Note issued for stock issuance	—	—	150,000
Note issued for prepaid license fee	—	—	1,000,000
Note received for stock issuance	—	—	(242,500)
Stock received for consideration of outstanding loans	—	—	(427,280)
Forgiveness of stock subscription receivable	—	—	242,500
Shares issued to employees & non-employee directors	166,130	12,262	412,227
Shares issued to third party for services	37,525	—	401,453
Exchange of investment for cancellation of accrued interest	—	—	36,712
Exchange of investment for cancellation of note payable	—	—	500,000
Conversion of note into equity of subsidiary	—	—	1,441,948

The accompanying notes are an integral part of these consolidated financial statements.

DARA BIOSCIENCES, INC. AND SUBSIDIARIES

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Basis of Presentation

The Company

DARA BioSciences, Inc. (the “Company” or “DARA”), headquartered in Raleigh, North Carolina, was incorporated on June 22, 2002. The Company is a development stage biopharmaceutical company that acquires therapeutic drug candidates for development and subsequent licensing or sale to biotechnology and pharmaceutical companies. The focus is primarily small molecules.

The activities of the Company have primarily consisted of establishing offices, recruiting personnel, acquiring promising therapeutic candidates for development, conducting research and development, performing business and financial planning and raising capital. Accordingly, the Company is considered to be a biopharmaceutical company. The Company has incurred losses since inception through June 30, 2010 of $30,798,125 and expects to continue to incur losses and require additional financial resources to achieve monetization of its product candidates.

The Company’s business is subject to significant risks consistent with specialty pharmaceutical and biotechnology companies that are developing technologies and eventually products for human therapeutic use. These risks include, but are not limited to, uncertainties regarding research and development, access to capital, obtaining and enforcing patents, receiving regulatory approval and competition with other biotechnology and pharmaceutical companies.

On May 12, 2010, the Company effected a reverse stock split of the Company’s common stock. Pursuant to this reverse stock split, each 16 shares of the Company’s common stock issued and outstanding immediately prior to the reverse stock split was converted into one share of the Company’s common stock. The main purpose of the reverse stock split was to enable the Company to regain compliance with the minimum $1.00 per share bid price requirement for continued listing of the Company’s common stock on The NASDAQ Capital Market. All share or per share information included in these unaudited Notes to Consolidated Financial Statements and the audited and unaudited Consolidated Financial Statements have been retroactively restated to effect the reverse stock split.

Unaudited Interim Financial Statements

The accompanying unaudited interim financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and applicable Securities and Exchange Commission (“SEC”) regulations for interim financial information. These financial statements are unaudited and, in the opinion of management, include all adjustments (consisting of normal recurring accruals) necessary to present fairly the consolidated balance sheets, consolidated statements of operations and consolidated statements of cash flows for the periods presented in accordance with GAAP. Operating results for the interim periods presented are not necessarily indicative of the results that may be expected for the year ending December 31, 2010.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to SEC rules and regulations.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of DARA BioSciences, Inc. and its majority-owned subsidiaries: DARA Pharmaceuticals, Inc., (which is wholly owned by the Company), DARA Therapeutics, Inc.

(which holds the Company’s assets related to its KRN5500 program and is owned 75% by the Company) and Point Therapeutics Massachusetts, Inc. The Company has control of all subsidiaries, and as such, they are all consolidated in the presentation of the consolidated financial statements. All significant intercompany transactions have been eliminated in the consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual amounts could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents approximate their fair value.

Investments

The Company accounts for its investment in marketable securities in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 320, Investments – Debt and Equity Securities. See Note 3 for further information. This statement requires certain securities to be classified into three categories:

Held-to-maturity – Debt securities that the entity has the positive intent and ability to hold to maturity are reported at amortized cost.

Trading Securities – Debt and equity securities that are bought and held primarily for the purpose of selling in the near term are reported at fair value, with unrealized gains and losses included in earnings.

Available-for-Sale – Debt and equity securities not classified as either securities held-to-maturity or trading securities are reported at fair value with unrealized gains or losses excluded from earnings and reported as a separate component of shareholders’ equity.

In accordance with FASB ASC 320, the Company reassesses the appropriateness of the classification of its investments as of the end of each reporting period. To date, all marketable securities have been classified as available-for-sale, and are carried at fair value with unrealized gains and losses reported as a component of accumulated other comprehensive income (loss) in stockholders’ equity.

The Company utilizes FASB ASC 820, Fair Value Measurements and Disclosures, to value its financial assets and liabilities. FASB ASC 820’s valuation techniques are based on observable and unobservable inputs. Observable inputs reflect readily obtainable data from independent sources, while unobservable inputs reflect our market assumptions. FASB ASC 820 classifies these inputs into the following hierarchy:

Level 1 Inputs – Quoted prices for identical instruments in active markets.

Level 2 Inputs – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 Inputs – Instruments with primarily unobservable value drivers.

In determining fair value, the Company utilizes techniques to optimize the use of observable inputs, when available, and minimize the use of unobservable inputs to the extent possible. As such, the Company uses valuation models in determining fair value. Based on this valuation technique, the Company utilizes certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and/or risks inherent in the inputs.

The Company’s other investments include investments in privately-held companies. Pursuant to FASB ASC 323, Investments – Equity Method and Joint Ventures, the Company accounts for these investments either at historical cost, or if the Company has significant influence over the investee, the Company accounts for these investments using the equity method of accounting. The Company reviews all investments for indicators of impairment at least annually, or whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable. In making impairment determinations for investments in privately-held companies, the Company considers certain factors, including each company’s cash position, financing needs, earnings, revenue outlook, operational performance, management or ownership changes as well as competition. In making impairment determinations for investments of available-for-sale securities, the Company also reviews the current market price for other-than-temporary declines in values following the guidance required by FASB ASC 320, Investments – Debt and Equity Securities.

Furniture, Fixtures and Equipment

Furniture, fixtures and equipment are recorded at cost and depreciated over the estimated useful lives of the assets (three to five years) using the straight-line method.

Research and Development Costs

The Company expenses research and development costs as incurred. Research and development costs include personnel and personnel related costs, costs associated with clinical trials, including amounts paid to contract research organizations and clinical investigators, manufacturing, process development and clinical product supply costs, research costs and other consulting and professional services, and allocated facility and related expenses.

Share-Based Compensation Valuation and Expense

Share-based compensation is accounted for using the fair value method prescribed by FASB ASC 718, Stock Compensation. For stock and stock-based awards issued to employees, a compensation charge is recorded against earnings based on the fair value of the award on the date of grant. For transactions with non-employees in which services are performed in exchange for the Company’s common stock or other equity instruments, the transactions are recorded on the basis of the fair value of the service received or the fair value of the equity instruments issued, whichever is more readily measurable at the date of issuance. See Note 5 for further information.

Income Taxes

The Company uses the liability method in accounting for income taxes as required by FASB ASC 740, Income Taxes. Under this method, deferred tax assets and liabilities are recognized for operating loss and tax credit carry forwards and for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not those assets will be realized.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and marketable securities. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits.

Net Loss Per Common Share

The Company calculates its basic loss per share in accordance with FASB ASC 260, Earnings Per Share, by dividing the earnings or loss applicable to common stockholders by the weighted-average number of common shares outstanding for the period less the weighted average unvested common shares subject to forfeiture and without consideration for common stock equivalents. Diluted loss per share is computed by dividing the loss applicable to common stockholders by the weighted-average number of common share equivalents outstanding for the period less the weighted average unvested common shares subject to forfeiture and dilutive common stock equivalents for the period determined using the treasury-stock method. For purposes of this calculation, options and warrants to purchase common stock are considered to be common stock equivalents but have been excluded for the three and six month periods ended June 30, 2010 and 2009 calculation of diluted net loss per share as their effect is anti-dilutive. For the period ended June 30, 2010, 145,098 options and 1,027,226 warrants have been excluded, because their inclusion would be anti-dilutive. Also for the period ended June 30, 2009, 166,076 options and 490,984 warrants have been excluded, because their inclusion would be anti-dilutive.

	Three Months ended June 30,
	2010	2009
Net loss attributable to controlling interest	$(2,027,854)	$(710,175)

Basic and diluted net loss per common share attributable to controlling interest:
Weighted-average shares used in computing basic and diluted net loss per common share	3,094,111	1,911,193

Basic and diluted net loss per common share attributable to controlling interest	$(0.66)	$(0.37)

	Six Months ended June 30,
	2010	2009
Net loss attributable to controlling interest	$(3,123,920)	$(1,896,681)

Basic and diluted net loss per common share attributable to controlling interest:
Weighted-average shares used in computing basic and diluted net loss per common share	2,978,385	1,896,706

Basic and diluted net loss per common share attributable to controlling interest	$(1.05)	$(1.00)

Recently Issued Accounting Pronouncements

The ASC includes guidance in ASC 605-25, Revenue Recognition – Multiple-Element Arrangements, related to the allocation of arrangement consideration to multiple elements for purposes of revenue recognition when delivery of separate units of account occurs in different reporting periods. This guidance recently was modified by the final consensus reached on Emerging Issues Task Force (EITF) Issue No. 08-1, Revenue Recognition for a Single Unit of Accounting, which was codified by Accounting Standards Update (ASU) 2009-13. This change increases the likelihood that deliverables within an arrangement will be treated as separate units of accounting, ultimately leading to less revenue deferral for many arrangements. The change also modifies the manner in which transaction consideration is allocated to separately identified deliverables. This guidance is effective prospectively for fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company does not believe ASU 2009-13 will have a material impact on the Company’s financial statements.

At the March 2010 meeting, the FASB ratified EITF, Issue No. 08-9, Milestone Method of Revenue Recognition (EITF 08-9). The Accounting Standards Update resulting from EITF 08-9 amends ASC 605-28, Revenue Recognition Milestone Method. The Task Force concluded that the milestone method is a valid application of the proportional performance model when applied to research or development arrangements. Accordingly, the consensus states that an entity can make an accounting policy election to recognize a payment that is contingent upon the achievement of a substantive milestone in its entirety in the period in which the milestone is achieved. The milestone method is not required and is not the only acceptable method of revenue recognition for milestone payments. This guidance is effective prospectively for fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company does not believe ASC 605-28 will have a material impact on the Company’s financial statements.

3. Investments

MiMedx (NASDAQ: MDXG.OB)

The Company held 400,002 shares of equity securities in MiMedx Group, Inc. (OTBB:MDXG), formerly Spine Medica, Inc. MiMedx became a publicly traded company on February 8, 2008. The Company had carried the investment at cost of $400 and classified it as a long-term investment in fiscal years prior to that date.

The Company was restricted from selling the shares until February 9, 2009 and the Company sold 243,565 shares of MiMedx during the three months ended June 30, 2009 realizing a gain on the sale of marketable securities of $96,410. Between February 9, 2009 and June 30, 2009, the Company sold all of its 400,002 shares of MiMedx realizing a gain on the sale of marketable securities of $177,724. At June 30, 2009, the Company no longer held an investment in MiMedx.

The Company does not have any other assets measured at fair value that would require non-recurring fair value adjustments (for example, where there is evidence of impairment).

SurgiVision, Inc.

SurgiVision, Inc. (SVI) is developing “real-time” devices to be used with Functional MRI Technology. The Company is targeting clinical solutions in areas such as MRI-guided deep brain stimulation and cardiac ablation to treat atrial fibrillation. On December 23, 2009, SVI filed a registration statement on Form S-1 in anticipation of an initial public offering (IPO). The following discussion reflects the effect of a 1-for-4 reverse stock split implemented by SVI on July 13, 2010. The Company’s initial investment of $2,000,000 for 2,273,743 shares was in 2004. In 2006, the Company distributed a dividend of 1,541,578 and 44,672 shares of SVI common stock to all investors and vested stock option holders, respectively.

In January 2009, the Company entered into a stock purchase and loan agreement and related agreements (the “Purchase and Loan Agreement”) with SVI in which the Company received $1,000,000 of total proceeds. The Company sold 125,000 of its 687,493 shares of SVI at $4.00 per share. In addition the Company entered into a loan agreement secured by 125,000 shares of the Company’s SVI stock. The Company recorded a gain of $459,500 on the sale.

Also in January 2009, the board of directors distributed 6,250 SVI shares to each of three independent members of the board valued at $4.00 per share. The Company distributed an additional 6,250 SVI shares valued at $4.00 per share as severance to its former Chief Financial Officer. The Company recorded compensation expense of $100,000 and a gain of $91,910 on distribution of nonmonetary asset.

On December 31, 2009, the Company entered into a Stock Purchase Agreement with SVI pursuant to which the Company sold 134,178 shares of SVI common stock to SVI. The purchase price for the shares was paid through cancellation of outstanding principal of $500,000 and accrued interest of $36,712 on the January 2009 secured promissory note issued by the Company to SVI. As of June 30, 2010, the remaining investment of 403,315 shares was carried at cost of $130,468. In addition, the Company is the holder of a warrant to acquire 101,250 shares of common stock in SVI that has an exercise price of $3.20 per share.

Medeikon Corporation

Medeikon Corporation (Medeikon) is developing technology focusing on the diagnostics of vulnerable plaque using an optical detection system. The Company’s investment represents approximately 25.4% of the outstanding shares of Medeikon at June 30, 2010.

The Company’s share of Medeikon’s loss for the year ended December 31, 2006 exceeded its basis. The loss of a minority interest is limited to the extent of equity capital. Application of the equity method resulted in an equity method loss in Medeikon of $1,050,000 for the period from June 22, 2002 (inception) through June 30, 2010. The carrying value at June 30, 2010 and December 31, 2009 of the investment in Medeikon was $0.

4. Stockholders’ Equity

On May 12, 2010, the Company effected a reverse stock split of the Company’s common stock. Pursuant to this reverse stock split, each 16 shares of the Company’s common stock issued and outstanding immediately prior to the reverse stock split was converted into one share of the Company’s common stock. The financial information within this document has been adjusted accordingly.

On February 26, 2010 and March 5, 2010, the Company entered into two Securities Purchase Agreements with certain accredited investors in connection with the private issuance and sale to such investors of 228,248 units and 6,648 units, respectively. Proceeds to the Company from these sales were $1,759,545, net of issuance costs of $6,959. Each unit consists of (1) one share of common stock and (2) one-half of a warrant to purchase one share of common stock. The units were issued and sold to investors for $7.52 per unit. The warrants have an exercise price of $7.52 and are exercisable beginning six months after the date of issuance with an expiration date of five years after the initial exercise date.

On June 15, 2009, the Company entered into a Securities Purchase Agreement with certain accredited investors in connection with the private issuance and sale to such investors of 214,617 units. Gross proceeds to the Company from this sale were $1,397,000, and net proceeds after placement agent fees were approximately $1,298,000.

5. Share-Based Compensation

Effective with the adoption of FASB ASC 718, Compensation-Stock Compensation, as of January 1, 2006, the Company has elected to use the Black-Scholes option pricing model to determine the fair value of options granted. Share price volatility is based on an analysis of historical stock price data reported for a peer group of public companies. The expected life is the length of time options are expected to be outstanding before being exercised. The Company estimates expected life using the “simplified method” as allowed under the provision of the Securities and Exchange Commission’s Staff Accounting Bulletin No. 110, Share-Based Payment. The simplified method uses an average of the option vesting period and the option’s original contractual term. The Company uses the implied yield of U. S. Treasury instruments with terms consistent with the expected life of options as the risk-free interest rate. FASB ASC 718 requires companies to estimate a forfeiture rate for options and accordingly reduce the compensation expense reported. The Company used historical data among other factors to estimate the forfeiture rate.

The fair value of options granted to employees and non-employee directors was estimated using a Black-Scholes option-pricing model and the following weighted-average assumptions:

	Three months ended June 30,
	2010	2009
Expected dividend yield	—	—
Expected volatility	96%	83%
Weighted-average expected life (in years)	5.8	5.8
Risk free interest rate	2.56%	2.30%
Forfeiture rate	10%	10%

The Company’s consolidated statements of operations for the three and six month periods ended June 30, 2010 and 2009, respectively, include the following share-based compensation expense related to issuances of stock options to employees and non-employee directors as follows:

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Research and development	$17,782	$14,771	$27,714	$67,549
General and administrative	41,820	33,402	155,213	100,872

Total stock-based compensation to employees and non-employee directors	$59,602	$48,173	$182,927	$168,421

The Company issued 31,250 restricted shares to five employees during 2009. The Company’s President and CEO was awarded 18,750 restricted shares and four employees were each awarded 3,125 restricted shares. The shares will vest 100% on the anniversary of the grant, September 24, 2010. The Company recognized $57,093 and $14,273 stock-based compensation expense in general and administrative and research and development, respectively, during the three month period ended June 30, 2010. The Company recognized $113,559 and $28,389 stock-based compensation expense in general and administrative and research and development, respectively, during the six month period ended June 30, 2010. There was no restricted share expense for employees during the three and six month period ended June 30, 2009.

On January 4, 2010, the Company issued 625 shares of restricted stock each to two non-employee members of the board which vest one year from the date of issue, January 4, 2011. On February 9, 2010 the Company issued 208 shares of restricted stock to a non-employee member of the board which vests on January 4, 2011. The Company recognized share-based compensation expense related to the issuance of restricted stock to certain members of the board of directors in general and administrative expense of $12,104 and $24,182 for the three and six month period ended June 30, 2010, respectively. The Company recognized share-based compensation expense related to the issuance of restricted stock to certain members of the board of directors in general and administrative expense of $1,262 and $12,262 for the three and six month period ended June 30, 2009, respectively.

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of ASC 505 Equity, using a fair-value approach. The equity instruments, consisting of shares of restricted stock, stock options and warrants granted to lenders and consultants, are valued using the Black-Scholes valuation model. Measurements of share-based compensation is subject to periodic adjustments as the underlying equity instruments vest and are recognized as an expense over the term of the related financing or the period over which services are received.

On April 30, 2010 the Company issued 3,125 shares and on January 4, 2010 the Company issued 6,250 shares to a third party in exchange for services. During the three and six month period ended June 30, 2010, the Company recognized share-based compensation related to issuance of restricted stock to non-employees in exchange for services of $14,042 and $35,441, respectively. There was no restricted share expense for non-employees during the six month period ended June 30, 2009.

For the three and six month periods ended June 30, 2010, non-employee option expense was $0 for research and development and $1,100 and $2,197 for general and administrative, respectively. For the three and six month periods ended June 30, 2009, non-employee option expense was $6,343 and $19,703 for research and development and $2,093 and $3,386 for general and administrative, respectively.

In January 2010, the Company’s President and CEO exercised 25,000 stock options at $4.00 per share.

Unrecognized share-based compensation expense, including time-based options and, performance-based options expected to be recognized over an estimated weighted-average amortization period of 2.33 years was $310,411 at June 30, 2010 and over an estimated weighted-average amortization period of 1.81 years was $267,347 at June 30, 2009.

A summary of activity under the Company’s stock option plans for the three months ended June 30, 2010 is as follows:

		Options Outstanding
	Shares Available to grant	Shares Subject to Options Outstanding	Weighted Average Exercise Price
Balance at December 31, 2009	168,048	89,473	$18.40
2008 Stock Plan increase	284,347	—	—
Options granted	(68,125)	68,125	7.35
Options exercised	—	(25,000)	4.00
Shares issued as compensation	(7,708)	—	—

Balance at March 31, 2010	376,562	132,598	$15.42

Options granted	(12,500)	12,500	6.25
Shares issued as compensation	(3,125)	—	—

Balance at June 30, 2010	360,937	145,098	$14.64

6. Commitments and Contingencies

From time to time, the Company is exposed to various claims, threats, and legal actions in the ordinary course of business. Management was aware of no such material matters as of the date of these financial statements.

7. Income Taxes

The Company did not record any current tax expense in the three and six month periods ended June 30, 2010 and 2009.

The Company maintains a full valuation allowance against its net deferred tax assets and will continue to do so until an appropriate level of profitability is sustained that would enable the Company to conclude that it is more likely than not that a portion of these net deferred assets would be realized.

The total balance of unrecognized tax liabilities at June 30, 2010 was $274,322 which was recorded in other liability and if recognized, would affect the effective tax rate for computing tax expense for the six and twelve month periods then ended, respectively. The Company accrues estimated interest and penalties related to unrecognized tax liabilities within its interest expense.

8. Employee Benefit Plan

As part of the Company’s cost reduction program, effective April 1, 2009, the Company amended its contribution to the employee benefit plan to remove the Safe Harbor Cash or Deferred Arrangement provisions. The plan provides for voluntary employee contributions and a discretionary matching employer contribution equal to amounts that do not exceed the maximum amounts allowed by the Internal Revenue Service. The defined contribution plan match prior to the effective date of the amendment was $6,524. The Company does not anticipate matching employee contributions for the remainder of the year.

9. Subsequent Events

The Company has evaluated subsequent events through August 13, 2010, which represents the date the Company’s Form 10-Q for the quarter ended June 30, 2010 was filed with the Securities and Exchange Commission.

             Shares of Series A Preferred Stock

(and              Shares of Common Stock underlying the Series A Preferred Stock)

Warrants

(and          Shares of Common Stock underlying the Warrants)

Prospectus

LADENBURG THALMANN & CO. INC.

Part II Information Not Required in the Prospectus

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth expenses (estimated except for the registration fee) in connection with the offering described in the registration statement:

SEC registration fee	$1,373
Accounting fees and expenses*	$150,000
Legal fees and expenses*	$200,000
Printing expenses*	$10,000
Miscellaneous*	$3,627
Total*	$365,000

*	Estimated

Item 14. Indemnification of Directors and Officers

We are incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the Delaware General Corporation Law, as the same exists or may hereafter be amended (“DGCL”), provides, among other things, that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our certificate of incorporation provides that, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, our directors shall not be personally liable to us or our stockholders for monetary damages for any breach of their fiduciary duty as directors. In addition, our certificate of incorporation provides that we shall indemnify each person who was or is a party, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was, or has agreed to become, one of our directors or officers or is or was serving, or has agreed to serve, at our request as a director, officer or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against all expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

All of our directors and officers are covered by insurance policies maintained by us against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

Offering of February / March 2010

On February 26, 2010 and March 5, 2010, we entered into two Securities Purchase Agreements with certain accredited investors in connection with the private issuance and sale to such investors of 228,243 units and 6,648 units, respectively (the “Feb./Mar. 2010 Private Placement”). Our gross proceeds were $1,766,504. Each unit consisted of (1) one share of common stock and (2) one-half of a warrant to purchase one share of common stock. The units were issued and sold to investors for $7.52 per unit. The warrants have an exercise price of $7.52 and are exercisable beginning six months after the date of issuance with an expiration date of five years after the initial exercise date.

We sold the units to certain accredited investors without registration under the Securities Act of 1933, as amended (the “Act”), or state securities laws, in reliance on the exemptions provided by Section 4(2) of the Act and/or Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws. Since the units have not been registered, they may not be offered or sold by investors absent registration or an applicable exemption from registration requirements, such as the exemption afforded by Rule 144 under the Act. Subject to the volume limit, manner of sale and other requirements of Rule 144, investors who are not our affiliates would be able to re-sell the shares of our common stock acquired in the Feb./Mar. 2010 Private Placement following a six month holding period.

Offering of June 2009

On June 15, 2009, we entered into a Securities Purchase Agreement (the “June 2009 Purchase Agreement’) with certain accredited investors in connection with the private issuance and sale to such investors of 214,618 Units (the “June 2009 Private Placement”). Our gross proceeds from this sale were $1,397,000, and net proceeds after placement agent fees were $1,298,180.

Each Unit consisted of (1) one share of common stock and (2) one Warrant to purchase one share of common stock. The Units were issued and sold to investors at a price per Unit equal to the average of the closing sales price on the NASDAQ Capital Market for one share of common stock for the period of twenty (20) trading days ending on the last trading day prior to the date the investor executed the securities purchase agreement and deposited the purchase price. With this pricing mechanism, different investors paid different prices in the June 2009 Private Placement depending on when they signed the June 2009 Purchase Agreement and submitted their funds. Purchase prices ranged from $6.24 to $8.80 per Unit. Each Warrant has an exercise price equal to $7.36, which was the consolidated closing bid price on the trading day prior to the closing date. The Warrants are exercisable beginning 12 months after the date of issuance with an expiration date of 5 years after the date of issuance. In addition to the Warrants issued to investors, the placement agents received a total of 9,491 Warrants.

We sold the Units to certain accredited investors without registration under the Securities Act of 1933, as amended (the “Act”), or state securities laws, in reliance on the exemptions provided by Section 4(2) of the Act and/or Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws. Since the Units have not been registered, they may not be offered or sold by investors absent registration or an applicable exemption from registration requirements, such as the exemption afforded by Rule 144 under the Act. Subject to the volume limit, manner of sale and other requirements of Rule 144, investors who are not our affiliates would be able to re-sell the shares of our common stock acquired in the June 2009 Private Placement following a six month holding period.

Offering of September 2008

On September 8, 2008 we entered into an investor relations and consulting services agreement with Lyons Capital, LLC, an investor relations consultant, pursuant to which we agreed as partial consideration for services to be rendered to us under the agreement to issue to such firm 13,750 shares of our common stock. Such shares were issued on September 30, 2008. These shares were issued upon the exemption from the registration provisions of the Securities Act of 1933 provided for by Section 4(2) thereof for transactions not involving a public offering. Use of this exemption is based on the following facts:

•	Neither we nor any person acting on our behalf solicited any offer to buy or sell securities by any form of general solicitation or advertising.

•	At the time of the purchase, Lyons Capital, LLC was an accredited investor, as defined in Rule 501(a) of the Securities Act.

•	Lyons Capital, LLC has had access to information regarding DARA and is knowledgeable about us and our business affairs.

•

All shares issued to Lyons Capital, LLC were issued with a restrictive legend and may only be disposed of pursuant to an effective registration or exemption from registration in compliance with federal and state securities laws.

Under our agreement with Lyons Capital, it agreed that it would (1) not sell any of these shares during the six months following the effective date of the agreement and (2) sell only up to 6,875 of these shares between the six and twelve month anniversaries of the effective date of the agreement.

Item 16. Exhibits

A list of exhibits filed herewith or incorporated by reference is contained in the Exhibit Index which is incorporated herein by reference.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants, pursuant to the provisions described under Item 15 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification by it is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any acts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that subparagraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) if the registrant is relying on Rule 430B: (A) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and (B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(8) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on September 16, 2010.

DARA BIOSCIENCES, INC.

By:	/s/ Richard A. Franco, Sr., R. Ph.
Richard A. Franco, Sr., R. Ph.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration has been signed below by the following persons on behalf of the registrant and in the capacities indicated on dates indicated.

Signature	Title	Date

/s/ Richard A. Franco, Sr., R. Ph. Richard A. Franco, Sr., R. Ph.	Chairman, President and Chief Executive Officer (Principal Executive Officer)	September 16, 2010

/s/ Ann A. Rosar Ann A. Rosar	Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	September 16, 2010

* Haywood Cochrane	Director	September 16, 2010

* David Drutz	Director	September 16, 2010

* Gail Lieberman	Director	September 16, 2010

*	/s/ Richard A. Franco, Sr., R. Ph. Richard A. Franco, Sr., R. Ph., attorney-in-fact

Exhibit Index

Exhibit No.	Description	Incorporated by Reference to
1	Form of Underwriting Agreement	To be filed by amendment

2.1	Agreement and Plan of Merger, dated October 9, 2007 by and among DARA BioSciences, Inc., Point Therapeutics, Inc. and DP Acquisition Corp.	Incorporated by reference to the Company’s Report on Form 8-K filed on October 10, 2007

2.2	Amendment to Agreement and Plan of Merger, dated December 14, 2007 by and among DARA BioSciences, Inc., Point Therapeutics, Inc. and DP Acquisition Corp.	Incorporated by reference to the Company’s Registration Statement on Form S-4/A filed on December 17, 2007

3.1	Restated Certificate of Incorporation of DARA BioSciences, Inc.	Incorporated by reference to the Company’s Report on Form 8-K filed on February 12, 2008

3.2	Amended and Restated By-Laws of DARA BioSciences, Inc.	Incorporated by reference to the Company’s Report on Form 8-K filed on February 12, 2008

4.1	Specimen stock certificate for common stock	Incorporated by reference to the Company’s Report on Form 8-K filed on February 12, 2008

4.2	Form of Warrant for Point Therapeutics, Inc.	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002

4.3	Form of Investor Warrant for Point Therapeutics, Inc. dated as of September 24, 2003	Incorporated by reference to the Company’s Registration Statement on Form S-1 filed on November 18, 2003

4.4	Form of Paramount Warrant for Point Therapeutics, Inc. dated as of September 24, 2003	Incorporated by reference to the Company’s Registration Statement on Form S-1 filed on November 18, 2003

4.5	Form of Investor Warrant for Point Therapeutics, Inc. dated as of March 24, 2004	Incorporated by reference to the Company’s Report on Form 8-K filed on April 1, 2004

4.8	Form of Investor Securities Purchase Agreement dated as of March 24, 2004	Incorporated by reference to the Company’s Report on Form 8-K filed on April 1, 2004

4.9	Form of Series A Common Stock Purchase Warrant	Incorporated by reference to the Company’s Report on Form 8-K filed on October 21, 2008

4.10	Form of Series B Common Stock Purchase Warrant	Incorporated by reference to the Company’s Report on Form 8-K filed on October 21, 2008

4.11	Form of Common Stock Purchase Warrant	Incorporated by reference to the Company’s Report on Form 8-K filed on June 16, 2009

4.12	Form of Common Stock Purchase Warrant	Incorporated by reference to the Company’s Report on Form 8-K filed on September 14, 2009

4.12	Form of Common Stock Purchase Warrant	Incorporated by reference to the Company’s Report on Form 8-K filed on September 18, 2009

4.13	Form of Common Stock Purchase Warrant	Incorporated by reference to the Company’s Report on Form 8-K filed on October 15, 2009

II-1

Exhibit No.	Description	Incorporated by Reference to
4.14	Form of Common Stock Purchase Warrant	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010

4.15	Form of Series A Common Stock Purchase Warrant	To be filed by amendment

4.16	Form of Series B Common Stock Purchase Warrant	To be filed by amendment

5	Opinion of K&L Gates LLP regarding the legality of the securities being registered	To be filed by amendment

10.1	Amended and Restated License Agreement dated January 12, 1999 by and between Point Therapeutics, Inc. and Tufts University**	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002

10.2	DARA BioSciences, Inc. Amended and Restated 2003 Employee, Director and Consultant Stock Plan*	Incorporated by reference to the Company’s Report on Form 8-K filed on February 12, 2008

10.3	DARA BioSciences, Inc. 2008 Employee, Director and Consultant Stock Plan*	Incorporated by reference to the Company’s Report on Form 8-K filed on February 12, 2008

10.4	Lease Agreement dated November 30, 2007, by and between DARA BioSciences, Inc. and The Prudential Insurance Company of America	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008

10.5	Employment Agreement with John Didsbury, dated November 28, 2005*	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008

10.6	Form of Stock Option Award for 2008 Employee, Director and Consultant Stock Plan (Incentive Stock Options)*	Incorporated by reference to the Company’s Registration Statement on Form S-8 filed on April 8, 2008

10.7	Form of Stock Option Award for 2008 Employee, Director and Consultant Stock Plan (Non-Qualified Options)*	Incorporated by reference to the Company’s Registration Statement on Form S-8 filed on April 8, 2008

10.8	Form of Restricted Stock Award Agreement for 2008 Employee, Director and Consultant Stock Plan*	Incorporated by reference to the Company’s Registration Statement on Form S-8 filed on April 8, 2008

10.9	Form of Restricted Stock Unit Award Agreement for 2008 Employee, Director and Consultant Stock Plan*	Incorporated by reference to the Company’s Registration Statement on Form S-8 filed on April 8, 2008

10.10	License Agreement dated May 3, 2004, by and between The General Hospital Corporation d/b/a Massachusetts General Hospital and DARA Pharmaceuticals, Inc.**	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008

10.11	Exclusive License Agreement effective July 1, 2004, by and between Kirin Brewery Company, Limited and DARA Therapeutics, Inc.**	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008

10.12	Exclusive License Agreement effective December 22, 2006, by and between Nuada, LLC and DARA BioSciences, Inc.**	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008

II-2

Exhibit No.	Description	Incorporated by Reference to
10.13	Exclusive License Agreement dated October 8, 2007, by and between Bayer Pharmaceuticals Corporation and DARA BioSciences, Inc.**	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008

10.14	Securities Purchase Agreement dated October 21, 2008, DARA BioSciences, Inc. and the purchasers identified therein	Incorporated by reference to the Company’s Report on Form 8-K filed on October 21, 2008

10.15	Placement Agent Agreement dated October 21, 2008, by and between DARA BioSciences, Inc. and Gilford Securities Incorporated	Incorporated by reference to the Company’s Report on Form 8-K filed on October 21, 2008

10.16	Stock Purchase and Loan Agreement dated January 30, 2009, by and between DARA BioSciences, Inc. and SurgiVision, Inc.	Incorporated by reference to the Company’s Report on Form 8-K filed on January 30, 2009

10.17	Secured Promissory Note dated January 30, 2009, by and between DARA BioSciences, Inc. and SurgiVision, Inc.	Incorporated by reference to the Company’s Report on Form 8-K filed on January 30, 2009

10.18	Form of Securities Purchase Agreement	Incorporated by reference to the Company’s Report on Form 8-K filed on June 16, 2009

10.19	Form of Securities Purchase Agreement	Incorporated by reference to the Company’s Report on Form 8-K filed on September 14, 2009

10.20	Placement Agent Agreement, dated August 21, 2009, by and between DARA BioSciences, Inc. and Moody Capital Solutions, Inc.	Incorporated by reference to the Company’s Report on Form 8-K filed on September 14, 2009

10.21	Form of Securities Purchase Agreement	Incorporated by reference to the Company’s Report on Form 8-K filed on September 18, 2009

10.22	Material Transfer Agreement, dated March 24, 2008, by and between DARA BioSciences, Inc. and America Stem Cell, Inc.	Incorporated by reference to the Company’s Report on Form 8-K filed on October 13, 2009

10.23	Addendum and First Amendment to Material Transfer Agreement, dated October 9, 2009, by and between DARA BioSciences, Inc. and America Stem Cell, Inc.	Incorporated by reference to the Company’s Report on Form 8-K filed on October 13, 2009

10.24	Form of Securities Purchase Agreement	Incorporated by reference to the Company’s Report on Form 8-K filed on October 15, 2009

10.25	Stock Purchase Agreement, dated December 31, 2009, by and between DARA Pharmaceuticals, Inc. and SurgiVision, Inc.	Incorporated by reference to the Company’s Report on Form 10-K filed on March 10, 2010

10.26	Securities Purchase Agreement, dated February 26, 2010, by and between DARA Pharmaceuticals, Inc. and certain accredited investors	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010

10.27	Agreement between DARA Therapeutics, Inc., a Subsidiary of DARA BioSciences, Inc., and the Division of Cancer Prevention, National Cancer Institute for the Clinical Development of KRN5500 dated April 26, 2010	Incorporated by reference to the Company’s Report on Form 8-K filed on April 30, 2010

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Exhibit No.	Description	Incorporated by Reference to
10.28	First Amendment to License Agreement dated July 7, 2009 by and between The General Hospital Corporation d/b/a Massachusetts General Hospital and DARA Pharmaceuticals, Inc.	Previously filed

21	Subsidiaries of DARA BioSciences, Inc.	Previously filed

23.1	Consent of Ernst & Young LLP	Filed herewith

23.2	Consent of K&L Gates LLP (included in its opinion to be filed as Exhibit 5)	To be filed by amendment

24	Power of Attorney	Previously filed

*	Management Contract or Compensatory Plan or Arrangement.

**	Confidential Treatment requested for certain portions of this Agreement.

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